EXHIBIT 96.1

S-K 1300 Technical Report Summary

Florida Canyon Zinc Project

Amazonas Department, Peru

Prepared for:

Solitario Zinc Corp

4251 Kipling Street Suite 390

Wheat Ridge, CO 80033

Effective Date: February 1, 2021

Report Date: March 15, 2022

Prepared by:

 200 Union Boulevard, Suite 440

Lakewood, CO 80228

Qualified Persons:

Donald E. Hulse, P.E., SME-RM

Sarah Milne, P.E., SME-RM

Additional Authors:

Christopher Emanuel, SME-RM

Company Name	i
Project Name	S-K 1300 Technical Report Summary

Table of Contents

1	Executive Summary	1
1.1	Property Summary and Ownership	1
1.2	Mineral Resource Statement	1
1.2.1	Mineral Resource Classification	2
1.2.2	Audit of Final Mineral Resource Estimate	3
1.2.3	Mineral Resource Tabulation	3
1.3	Geology and Mineralization	4
1.4	Exploration Status	4
1.5	Metallurgy and Mineral Processing	5
1.5.1	Recovery Methods	5
1.6	Mine Design, Optimization and Scheduling	5
1.7	Project Infrastructure	5
1.8	Material Development & Operations	6
1.9	Environment & Permitting	6
1.10	Capital Costs, Operating Costs and Financial Analysis	6
1.11	Conclusions	7
1.12	Recommendations	7
1.12.1	Metallurgy	7
1.12.2	Resource Conversion Drilling	8
1.12.3	Resource Expansion Drilling	8
2	Introduction	10
2.1	Terms of Reference and Purpose of the Report	10
2.2	Source of Data and Information	10
2.3	Details of Inspection	10
2.4	Previous Reports on Project	11
3	Property Description and Location	12
3.1	Location	12
3.2	Mineral Titles, Claims, Rights, Leases and Options	14
3.2.1	Mineral Rights in Peru	14
3.2.2	Mineral Titles	15
3.2.3	Nature and Extent of Issuer’s Interest	18
3.3	Sufficiency of Surface Rights	18
3.4	Environmental Impacts and Permitting	18
3.5	Other Significant Factors and Risks	19
3.6	Royalties, Taxes, and Agreements	19

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3.6.1	Property Agreements	20
4	Accessibility, Climate, Local Resources, Infrastructure and Physiography	22
4.1	Topography, Elevation, and Vegetation	22
4.2	Accessibility and Transportation to the Property	22
4.3	Climate and Length of Operating Season	23
4.4	Infrastructure Availability and Sources	23
4.4.1	Existing Infrastructure	23
4.4.2	Proximity to Population Center	25
4.4.3	Power	25
4.4.4	Water	25
4.4.5	Personnel	26
5	History	27
5.1	Previous Operations	27
5.2	Historical Exploration & Development Results	27
5.3	Recent Work	28
5.4	Historical Mineral Resource Estimates	29
5.5	Historical Production	29
6	Geological Setting, Mineralization and Deposit	30
6.1	Regional Geology	30
6.2	Local Geology	35
6.2.1	Lithography & Stratigraphy	35
6.2.2	Structure	36
6.2.3	Alteration	37
6.2.4	Mineralization	38
6.3	Property Geology	38
6.4	Significant Mineralized Zone	40
6.5	Deposit Types	41
6.5.1	Mineral Deposit	41
7	Exploration	43
7.1	Surveys and Investigations	43
7.1.1	Relevant Exploration Work	43
7.1.2	Significant Results & Interpretation	43
7.2	Drilling Exploration	50
7.2.1	Procedures	52
7.2.2	Interpretation & Relevant Results	53

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8	Sample Preparation, Analysis and Security	54
8.1	Sampling Methods	54
8.1.1	Sampling for Geochemical Analysis	56
8.1.2	Sampling for Density Measurement	56
8.2	Security Measures	59
8.3	Sample Preparation for Analysis	59
8.4	QA/QC Procedures	61
8.4.1	Standards	63
8.4.2	Blanks	64
8.4.3	Duplicates	65
8.5	Opinion on Adequacy	66
9	Data Verification	67
9.1	Procedures	67
9.2	Opinion on Data Adequacy	68
10	Mineral Processing and Metallurgical Testing	69
10.1	Metallurgical Test Work, 2010-2014	69
11	Mineral Resource Estimate	71
11.1	Geologic Model	71
11.2	Exploratory Data Analysis	73
11.3	Domains for Resource Estimation	77
11.4	Capping and Compositing	77
11.5	Geostatistics	79
11.6	Block Model Parameters	80
11.7	Block Grade Estimation Methodology	81
11.8	Resource Classification	81

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	11.9	Cutoff Grade	82
	11.10	Development of Economic Shells for Reporting	83
	11.11	Specific Gravity/Density	85
	11.12	Validation of Resource Estimate	85
	11.13	Audit of Final Mineral Resource Estimate.	86
	11.14	Mineral Resource Tabulation	87
12		Mineral Reserve Estimate	89
13		Mining Methods	90
14		Processing and Recovery Methods	91
15		Project Infrastructure	92
16		Market Studies	93
	16.1	Contracts and Status	93
17		Environmental Studies, Permitting and Social or Community Impact	94
	17.1	Required Permits and Status	94
17.1.1		Required Exploration Permits and Status	94
17.1.2		Required Mining Permits	97
	17.2	Environmental Monitoring Results	97
	17.3	Groundwater	99
	17.4	Environmental Issues	99
	17.5	Mine Closure	100
17.5.1		Post Mining Land Use	100
17.5.2		Portals and Vents	100
17.5.3		Buildings and Infrastructure	100
17.5.4		Roads and Miscellaneous Disturbance	101
17.5.5		Tailings Facility	101
	17.6	Post Closure Plans	102
	17.7	Reclamation and Closure Cost Estimate	102
	17.8	Post-Performance or Reclamations Bonds	102
	17.9	Social and Community	103
18		Capital and Operating Costs	105
19		Economic Analysis	106
20		Adjacent Properties	107
21		Other Relevant Data and Information	108

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21.1	Mining Methods	108
21.1.1	Proposed Mining Methods	108
21.1.2	Optimization Parameters	109
21.1.3	Development Layout	111
21.1.4	Waste	112
21.1.5	Mine Production	113
21.2	Processing and Recovery Methods	113
21.2.1	Processing Projections and Methods	113
21.2.2	Consumables Requirement	113
21.3	Project Infrastructure	115
21.3.1	Infrastructure and Logistics Requirements	115
21.3.2	Project Logistics	120
21.3.3	Tailings Management	121
21.4	Capital and Operating Costs	121
21.4.1	Capital Cost Estimates	121
21.4.2	Operating Cost Estimates	125
21.5	Economic Analysis	126
21.5.1	External Factors	126
21.5.2	Main Assumptions	127
21.5.3	Taxes, Royalties and Other Interests	129
21.5.4	Results	129
22	Interpretation and Conclusions	134
22.1	Results & Comments	134
22.2	Significant Risks & Uncertainties	134
23	Recommendations	135
23.1	General Recommendations	135
23.1.1	Metallurgy	135
23.1.2	Drilling	136
23.1.3	Resource Conversion Drilling	136
23.1.4	Resource Expansion Drilling	137

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24		References	139
25		Reliance on Information Provided by Registrant	140
26		Glossary	141
	26.1	Mineral Resources	141
	26.2	Mineral Reserves	141
	26.3	Glossary	143
	26.4	Definition of Terms	144
27		Appendix A: Drill Hole Collars	147
28		Appendix B: QA/QC 2019 Laboratory Results	161
	28.1	Coarse Blank Results – ALS Laboratory	161
	28.2	Duplicate Results – ALS Laboratory	165
	28.3	Standards Results – ALS Laboratory	177
	28.4	External Check Results – Cert vs ALS Laboratory	189
29		Appexdix C: Sample Cumulative Frequency Plots	192
30		Appendix D: Cap-Composite Cum. Frequency Plots	194
31		Appendix E: Mineral Resource	198

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List of Tables

Table 1‑1 Mineral Resource Summary	3
Table 1‑2 Total Mineral Resource	3
Table 1‑3: Florida Canyon Mine Production Assumptions	6
Table 1‑4 Planned work program for 2021-2022	9
Table 3‑1 List of Minera Bongará Mineral Concessions	16
Table 3‑2 Marginal royalty rates for various operating margins	20
Table 5‑1 Campaign Summary - Florida Canyon	29
Table 7‑1 Summary of Total Surface Samples	46
Table 7‑2 Drilling Summary in Florida Canyon	50
Table 7‑3 Downhole Survey Data Point Spacing	52
Table 8‑1 Total number of Density Samples taken per year	57
Table 8‑2 Analytical Codes and Methods	59
Table 8‑3 Analyzed Elements and Method Detection Limits	61
Table 8‑4 QA/QC Insertion of Samples 2018-2019 Campaign	63
Table 8‑5 QA/QC Standard Bias % Results 2018-2019 Campaign	63
Table 8‑6 QA/QC Blanks Results 2018-2019 Campaign	64
Table 8‑7 QA/QC Duplicates Results 2018-2019 Campaign	65
Table 10‑1 Metallurgical Tests – Selected Results	70
Table 10‑2 Florida Canyon Metal Recoveries by Material Type	70
Table 11‑1 Deposit Stratigraphy	72
Table 11‑2 Description of Zone Codes for Statistics	74
Table 11‑3 Summary Statistics for Zinc by Zone (after Nexa)	75
Table 11‑4 Average Metal Grades by Area	76
Table 11‑5 Outlier Capping Values by Area (after Nexa)	78
Table 11‑6 Selected Variogram Parameters (after Nexa)	80
Table 11‑7 Block Model Parameters	80
Table 11‑8 Deswik Stope Parameters	84
Table 11‑9 Long term metal prices	84
Table 11‑10 Mineral Resource Summary	87
Table 11‑11 Florida Canyon Total Mineral Resources	87
Table 17‑1: Environmental Monitoring During Mining Exploration	98
Table 21‑1: Proposed Stope Dimensions	109
Table 21‑2: Expected Processing Recoveries	109
Table 21‑3: NSR Calculation Parameters for Stope Optimization	109
Table 21‑4: Operating Costs Used for Determining Potential Mining Shapes	110
Table 21‑5: Stope Optimization Parameters for Base Case Analysis	110
Table 21‑6: Mine Plan Resource Average Process Recovery	111
Table 21‑7: Development Design Assumptions	111
Table 21‑15: Florida Canyon Capital Estimate Summary	122
Table 21‑18: Florida Canyon Operating Costs Summary	125
Table 21‑19: Florida Canyon Price Assumptions	127
Table 21‑20: Florida Canyon Net Smelter Return Terms	127
Table 21‑21: Florida Canyon Product Logistics Cost	127
Table 21‑22: Florida Canyon Mine Production Assumptions	128
Table 21‑23: Florida Canyon Mill Production Assumptions	128
Table 21‑24: Florida Canyon Royalty Rates	129
Table 21‑25: Florida Canyon Indicative Operating Costs (Dry Basis)	130
Table 21‑26: Florida Canyon LoM Annual Production and Revenues	132
Table 21‑27: Florida Canyon Cash Costs	133
Table 23‑1 Planned work program for 2021-2022	138
Table 26‑1 Glossary	143
Table 26‑2 Abbreviations	144

Gustavson Associates, LLC	15 March 2022

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Project Name	S-K 1300 Technical Report Summary

List of Figures

Figure 3‑1 Project Location Map	13
Figure 3‑2 Map of Mineral Claims and Mineral Occurrences	17
Figure 3‑3 Access road to the Florida Canyon Project (in construction)	21
Figure 4‑1 Photograph of the Florida Canyon Project Area	22
Figure 4‑2 Drill Support Camp	24
Figure 4‑3 Shipsabamba Project Camp	24
Figure 6‑1 Regional Geologic Map	32
Figure 6‑2 Legend of Regional Geology Map	34
Figure 6‑3 Project Area Stratigraphic Column	35
Figure 6‑4 Florida Canyon Project Geologic Map	39
Figure 6‑5 Cross Section of the Project Geologic Model	40
Figure 6‑6 Mississippi Valley-Type Deposit Schematic Model	42
Figure 7‑1 Florida Canyon Area Prospect and Geochemistry Map	46
Figure 7‑2 Regional Geochemical Results	48
Figure 7‑3 Florida Canyon Area Simplified Geology, Resource and Drillhole Map	49
Figure 7‑4 Drillhole Location Map	51
Figure 8‑1 Diamond Core Sampling Process	55
Figure 8‑2 Density Sample Distribution	58
Figure 8‑3 ALS Lab - Zn Standards Results	64
Figure 8‑4 ALS Lab - Zn Blanks Results	65
Figure 8‑5 ALS Lab - Zn Duplicate Results	66
Figure 9‑1: Photograph of Project Core Lithology Reference Sample Library	67
Figure 11‑1 Schematic of Local Stratigraphy	72
Figure 11‑2 Distribution of Mineralized Bodies	73
Figure 11‑3 Cumulative Frequency Curve for Zinc (Nexa)	74
Figure 11‑4 Histogram of Zinc in Mineral Zones	76
Figure 11‑5 Histogram of Silver in Mineral Zones	77
Figure 11‑6 Histogram of Lead in Mineral Zones	77
Figure 11‑7 Example Zinc Variogram for Manto Zones (after Nexa)	79
Figure 11‑8 Example Zinc Variogram for Feeder Zones (after Nexa)	79
Figure 11‑9 Distribution of Resource Classes (Source Nexa)	82
Figure 11‑10 Oxidation state of the mineral zones (Source Nexa)	83
Figure 11‑11 - Example Deswik Stope Shapes	84
Figure 11‑12 - Review of Estimates vs. Composites for Zinc in KM6-1	85
Figure 11‑13 - Review of Estimates vs. Composites for Silver in KM6-1	86
Figure 17‑1 Florida Canyon Expanded Exploration Footprint	95
Figure 17‑2 Florida Canyon Proposed Exploration	96
Figure 17‑3 Florida Canyon Long Section	96
Figure 21‑1: Plan View of Mining Blocks and Development Layout	112
Figure 21‑2: Florida Canyon Proposed Process Flow Sheet	114
Figure 21‑3: Florida Canyon Existing and New Road Construction	116
Figure 21‑4: Florida Canyon Site General Arrangement	118
Figure 21‑5: Port and Smelter Locations	120
Figure 23‑1 Future drilling and current and future underground exploration locations	137
Figure 23‑2 Northwest-Southeast long section of area shown in Figure 23‑1	138

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

1 Executive Summary

Gustavson Associates, LLC (Gustavson) was commissioned by Solitario Zinc Corporation (Solitario) to prepare an updated Mineral Resource Estimate for the Florida Canyon project in the Amazonas Department of Peru. The report was filed on May 10, 2021. This Amended Technical Report on Resources has been modified to include additional information from the Preliminary Economic Assessment of the Florida Canyon Project dated in August of 2017. The effective date of this report remains February 1, 2021, and the new publication date will be 27 May 2021. Material from the 2017 report has been summarized and added to sections 15 through 22.

The technical report presents the estimate in accordance with U.S. 17 CFR Part 229.1300 (SK-1300). This report was initially prepared by Gustavson and presented to Solitario on 27 May 2021. Additional mineral resources identified since 2017 have changed the proportions of the ore types from the Mineral Resources identified in the PEA, though the Mineral Resource Estimate increased from the 2017 PEA, the mining and mineral processing parameters are not materially affected or adversely impacted by the updated mineral resource estimate. Gustavson has audited the mining and mineral processing information and we judge that it remains current and applicable to the project. Due to the increase in the mineral resource estimate, additional metallurgical testing is recommended prior to advancing the project.

1.1 Property Summary and Ownership

The Florida Canyon Zinc Project is in the Eastern Cordillera of Peru in the upper Amazon River Basin. It is 680 km north-northeast of Lima and 245 km northeast of Chiclayo, Peru, in the District of Shipasbamba, Bongará Province, Amazonas Department (Figure 4 1). The central coordinates of the Project are approximately 825,248 East and, 9,352,626 North (UTM Zone 17S, Datum WGS 84). Elevation ranges from 1,800 meters to approximately 3,200 meters. The climate is classified as high-altitude tropical jungle and the annual rainfall average exceeds 1 m with up to 2 m in the cloud forest at higher elevations.

The mineral resources at Florida Canyon are located on sixteen contiguous mining concessions covering approximately 12,600 ha (Table 4 1, Figure 4 2). The concession titles are in the name of the Peruvian company Minera Bongará S.A. and are subject of the Minera Bongará joint venture agreement between Solitario and Nexa Resources. All concession titles are current.

Nexa, who acts as Operator of the joint venture companies Minera Bongará and Minera Chambará, entered into a surface rights agreement with the local community of Shipasbamba which controls the surface rights of the portion of the Project affected by planned development. This agreement provides for annual payments and funding for mutually agreed upon social development programs in return for the right to perform exploration work including road building and drilling as described in 4.5.1.

1.2 Mineral Resource Statement

An updated Mineral Resources Estimate for Florida Canyon was completed by Nexa Resources based on a data base available in July of 2020. The database included 545 drill holes with a total drilled length of nearly 137 km. The estimate was audited by Donald E. Hulse of Gustavson Associates LLC with the audit completed on February 1, 2021. Work was completed in Datamine Studio RM, Leapfrog Geo, and Snowden Supervisor.

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Florida Canyon is a Mississippi Valley type deposit, dominated by lead and zinc sulfides. The minerals are disseminated within stratigraphically controlled dolomitization within the Chambara Formation of the late Triassic/early Jurassic. The Florida Canyon deposit has the form of a dome at regional scale. This may be due to a regional anticline. This trend was incorporated into the geological model with the interpretation of 84 mineralized structures. (70 mantos and 14 feeders). The bodies are grouped into four areas, labeled as 1021, Karen Milagros, San Jorge, and Sam.

There are subtle local differences between the bodies, although most behave statistically well with coefficients of variation less than two. Capping was performed area by area based on the shape of the cumulative frequency curve. Composites were nominal 2 meters long with some variability due to the thickness of the zone, with 88% of the composites approximately 2 meters. Variography was completed on each zone with sufficient samples to calculate experimental variograms. If there were insufficient samples the models used were from nearby zones with similar grades and shapes and were classified as inferred resource. In general, the mantos are slightly lower grade that the feeders with longer variogram ranges.

The block model was estimated in Datamine software. The block size was 6x6x3m with a minimum sub-cell of 0.5m in each direction. Grades were estimated by Ordinary Kriging. The search distances were roughly ½ of the variogram range for Pass 1, the full variogram range for Pass 2, and a longer search was used for inferred to fill in between drill holes for the zone. A metallurgical recovery was assigned based on the oxidation state.

Density was calculated as a function of grade using an equation developed by SRK during the 2017 study. This relationship was not changed by Nexa during this study, and Gustavson judges that there was not sufficient additional data to change the equation.

1.2.1 Mineral Resource Classification

Mineral resource classification utilized criteria based on drill spacing and variogram ranges. Measured mineral resource required a spacing of 25x25m with at least 3 composites, indicated mineral resource, 50x50m with 3 composites, and inferred resource estimates required a spacing of 100x100m with at least 2 composites.

Using the estimated grade and recovery, economic stope shapes were developed using a “stope optimizer” tool in Deswik software. The limits for the stopes are summarized in Deswik Stope Parameters Table 14 8. The cutoff grade was established in net smelter return (NSR) for each mining method, Sublevel Stoping, Cut and Fill, and Room and Pillar. Only mineral resources within an economic stope shape were reported.

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

1.2.2 Audit of Final Mineral Resource Estimate

Gustavson audited the Nexa model by examining it in 3-dimensions in the Leapfrog software and by comparing the statistics of the samples in each zone with the modeled grades. Gustavson feels that this is a good representation of the volume of the mineralized material.

The grades reported have an implicit cutoff as part of the stope optimizer analysis in addition to the explicit cutoff applied to the composite data. The stope optimizer tends to select only the best grade where it is sufficiently continuous to allow development of a stope. For the Florida Canyon study, the prices used were very near to the market prices in December of 2020 when the study was finalized. Gustavson compared the statistics of samples within the stope shells with the reported mineral resources with a good correlation.

The mineral resource estimate is tabulated in Table 1‑1. Gustavson judges that the reported Mineral Resource Estimate meets the standard for reporting under SK-1300 (2018).

1.2.3 Mineral Resource Tabulation

The Mineral Resource by zone is shown in Table 1‑1 and the total Mineral Resource is shown in Table 1‑2.

Table 1‑1 Mineral Resource Summary

Zone	Classification	Sum of Tonnes	Zn %	Ag g/t	Pb %	Fe %
Karen Milagros	Measured	328,254	9.07	9.77	1.34	1.53
	Indicated	913,273	7.65	10.41	1.36	1.35
	Measured + Indicated	1,241,527	8.03	10.24	1.35	1.39
	Inferred	7,072,315	8.82	10.55	1.20	1.57
San Jorge	Measured	478,691	12.85	19.29	1.42	3.07
	Indicated	721,429	13.61	20.52	1.25	3.35
	Measured + Indicated	1,200,120	13.31	20.03	1.32	3.24
	Inferred	3,895,089	13.09	11.34	0.68	2.41
1021	Inferred	3,291,937	6.71	13.58	1.77	2.65
Sam	Inferred	599,392	12.78	6.99	2.96	0.93

Table 1‑2 Total Mineral Resource

Classification	Sum of Tonnes	Zn %	Ag g/t	Pb %	Fe %
Measured	806,945	11.32	15.42	1.39	2.44
Indicated	1,634,702	10.28	14.87	1.31	2.23
Measured + Indicated	2,441,647	10.62	15.05	1.33	2.30
Inferred	14,858,733	9.63	11.28	1.26	2.00

Mineral Resources are not Mineral Reserves and have not been demonstrated to have economic viability. There is no certainty that the Mineral Resource will be converted to Mineral Reserves. The quantity and grade or quality is an estimate and is rounded to reflect the fact that it is an approximation. Quantities may not sum due to rounding.

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

1.3 Geology and Mineralization

The Project is located within an extensive belt of Mesozoic carbonate rocks belonging to the Upper Triassic to Lower Jurassic Pucará Group and equivalents. This belt extends through the central and eastern extent of the Peruvian Andes for nearly 1000 km and is the host for many polymetallic and base metal vein and replacement deposits in the Peruvian Mineral Belt.

The Pucará Group is divided into 3 formations: Chambará (base), Aramachay (middle), and Condorsinga (top). The rocks of the Late Triassic-Early Jurassic Pucará Group that host the mineralized bodies were deposited along the coastal basin. The Chambará formation has an approximate thickness between 650 m and 750 m in the project area, and consists of crinoidal packstone, wackestones and rudstones. The bulk of known zinc mineralization is hosted in Chambará 2. The stratigraphy between the distinctive Coquina (CM) and Intact Bivalve (IBM) paleontological marker horizons in Chambará 2 define a sequence of permeable higher energy facies within the Chambará 2 that control much of the especially strong dolomitization within the sequence.

The structure at Florida Canyon is dominated by a N50º-60ºW trending domal anticline (or doubly plunging anticline). This domal anticline is cut on the west by the Sam Fault and to the east by the Tesoro-Florida Fault.

Because most of the work has concentrated further west on the San Jorge, Karen Milagros and Sam Fault areas there is little information on the Tesoro-Florida Fault. At both the Karen-Milagros and San Jorge areas, feeder structures have an important control on the mineralized mantos but also represent a significant portion of the resource as steeply dipping structural fillings and replacement. Pre-mineral karsting also played a role in controlling mineralization along with simple structural filling and passive replacement adjacent to conduits.

The zinc-lead-silver mineralization of the Florida Canyon deposit occurs as sulfides hosted in dolomitized zones of the Chambará 2 Formation. Dolomite paragenesis and later sulfide mineralization are controlled by a combination of porosity, permeability, and structural preparation. Metals occur in sphalerite and lesser galena, which contains silver. Minor mineralization is hosted in limestones, but the bulk of sphalerite and galena is hosted in dolomite.

1.4 Exploration Status

The Florida Canyon Project has identified and delineated mineral resources in the San Jorge, Sam, 1021, and Karen-Milagros areas. An extensive regional reconnaissance exploration program was also conducted over a large area throughout the Mesozoic carbonate belt to the north and south of the Property. Geochemical samples were collected of stream sediments, soils and rocks. During development of the San Jorge adit, Nexa completed geologic mapping and chip sampling of the underground workings.

The drill database includes 545 drillholes, with a total of 136,758.1 m drilled at the Florida Canyon Project (Table 10 1). All holes were diamond drilled, with 447 holes drilled from surface and 98 holes drilled from the San Jorge adit (underground). Drilling procedures meet industry best practice.

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Exploration strategy for MVT deposits at the Florida Canyon project has been strongly influenced by the interpreted favorability of specific units of the stratigraphy of the region. Numerous occurrences of alteration and mineralization occur throughout the Pucara Group, but economic deposits have only been thus far located within the Triassic Chambará formation

1.5 Metallurgy and Mineral Processing

Limited test work undertaken on the sulfide samples from 2010 to 2014 indicated that a conventional polymetallic process flowsheet using standard chemical reagents will produce a marketable-grade zinc concentration (>50% Zn) with a projected recovery of 93% for sulfide only ore.

Historical test work completed was on oxide and mixed samples. The authors believe that the previous test work will need to be increased for the current mineral resource, however, based on the existing work, zinc recoveries are expected to be about 80% for partially oxidized material up to 93% for pure sulfide.

Therefore, a new metallurgical program has been proposed and is recommended for the sulfide samples acquired during the most recent drilling program to advance the project to the PFS level. No economic assessment of the project should be undertaken until this test work is completed.

1.5.1 Recovery Methods

The following material is summarized from the 2017 PEA prepared by SRK.

The Florida Canyon polymetallic zinc-lead-silver deposit can be processed using a conventional flotation plant consisting of three-stage crushing, grinding using ball mill, and differential flotation to produce two final products: a zinc concentrate, and a lead concentrate. Further metallurgical testing is proposed in this study to refine the parameters.

1.6 Mine Design, Optimization and Scheduling

The following material is summarized from the 2017 PEA prepared by SRK.

Depending upon the geometry of the mineralized zones, longhole stoping was selected for steeply dipping zones and mechanized drift-and-fill extraction methods in shallowly dipping mantos. Conventional room and pillar mining on a checkerboard pattern may be applicable to specific zones of the Florida Canyon project and should be considered in future trade-off studies at the prefeasibility level. Cemented paste backfill is planned for mined areas to increase mining recovery and to stabilize mined-out areas.

1.7 Project Infrastructure

The following material is summarized from the 2017 PEA prepared by SRK.

The Florida Canyon deposit is in steep terrain in a remote part of northern Peru with moderate to high rainfall. These geographic and climatic conditions pose challenges to both access and infrastructure development. A small hydroelectric plant is under construction near the site, offering a lower cost alternative to on-site power generation. Water supply for operations appears to be straight forward, with abundant surface water available for mineral processing and camp support. At this time tailings storage has been evaluated as a dry stack facility to maintain geotechnical stability and reduce the area requiring reclamation. Trade-off studies are warranted to optimize moisture content, binding characteristics, and placement and compaction methods during tailings placement.

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

1.8 Material Development & Operations

Exploration will continue at Florida Canyon to further expand and upgrade the mineral resources. Relationships with the Shipsabamba community will continue. Small upgrades to infrastructure will proceed pending a decision to move the exploration status to preproduction.

1.9 Environment & Permitting

The Ministry of Environment (MINAM) is the environmental authority in Peru. Its administrative department oversees compliance of environmental regulations for mineral exploration activities. Depending on the level of environmental impacts of a proposed exploration program the proponent will be required to prepare an environmental study to support an operating plan according to the following criteria.

A fully detailed Environmental Impact Study (Estudio de Impacto Ambiental Detallado or EIAD) must be presented for mine construction. The Florida Canyon Project currently works under an approved EIAsd which has been modified four times. A fifth modification of the EIAsd is in preparation which will permit more than 100 additional drill sites and provide for expanded underground exploration previously permitted in earlier modifications. The fifth modification is planned for submission in 2021.

Thirteen authorizations, permits, and licenses will be required for future mining include. Based on the relationship with both the government and the community, there is no reason to expect that these cannot be acquired.

1.10 Capital Costs, Operating Costs and Financial Analysis

The following material is summarized from the 2017 PEA prepared by SRK. The financial results presented here are based on annual inputs from the production schedule prepared by SRK in 2017. All financial data is second quarter 2017 and currency is in U.S. dollars (US$), unless otherwise stated. Florida Canyon does not hold contracts for the provision of its products. Terms and conditions, payables and penalties are based on generic agreements and common practice.

It is currently planned that the project will produce two products, a lead concentrate and a zinc concentrate. It is expected that the concentrates will be sold to Nexa’s Cajamarquilla smelter near Lima.

The pre-production period was estimated to be two years. Mine production is based on an average assumed LoM mine material movement of 2,358 t-ore/d (365 days/yr basis). Table 1‑3 presents the LoM mine assumptions.

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Table 1‑3: Florida Canyon Mine Production Assumptions

Description	Value	Units
Mine Production
Underground Ore	11,187	kt
Total Material	11,187	kt
Avg. Daily Capacity	2,358	t per day
Stripping Ratio	N/A	w:o
RoM Grade
Silver	11.3	g/t
Lead	0.90%	%
Zinc	8.34%	%
Contained Metal
Silver	4,068	koz
Lead	222,347	klb
Zinc	2,057,796	klb

Source: SRK, 2017

The evaluation of the Florida Canyon Project as of 2017 economics, indicates that the Project has a potential present value of approximately US$198 million, with an Internal Rate of Return (IRR) of 25%, based on an 8% discount rate. The operation will have two years of negative free cash flow, as it has to be constructed in this period. Even with some of the capital spent in the first year of operation, it is projected that this year will have a positive free cash flow. This economic analysis indicates that the investment payback should occur 2.6 years from the start of the commercial production.

1.11 Conclusions

Florida canyon has long been recognized as a significant Mississippi Valley Type mineral resource for zinc. The work performed to complete this study demonstrates that Florida Canyon has sufficient zinc resources, with about 2.4 million tonnes of measured and indicated mineral resource and nearly 15 million tonnes of inferred, to warrant further work. These tonnages are representative of material that is both of sufficient grade, and sufficient continuity to form potential stope shapes, even though mineral resources are not mineral reserves.

A thorough understanding of the resource and the mineralogy will be needed. At least some of the mineralized material is in the form of carbonates or silicates which will require distinct treatment to recover the metal and produce a viable concentrate.

The project is in a remote area with challenging topography which will require upgrading of the local infrastructure for a commercial operation. Successful development and operation will require a strong commitment to the community to maintain the social license.

1.12 Recommendations

Gustavson has reviewed the technical studies completed by Nexa and its predecessor, Votorantim. Some of these studies have been sufficiently detailed to form the basis for feasibility investigations to support a production decision. To attain this level of project design detail, new studies will need to be completed based on current market conditions and mineral resource estimates to provide the foundation for future development. The following recommendations focus on the near-term recommendations for project development.

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1.12.1 Metallurgy

The focus of this report is to update, restate and refine the resource estimation. The newly restated resources define a larger inventory of ore with a different mineralogy than the mineral resource previously used in the PEA. The increased proportion of sulfide ore with less impurities of oxidized zinc and lead minerals provides a significant opportunity, in comparison to the PEA, for lower processing costs, higher recoveries and increased concentrate grades. These more favorable operating parameters should have a significant favorable impact on project economics, particularly combined with the larger global resources base. However, the currently available metallurgical studies are inadequate to support an optimization study of processing options.

Therefore, a redesigned program of metallurgy is recommended, starting with more representative sampling of the ore deposit with variability testing in mind. Future studies by a reputable metallurgical firm should prioritize work on the most abundant and most profitable ore type, sulfide ore. Upon completion of a new metallurgical study and combined with the newly increased resource base, a new economic assessment may be warranted.

1.12.2 Resource Conversion Drilling

Recent drilling was very successful in defining new resources within the previously defined footprint of the deposit. Further additions by discovery of new bodies within the existing resource are probable but the primary emphasis of drilling in the core of the deposit should shift to resource conversion core drilling since the ratio of Measured/Indicated to Inferred resource is low. Mine planning suitable for mineral reserves definition should be supported by a higher proportion of measured and indicated mineral resources.

Underground drilling is recommended because the surface topography is challenging for the development of drill stations and the surface drilling season is short. The relative closeness of individual ore shoots also supports underground drilling, the access for which can be developed even with the steep terrain. It is likely that subsurface drilling will identify new zones that are not feasible to be tested from surface drill sites.

Permits will provide for underground drilling in both the northern and southern parts of the deposit.

1.12.3 Resource Expansion Drilling

Permitting is in progress to test several exploration targets that have been identified on the Minera Bongará Property. There are also surface drill sites that are currently permitted that can be used to test known targets.

A proposed work program is detailed in Table 1‑4.

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Table 1‑4 Planned work program for 2021-2022

Florida Canyon Prefeasibility Technical Work
Task	Description	Quantity	Unit Cost US$	Est. Budget
Metallurgy
	Sampling	20		$10,000
	Test Work	20		$250,000
Underground
	North Adit Development	1000 m	$2,000	$2,000,000
	South Adit Development	250 m	$2,000	$500,000
Drilling
	Underground Resource	15,000 m	$250	$3,750,000
	Surface Resource	10,000 m	$300	$3,000,000
Support Cost	Camp, Oversight	-		$1,500,000
Total				$11,010,000

**	Assumes Road Access Complete. (Does not include project fixed costs)

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2 Introduction

2.1 Terms of Reference and Purpose of the Report

Gustavson Associates, LLC (Gustavson) was commissioned by Solitario Zinc Corporation, (Solitario) to prepare an updated Technical Report on Mineral Resources for the Florida Canyon Zinc project.

This report was prepared to comply with public reporting obligations for the US Securities Exchange Commission, in 17CFR Part 229.1300 (SK-1300). The mineral resource estimate and interpretations and conclusions reported here are based on technical data available prior to the effective date of this report, February 1, 2021.

2.2 Source of Data and Information

The information, opinions, conclusions, and estimates presented in this report are based on the following:

•	Information and technical data provided by Solitario.
•	Review and assessment of previous investigations.
•	Assumptions, conditions, and qualifications as set forth in the report; and
•	Review and assessment of data, reports, and conclusions from other consulting organizations and previous property owners.

These sources of information are presented throughout this report and in Item 27 – References. The qualified persons are unaware of any material technical data other than that presented by Solitario.

Previous reports were reviewed by Gustavson to determine if the information were suitable to be used in this report and edited where necessary. Except for section 14 there were no material changes.

2.3 Details of Inspection

Due to COVID-19 travel protocols, no site visit to Florida Canyon was possible. It is currently not possible to safely review the underground workings, and no drilling or other surface activities were taking place during the preparation of the report.

The geological logging and data capture procedures were reviewed. Information was recorded on a laptop or tablet using the software DH Logger which was configured to capture data in a controlled manner on rock type, texture, structure, fossil occurrence and mineral content. The sampling methodology was consistent with industry best practice. The laboratory analyses were introduced directly into the Nexa company database by the designated database manager and a data export designed to extract all the drill hole data files relevant to the Florida Canyon project in a secure, and consistent manner.

A review of the sample handling protocols applied by Nexa at Florida Canyon in the collection and transport of samples to the laboratory and the QAQC methodology shows that the standard procedures are thorough and within industry standard practices.

2.4 Previous Reports on Project

This report amends the NI 43-101 Technical Report on Resources Florida Canyon Zinc Project, prepared by Gustavson Associates, LLC Inc. Dated April 5, 2021, Effective Date February 1, 2021. For some chapters, text and figures have been summarized from the 2017 Preliminary Economic Assessment Florida Canyon Zinc Project, Amazonas Department, Peru with Effective Date: July 13, 2017 and Report Date: August 3, 2017. This 2021 Technical Report update does not have a negative impact on or otherwise adversely affect the mineral resource inventory that formed the basis of the 2017 PEA. Some results and conclusions of the 2017 PEA are still considered current and therefore have been carried over for this Report.

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3 Property Description and Location

3.1 Location

The Florida Canyon Zinc Project is in the Eastern Cordillera of Peru in the upper Amazon River Basin. It is 680 km north-northeast of Lima and 245 km northeast of Chiclayo, Peru, in the District of Shipasbamba, Bongará Province, Amazonas Department (Figure 3‑1). The Project area can be reached from the coastal city of Chiclayo by the paved Carretera Marginal highway. The central point coordinates of the Project are approximately 825,248 East and, 9,352,626 North (UTM Zone 17S, Datum WGS 84). Elevation ranges from 1,800 meters to approximately 3,200 meters. The climate is classified as high-altitude tropical jungle and the annual rainfall average exceeds 1 m with up to 2 m in the cloud forest at higher elevations.

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SOLITARIO ZINC CORP.
Florida Canyon Zinc Deposit
Peru, Location Map
Legend
Florida Canyon Resource Footprint
City / Town
Commercial Airport
Paved Project Access Roads
Primary Road
Deepwater Port
Proposed Powerline
Kilometers
ECUADOR
PERU
Pacific Ocean
Amazonas
TUMBES
PIURA
LAMBAYEQUE
CAJAMARCA
LA LIBERTAD
SAN MARTIN
LORETO
UCAYALI
ANCASH
HUANUCO
PASCO
LIMA
JUNIN
PAITA
PIURA
OLMOS
JAEN
BAGUA GRANDE
Florida Canyon Zinc Deposit
PEDRO RUIZ
CHACHAPOYAS
CHICLAYO
PIMENTEL
CAJAMARCA
TRUJILLO
SALAVERRY
CALLAO
LIMA
CAJAMARQUILLA
Project Boundary
District of Yambrasbamba Bongara Province
District of Cajaruro Utcubamba Province
District of Florida Bongara Province
Florida Canyon Zinc Deposit
El Roso Camp
District of Shipasbamba Bongara Province
Shipasbamba
Pedro Ruiz

Figure 3‑1Project Location Map

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3.2 Mineral Titles, Claims, Rights, Leases and Options

3.2.1 Mineral Rights in Peru

Mining in Peru is governed by the General Mining Law, which specifies that all mineral assets belong to the Peruvian State. Mining concessions are granted to individuals or other entities of national or foreign origin and authorize the title holder to perform all minerals-related activities from exploration to exploitation. Once titled, concessions are irrevocable for so long as the fees are paid to the federal government and legal obligations are performed on time. A claim can be granted only in multiples of a cuadrícula, which is a 100-ha plot, up to a maximum size of 1,000 ha. Boundaries of newly granted claims are oriented north-south or east-west. No monumentation of the claim boundary in the field is necessary.

Concessions are real assets and are subject to laws of private property. Foreign entities have the same rights as Peruvians to hold claims except for a zone within 50 km of international borders. Title holders have a right of access and development of minerals, but an access agreement is required with private property surface rights owners and formalized “Communities”. To ratify an agreement with a Community, a majority of all community members must vote in favor of the agreement as written. A recently issued law (as modified) also requires formal consultation with federally recognized indigenous communities in certain areas.

To maintain mining concessions in good standing the owner must:

•	Pay annual license fees (“derechos de vigencia”), currently USD$3/ha. Fees are reduced for qualified “small miners” who pay USD$1/ha. The small miner is an individual or company owning no more than 2000 ha of mineral rights in Peru. Failure to pay the applicable license fees for any two consecutive years results in the cancellation of mining concessions.
•	Starting in year 11 after originally acquiring the concession, the owner must either meet minimum production levels or minimum expenditure commitments. If the concession owner does not meet expenditure or production commitments, then the owner must also pay an annual penalty as follows.

•	Minimum annual production (MAP) must have a value of one UIT (Unidad Impositiva Tributaria), equal to 4,400 Peruvian soles (approximately US$1200 in 2021) per hectare of the property. If the MAP is not achieved, then a penalty must be paid on a sliding scale escalating from 2% to 10% annually of the MAP. If the property is not in production by year 30 then the mineral rights are forfeited.
•	Minimum annual expenditure is defined as a value of ten times the value of the penalty as defined above.
•	Failure to pay applicable penalties for two consecutive years results in the cancellation of mining concessions.

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3.2.2 Mineral Titles

The mineral resources at Florida Canyon are located on sixteen contiguous mining concessions covering approximately 12,600 ha (Table 3‑1, Figure 3‑2). The concession titles are in the name of the Peruvian company Minera Bongará S.A. and are subject of the Minera Bongará joint venture agreement between Solitario and Nexa Resources. All concession titles are current.

The Minera Bongará concessions are surrounded by a second group of forty-eight contiguous mining concessions, covering approximately 36,080 ha (Table 3‑1, Figure 3‑2). These concession titles are held in the name of Minera Chambará, a Peruvian company that is party to a separate joint venture agreement between Nexa and Solitario. Of the forty-eight concessions, nine titles are pending.

According to Peruvian law, concessions may be held indefinitely, subject to timely payment of annual fees to the government. At the time of issuance of this study, annual concession payments to the Peru Ministry of Mines were current for the Minera Bongará and Minera Chambará claims. Fees payable in 2021 for the Minera Bongará property will total approximately US $613,000 (Table 3‑1).

Nexa, who acts as Operator of the joint venture companies Minera Bongará and Minera Chambará, entered into a surface rights agreement with the local community of Shipasbamba which controls the surface rights of the portion of the Project affected by planned development. This agreement provides for annual payments and funding for mutually agreed upon social development programs in return for the right to perform exploration work including road building and drilling as described in 3.6.1.

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Table 3‑1 List of Minera Bongará Mineral Concessions

Concession Name	Number	Status	Hectares	Claim Date	2021 Holding Fees (US$)	District
BONGARA CINCUENTICINCO	10233396	Titled	1,000	8/7/1996	26,561.64	FLORIDA/SHIPASBAMBA
BONGARA CINCUENTICUATRO	10233296	Titled	600	8/7/1996	15,936.99	FLORIDA/SHIPASBAMBA
BONGARA VEINTISIETE	10783595	Titled	300	6/26/1995	7,968.49	SHIPASBAMBA
DEL PIERO UNO	10338505	Titled	1,000	11/2/2005	26,561.64	FLORIDA/SHIPASBAMBA
DEL PIERO DOS	10338405	Titled	600	11/2/2005	13,280.82	FLORIDA/SHIPASBAMBA
DEL PIERO TRES	10338605	Titled	700	11/2/2005	15,936.99	FLORIDA/SHIPASBAMBA
DEL PIERO CUATRO	10000206	Titled	500	1/3/2006	26,561.64	FLORIDA/SHIPASBAMBA
DEL PIERO CINCO	10000306	Titled	1,000	1/3/2006	18,593.15	SHIPASBAMBA
DEL PIERO SEIS	10204507	Titled	1,000	3/23/2007	26,561.64	CAJARURO/FLORIDA
VM 42	10190507	Titled	1,000	3/21/2007	26,561.64	CAJARURO/FLORIDA/ SHIPASBAMBA
VM 74	10193707	Titled	1,000	3/21/2007	26,561.64	SHIPASBAMBA
VM 75	10193807	Titled	1,000	3/21/2007	26,561.64	SHIPASBAMBA
VM 94	10045708	Titled	900	1/28/2008	2,700.00	FLORIDA/SHIPASBAMBA
VM 95	10045808	Titled	500	1/28/2008	13,280.82	FLORIDA
VM 97	10046008	Titled	1,000	1/28/2008	26,561.64	FLORIDA/SHIPASBAMBA
VM 98	10046108	Titled	500	1/28/2008	13,280.82	FLORIDA/SHIPASBAMBA
Total					$613,408.00

Source: Solitario, 2021

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SOLITARIO
ZINC CORP.
Florida Canyon Zinc Deposit
Legend
Outcropping Zinc Mineralization
Florida Canyon Resource Footprint
Florida Canyon Project Claims
Minera Bongara
Minera Chambara
3rd Party Claims
CM Highway
Kilometers
San Jose
Naranjitos
Comboca NW
Comboca SE
Florida Canyon Zinc Deposit
Tesoro
Pizarro
Juan
Shilac
Tingo

Figure 3‑2 Map of Mineral Claims and Mineral Occurrences

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3.2.3 Nature and Extent of Issuer’s Interest

Minera Bongará

Minera Bongará S.A. is a Peruvian company formed in 2006 in accordance with the terms of a joint venture agreement between Votorantim Metais-Cajamarquilla S.A. (now Nexa Resources) and Solitario. Nexa is the operating partner of Minera Bongará and is responsible for keeping the property in good standing. Current shareholding ownership of Minera Bongará is 39% Solitario, 61% Nexa. Nexa will earn a 70% interest in Minera Bongará by continuing to solely fund all project expenditures through the completion of a positive feasibility study. Nexa is required to offer a loan facility at market rates for Solitario’s portion of construction capital to build a mine. Solitario will repay the loan through 50% of its project cash flow.

3.3 Sufficiency of Surface Rights

The Project concession package provides legal basis for entry, exploration and mining. However, agreements are required with local surface rights owners prior to surface disturbing activities. Through the exploration period conducted to date, Nexa has signed periodic surface rights agreements with the community of Shipasbamba which controls virtually all land for which Minera Bongará controls mineral rights. Small inliers of private surface rights exist for which agreements with individual landowners are required from time to time. Minera Bongará has sufficient right for surface for the foreseen footprint of the operation.

3.4 Environmental Impacts and Permitting

The Ministry of Environment (MINAM) is the environmental authority in Peru. Its administrative department oversees compliance of environmental regulations for mineral exploration activities. Depending on the level of environmental impacts of a proposed exploration program the proponent will be required to prepare an environmental study to support an operating plan according to the following criteria.

An Environmental Technical Report (Ficha Técnica Ambiental or FTA) is a study prepared for approval of exploration activities with non-significant environmental impacts and the applicant is seeking permission to construct less than 20 drill platforms. The environmental authority has 10 working days to approve or make observations to the FTA.

An Environmental Impact Declaration (Declaración de Impacto Ambiental or DIA) must be presented for Category I level exploration activities which have a maximum of 40 drill platforms or disturbance of surface areas of up to 10 ha. The environmental authority has 45 working days to make observations.

A semi-detailed Environmental Impact Study (Estudio de Impacto Ambiental Semi-Detallado or EIAsd) is required for Category II exploration programs which have between 40–700 drill platforms or a surface disturbance of more than 10 ha. The environmental authority has 96 working days to make observations. The total process including preparation of the study by a registered environmental consulting company can take 6–12 months not including potential baseline studies.

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A fully detailed Environmental Impact Study (Estudio de Impacto Ambiental Detallado or EIAD) must be presented for mine construction. The preparation and authorization of such a study can take as long as two years after preparation of the mine plan has been finalized.

Specific authorizations, permits and licenses required for future mining include, at a minimum:

•	EIA (as modified during the mine life);
•	Mine Closure Plan and Final Mine Closure Plan within two years of end of operation;
•	Certificate of Nonexistence of Archaeological Remains;
•	Water Use License (groundwater and/or surface water);
•	Water construction authorization;
•	Sewage authorization;
•	Drinking water treatment facility license;
•	Explosives use license and explosives storage licenses;
•	Controlled chemicals certificate;
•	Beneficiation concession;
•	Mining authorization;
•	Closure bonding; and
•	Environmental Management Plan approval.

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The Florida Canyon Project currently works under an approved EIAd which has been modified four times. A fifth modification of the EIAd is in preparation which will permit over 100 additional drill sites and provide for expanded underground exploration previously permitted in earlier modifications. The fifth modification is planned for submission in 2021.

3.5 Other Significant Factors and Risks

There are no known significant factors or risks affecting access, title or right or ability to perform work on the property that are not discussed herein. Common risks of service rights, negotiations and permitting are not expected to be significant.

The project is in a remote area with challenging topography which will require upgrading of the local infrastructure for a commercial operation. Successful development and operation will require a strong commitment to the community to maintain the social license.

3.6 Royalties, Taxes, and Agreements

Peru imposes a net smelter return royalty (NSR) on all precious and base metal production at a rate determined by the Operating Margin of a mining property. Table 3‑2 shows the marginal royalty rate for various operating margins reported by the operator. The minimum rate is 1%.

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Table 3‑2 Marginal royalty rates for various operating margins

Royalty
N°	Operating Margin		Marginal Rate
1	0%	10%	1.00%
2	10%	15%	1.75%
3	15%	20%	2.50%
4	20%	25%	3.25%
5	25%	30%	4.00%
6	30%	35%	4.75%
7	35%	40%	5.50%
8	40%	45%	6.25%
9	45%	50%	7.00%
10	50%	55%	7.75%
11	55%	60%	8.50%
12	60%	65%	9.25%
13	65%	70%	10.00%
14	70%	75%	10.75%
15	75%	80%	11.50%
16	>80%		12.00%

Corporate income tax in Peru is charged at a flat rate of 29.5%. However, mining companies must also pay an additional “Special Mining Tax” (SMT) varying from 2 to 8.4% of net operating profit. The tax rate for the SMT is determined by the reported operating profit corresponding to one of 17 published tax brackets.

A Value added Tax of 18% is applied to the purchase prices of goods and services. However, certain geographical economic zones are excluded from the levy of this tax.

Since 2014, mining title holders are required to pay a contribution to the agencies in charge of regulatory oversight of mining activities: OEFA (environment); and OSINERGMIN (health and safety). The amount of the contribution is payable monthly and is calculated based on monthly sales at rates of 0.10% to OEFA and OSINERGMIN.

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3.6.1 Property Agreements

The local community of Shipasbamba is the owner of the surface rights of the Minera Bongará Property. Nexa, the operator of the joint venture company Minera Bongará, entered into a three-year surface rights agreement in 2018 with the community of Shipasbamba. The agreement is in effect until the end of 2021. This agreement provides for annual payments to the community and funding for mutually agreed upon social development programs in return for Minera Bongará’s right to perform exploration work including road building, underground exploration, and drilling. Under this agreement Nexa has obligations in 2021 as follows.

•	Pay to the community US $80,000
•	Improve and maintain the existing forty-two-kilometer road from the town of Shipasbamba to the project area and local communities (See Figure 3‑3)
•	Assist the community by surveying community boundaries
•	Provide the services of a veterinarian and a professional agronomist to assist community members with community projects.

Figure 3‑3 Access road to the Florida Canyon Project (in construction)

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4 Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1 Topography, Elevation, and Vegetation

The Project area elevation ranges between 1,800 and 3,200 m, with areas of steep topography consisting of prominent escarpments and deep valleys. Dense jungle or forest vegetation covers most of the area, as shown in Figure 4‑1.

Figure 4‑1 Photograph of the Florida Canyon Project Area

Source: Solitario, 2021

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4.2 Accessibility and Transportation to the Property

Road access to the Bongará province of Amazonas is provided primarily by the Carretera Marginal paved highway connecting the port city of Chiclayo to Pedro Ruiz Gallo, the largest town immediately adjacent to the project property. The road distance from Chiclayo to Pedro Ruiz is approximately 300 km and takes, on average, 6 hours by car. Pedro Ruiz is a regional commerce center with hotels, restaurants, communication, and a population estimated to be 10,000. The immediate Project area is not populated but there are several small villages nearby including the district capital of the Shipasbamba. Important smaller towns near the project are Florida and Nueva Cumba. A graded gravel road is maintained from Pedro Ruiz to Shipasbamba. Nexa is constructing a road that extends from Shipasbamba to local villages and the Project as discussed in 3.6.1 and shown on Figure 3‑3.

4.3 Climate and Length of Operating Season

The climate at the Project is high-altitude tropical jungle. The annual temperature at elevations between 1,000 m and 2,000 m averages around 25°C. Most precipitation occurs during the rainy season, generally from November to April. The annual rainfall average exceeds 1 m with up to 2 m in cloud forest at higher elevations. Although exploration can continue year-round, surface exploration is more difficult during the rainy season when visibility hampers helicopter supported programs and muddy conditions hinder ground travel and field work.

4.4 Infrastructure Availability and Sources

4.4.1 Existing Infrastructure

The Project area has little existing infrastructure with only the access road (under construction), several primitive drill camps (Figure 4‑2) and a number of drill pads. Drill camps provide support for drilling and technical crews, providing temporary housing, food preparation, mess halls, field offices and staging facilities during active drilling.

Surface drilling has been accomplished using helicopter support from Shipasbamba which lies 10 km to the southeast of the resource area. The Project core shed, heliport, sample preparation and sample storage facility are Shipasbamba (Figure 4‑3). Office space and storage is also maintained in Pedro Ruiz.

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Figure 4‑2 Drill Support Camp

Source: Solitario, 2020

Figure 4‑3 Shipsabamba Project Camp

Source: Solitario, 2020

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4.4.2 Proximity to Population Center

No commercial services are currently available at the project site. The small communities of Florida and Nueva Cumba are 1 to 2 km south of the Roso drill camp on the foot trail from Tingo on the Utcubamba River to the Project. The Project Road under construction will connect Shipasbamba with the Roso camp and the villages of Florida and Nueva Cumba.

Shipasbamba is the nearest town to the Project with current road access. A graded gravel Provincial road provides access from Pedro Ruiz on the Carretera Marginal. Scheduled minibuses travel this route and public transportation is also provided by taxis and mototaxis.

Pedro Ruiz is the nearest town with commercial services including retail, hotels, restaurants and maintenance services. The nearest largest cities to Pedro Ruiz with regular air service are Chiclayo, a coastal port city, Jaen, a small city approximately three hours by road and Bagua Grande, two hours from Pedro Ruiz on the Carretera Marginal road.

The small population near the Project is supported by subsistence farming. Saleable crops include coffee, rocoto pepper, yucca, fruit and vegetables. Cedar trees are also harvested and used in local construction.

4.4.3 Power

There is currently no line power near the site. The 2017 Florida Canyon PEA assumed completion of a proposed hydropower generation and transmission development project located in close proximity to the mine (Figure 3‑3). This planned project has now progressed to the detailed engineering phase by Energoret, a Private company with access to a mixture of government and private funding for hydroelectric projects. This Tingo hydroelectric complex near Florida Canyon is planned to be comprised of three separate hydroelectric plants along the Utcubamba River which will generate 400 MW. Power will be distributed to the national power grid by high voltage distribution lines. The closest point to the grid is seven kilometers south of El Roso camp on the Utcubamba River where a substation is planned for power distribution to the Project (Figure 3‑3). Nexa has entered into a Letter of Intent agreement with Energoret committing to use between 5 and 10 MW of available power. Current projections of power needs for a 2500 to 3000 tpd project at Florida Canyon is 7 to 8 MW.

The business arrangement between Energoret and Minera Bongará will be structured so that power rates would include repayment of capital to construct the powerline and substation.

4.4.4 Water

The operation will require water for use for processing, mining, dust suppression and potable consumption. The processing facility will utilize a combination of recycled water generated by dewatering of tailings and stormwater captured on site for the majority of the processing needs. It is anticipated that ground water will be encountered in the mine and captured in sumps for mine water needs. Excess water will be released after residence in settling ponds. The very low pyrite content of the ore and waste and its high buffering capacity strongly suggests that water treatment of mine and other contact water will not be required.

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Any additional water that will be required could be supplied by water well(s) developed on site.

Tesoro Creek, a small local drainage, has been used for domestic water supply by nearby residents. Treated water from this creek may be used for domestic requirements. It will be piped by gravity from the creek to a small treatment plant and a water storage tank.

Permits will be required from the Autoridad Nacional del Agua for industrial use, domestic use and treatment.

4.4.5 Personnel

Many local workers have been employed at the project since its inception and have been trained in specialized tasks relating to minerals exploration. The majority reside in the local villages and in Pedro Ruiz. In addition, untrained labor is readily available from local communities where few formal employment opportunities currently exist. However, Peru is a mature mining country with a mobile workforce and abundant trained labor in specialized mining and industrial fields.

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5 History

5.1 Previous Operations

Prior to the discovery of mineral occurrences by Solitario in 1994, no mineral prospecting had been done on the Property and no concessions had been historically recorded. In 1995 and later, Solitario staked many of the current mineral concessions in the Project area.

In 1996, Cominco Ltd. (Cominco) formed a joint venture partnership (JV) with Solitario. This agreement was subsequently terminated in 2000 and Solitario retained ownership of the property.

In 2006, Solitario formed two JV’s with Nexa as described in Section 3.2.3, for the exploration and possible development of the properties.

5.2 Historical Exploration & Development Results

In 1993 through 1995, Solitario executed a program of pitting and drilling at the previously known Mina Grande and Mina Chica oxide zinc prospects located 18 km northeast of the Project area. Solitario subsequently identified the Crystal prospect nearby and other oxidized zinc occurrences in the general area of the Yambrasbamba community. The geological studies and exploration work at these zinc deposits provided insights into the local stratigraphy and style of mineralization in the area. Comparisons with zinc occurrences elsewhere in Peru lead to the decision to undertake a regional exploration program to identify new occurrences of zinc in potentially more favorable stratigraphy.

The Florida Canyon zinc deposit was located through follow-up of an anomaly generated during a regional geochemical program in 1994.

Following formation of a JV with Solitario, Cominco Ltd., in conjunction with Solitario’s workers, completed various programs of field work at Florida Canyon in 1997 to 2000 including geologic mapping, geophysical surveys, surface soil and rock sampling, and diamond drilling. The scope of these programs is summarized below.

•	Geologic mapping at 1:1,000 scale covered 352 ha in the Project area. Mapping was conducted within Florida Canyon and its tributaries aided by hand-cut trails and clearing of vegetation-covered outcrops. This early mapping has been more recently validated in subsequent programs.
•	Mineralized outcrops identified in the Project area were cleaned of soil cover and sampled by chip channels for a total of total of 347 channel samples collected. This sampling consisted of individual samples of lengths of up to 2.0 m at non-regular spacing.
•	Stream sediment sampling of drainages was completed with consistent 500 m spacing along the gulches.
•	Soil samples were collected along topographic contour lines spaced vertically 50 m apart but with irregular lateral spacing. Part of this soil sampling followed the crests of hills, especially in the western part of Florida Canyon, mainly to identify mineralized linear structures. A total of 600 samples were collected.
•	An Induced Polarization (IP) geophysical survey in 3 lines covered 5.2 linear km. Two lines were located along the drainages A and B of the northern part of Florida Canyon with dipole-dipole spacing at 150 m, and a third line with dipole-dipole spacing a = 100 m along the southern sector of the Sam Fault target. Cominco also surveyed 6.5 km of radial lines from holes FC-41 and FC-47, drilled in 1999.
•	Diamond drilling between 1997 and 2000 totaled 82 holes and 24,781 m.

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Solitario continued field work at a reduced scale until forming the Minera Bongará and Minera Chambará JV’s in 2006 with a subsidiary of the private Brazilian mining company Votorantim Metais (now Nexa). Since that time Nexa increased the total number of exploration drill holes on the property to 545 comprising about 136,000 meters of core and completed about 700 meters of tunneling at the San Jorge deposit including 212 underground drill holes. Additionally, Nexa performed preliminary metallurgical work and various other engineering studies through 2017.

5.3 Recent Work

Since the issuance of the 2017 Florida Canyon PEA, drilling was conducted in 2018 and 2019 at the Florida Canyon Deposit, almost entirely within the known footprint of mineralization. This program consisted of 34 surface core holes totaling about 17,000 meters (Table 5‑1). The primary objective of this drilling was to increase sulfide-dominant zinc resources. Additionally, the global resource model was reexamined and refined as data was gathered from new drilling. These programs were designed to accomplish the following objectives.

a)

Verify the hypothesized steeply dipping replacement deposit, the 1021 (ten twenty-one) Zone in the northern part of Florida Canyon. This objective was successful and delineated the mineralized structure for a strike length of approximately 800 meters based on a 1st pass spacing of drill intercepts. This new zone added Inferred Resources to the project resource model.

b)	Extend the San Jorge Zone in the southern part of Florida Canyon along strike to the south. This zone was successfully enlarged, and additions increased Inferred Resources to the project resource.
c)

Test continuity of the known steeply dipping Sam replacement zone. New drilling at the Sam Zone limited the extent of mineralization where tested and resulted in a modest decrease in Inferred Resources.

d)	Test the inferred presence of a new Manto (zone SJ-1412) extending to the east of the San Jorge Zone which successfully added Inferred Resources.
e)	Expand several other minor Manto zones which with modest increases in resources.
f)

The program successfully increased sulfide resources as all the 2018-2019 drill intercepts were sulfide dominant. Drill targets for sulfides are, by nature, deeper due to the depth of oxidation induced by surface weathering. However, the desirability of sulfide ores is much higher due to more favorable metallurgical characteristics of the ore.

g)

The change in Inferred resources as a result of all drilling and net of adjustments to the resource model was an addition of 6,015,733 tons of Inferred Resources in comparison to the previously reported 43-101 Compliant Report.

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Table 5‑1 Campaign Summary - Florida Canyon

Year	Drill Holes	Company	Meters	Type	Contractor
1997	34	Cominco	8,409.70	DDH	Boart Longyear
1998	8	Cominco	2,108.35	DDH	MDH Bradley
1999	9	Cominco	3,977.90	DDH	MDH Bradley
2000	31	Cominco	10,297.00	DDH	MDH Bradley
2006	26	Votorantim Metais	4,353.50	DDH	MDH Bradley
2007	33	Votorantim Metais	11,189.30	DDH	MDH Bradley
2008	54	Votorantim Metais	16,468.85	DDH	MDH Bradley
2009	13	Votorantim Metais	3,611.30	DDH	MDH Bradley
2010	42	Votorantim Metais	12,242.40	DDH	MDH Bradley
2011	44	Votorantim Metais	11,116.15	DDH	MDH Bradley
2012	110	Votorantim Metais	23,558.55	DDH	MDH Bradley
2013	102	Votorantim Metais	12,389.05	DDH	MDH Bradley
2018	5	Nexa Resources	2,202.90	DDH	Bretsa
2019	34	Nexa Resources	14,833.20	DDH	Bretsa
Total	545		136,758.15

5.4 Historical Mineral Resource Estimates

Two previous mineral resource estimates were completed for the property in 2014 and 2017 jointly by Votorantim and Solitario.

In 2014, SRK reported Measured and Indicated at 2.78 Mt of 12.77% Zn, 1.78% Pb, and 18.2g/t Ag and, Inferred at 9.07Mt of 10.87% Zn, 1.21% Pb and 12.2g/t Ag.

In 2017, SRK reported Measured and Indicated at 3.256 Mt of 12.2% Zn, 1.53% Pb, and 18.51g/t Ag, and Inferred at 8.843Mt of 10.15% Zn, 1.05% Pb and 13.21g/t Ag in an NI 43-101 compliant PEA. This study included stope optimization, development designs, ventilation layouts, life of mine scheduling, and economic analysis. The study concluded that underground operations would last for approximately 15 years with a positive net present value. Details of this work is shown in Section 21.

5.5 Historical Production

There has not been any commercial mining in the Project area. The only underground excavation has been 700 m of underground drifting by Nexa to provide drill platforms at the San Jorge area.

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6 Geological Setting, Mineralization and Deposit

Information presented herein is derived from material provided by Nexa and Solitario, including Cominco reports, supported by independent reports including a thesis by Isaac Robles Vega of the National University of Huancavelica, M&R Consultores, and by the Regional Government of Amazonas, prepared by Walter Castro Medina. The character of the mineralization in core was confirmed by Simon Mortimer, Principle QP Geologist at Atticus Consulting in Lima/Santiago, during a site visit in 2020.

The Project is located within an extensive belt of Mesozoic carbonate rocks belonging to the Upper Triassic to Lower Jurassic Pucará Group and equivalents. This belt extends through the central and eastern extent of the Peruvian Andes for nearly 1000 km and is the host for many polymetallic and base metal vein and replacement deposits in the Peruvian Mineral Belt. Among these is the San Vicente Mississippi Valley Type (MVT) zinc-lead deposit that has many similarities to the Florida Canyon deposit and other MVT occurrences in the Project area. A regional geologic map is shown in Table 5‑1.

6.1 Regional Geology

The Peruvian Andes are Northwest-Southeast trending. Reports by Megard (1979); Dalmayrac et al. (1988) and Benavides- Cáceres (1999) establish the regional geological studies related to the geological evolution of the Peruvian Andes. These include the basic tools that complement field data and geological context related to the occurrence of MVT mineralization.

The Marañón Complex of the Neoproterozoic Era forms the regional geological basement with a NW-SE orientation and consists of metasedimentary rocks (slate, quartzite, phyllite), schist, mica schist and gneiss. It outcrops in the Southwest sector of the quadrangle of Bagua and underlies the Mitu Group of the Permo-Triassic Period in an angular unconformity.

The Mitu Group is a typical molasse deposit (sandstones, shales, and conglomerates) of continental origin. It occurs in medium to thick layers and are differentiated by their reddish to pink colors. In the project area, it intercepts deep with drill holes V-46, V-36 and V37A. The most accessible outcrops are observed downstream of the Corontachaca bridge on the Utcubamba River (close to Pedro Ruiz). Along 10 km, there are red sandstone layers ranging from 0.30 m to 1 m in thickness. These layers are resistant to erosion and solidified the canyon morphology of the Utcubamba Valley. Overlying the Mitu Group outcrops the Upper Triassic to Lower Jurassic Pucará Group, which hosts the MVT mineralization of the Florida Canyon Project area.

The Pucará Group is divided into 3 formations: Chambará (base), Aramachay (middle), and Condorsinga (top). The rocks of the Late Triassic-Early Jurassic Pucará Group that host the mineralized bodies were deposited along the coast basin. Sedimentation was dominated by carbonate rocks along a coastal sabkha plain. Evaporites, primarily anhydrite, associated with the coastal sabkha plain, along with coarse marine anoxic silt-carbonated mudstone, provided most of the components needed to host the Florida Canyon zinc-lead ore bodies.

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1.

The Chambará Formation corresponds to a marine sedimentation developed in subtropical to tropical seas where terrigenous contribution was restricted. Due to its lithological and textural characteristics, the Chambará Formation represents lithofacies from the middle of the carbonated platform. In parts with shallow water features, such as coquina bioclastic limestone, the dolomitized levels are what host most of the MVT mineralization of Florida Canyon. In the Florida Canyon Project area, the Chambará Formation is composed of high energy carbonates of barrier environments with local reef development that are represented by floatstone, wackestone, packstone and rudstone textures. Dimond drilling confirms the presence of district continuity of biostratigraphic markers.

2.

The Aramachay formation is made up of a sequence of bituminous limestone with alternating silt and clay in thin layers, corresponding to basin levels, where rhythmic sedimentation predominates which resulted in flat, tabular and regular bedding in layers of 10-20 cm. These layers are dark gray to black in color and present an abundance of organic material with the presence of fossils.

3.

The Corontachaca Formation is made up of calcareous conglomerates and calcareous sedimentary breccias. The presence of the rock in this formation is limited in the project area. However, it outcrops on the high peaks of the Santa Catalina area near Shipasbamba and on the Corontachaca Bridge on the Utcubamba River. It is related to the uplift and intense erosion of the limestones of the Pucara Group that give rise to the accumulation of slope deposits which were cemented by their own calcium carbonate solutions.

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N
FLORIDA CANYON
PROJECT
LITHOLOGY
Ks-ce Fm. Celendin
Ki-chu Fm. Chúlec
Js-s Fm. Sarayaquillo
TsJi-pu Group Pucará
PsTi-mi Group Mitu
CO-cm Marañón Complex
Nexa Resources S.A.
Florida Canyon Project
Amazon Department, Peru
Regional Geology

Figure 6‑1 Regional Geologic Map

Source: Solitario, 2020 (translated)

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LEGEND

Eras	Period	Epoch	Age
CENOZOIC	QUATERNARY	Pleistocene	
	NEOGENE	Miocene	
	PALEOGENE	Oligocene	
		Eocene	
		Paleocene	
MESOZOIC	CRETACEOUS	UPPER/LATE	Maastrichtian
			Campanian
		LOWER/EARLY	Albian
			Aptian
	JURASSIC		
	TRIASSIC		
PALEOZOIC	PERMIAN		
	ORDOVICIAN		
	CAMBRIAN		

LITHOLOGICAL UNIT		DESCRIPTION
Alluvial deposits	Qp-al	Gravels, sands and clays that occupy river valleys, plains, alluvial fans and terraces
Fm. Sambimera – Upper Member	PN-s/s	Undifferentiated sequence of fine to coarse grained sandstones, reddish-brown shales, and siltstones. Levels of gray limestone and some beige tuffs.
Fm. Sambimera – Lower Member	P-s/l	Marls, shales and siltsones interspersed with red sandstones, plus whitish layers of sandstones and siltstones. At the base are some layers of tuff.
Formations under Triunfo/Rentema	KsP-ft/re	Sandstone interspersed with shales, marls and red siltstone, as well as microconglomerates. Conglomerates and conglomerate sandstones.
Celendín Formation	Ks-ce	Gray to green sales and siltsones, sometimes variegated, with intercalations of thin gray limestone
Cajamarca Formation	Ki-c	Undifferentiated sequence made up of beige limestones, brownish gray limestones, as well as gray sales, greenish gray siltstones and loamy limestones.
Pulluicana/Quilquiñán Formations	Ki-p/q	Undifferentiated sequence of gray limestones, marly limestone in layers of 1 to 2 m
Chúlec Formation	Ki-chu	Gray limestones interspersed with gray sales.
Goyllarisquizga Group	Ki-g	Medium grained, whitish quartz sandstone with cross stratification.
Sarayaquillo Formation	Js-s	Fine to médium, reddish brown sandstones with cross stratification and layers of shales and red siltstones.
Pucará Group	TsJi-pu	Banks of gray and black limestone varying from centimeters to meters with chert and calcareous nodules. They are interspersed with black and gray sales, sometimes laminated. They contain ammonite and bivalve fossils.
Mitu Group	PsTi-mi	Arcosic sandstones of coarse to médium grain sandstones. Breccias and polymictic conglomerates With clasts of volcanic rocks, gneises, quartz schists and sandstones. Together they are red and sometimes purplish.
Marañón Complex	CO-cm	Greenish-gray schists and micaschists. Less frequent gneises and quartzites. Associated with Quartz veins and andesitic dikes.

IGNEOUS ROCKS

J-gd	Granodiorite

Figure 6‑2 Legend of Regional Geology Map

Source: Solitario, 2020 (translated)

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6.2 Local Geology

6.2.1 Lithography & Stratigraphy

A schematic stratigraphic column developed by Cominco and refined by Nexa shows the major geologic rock units in the Project area (Figure 6‑3). The basement rocks are the Pre-Cambrian Marañón Complex consisting of gneisses, mica-schists, phyllites and quartzites. These are overlain by an angular unconformity with the overlying Permo -Triassic Mitu Group composed of a sequence of redbeds consisting of polymictic conglomerates interspersed with beds of fine-grained sandstones.

Figure 6‑3 Project Area Stratigraphic Column

Source: Nexa, 2013b, translated by Solitario

Overlying the Mitu Group is the Pucará Group of Triassic - lower Jurassic age, which hosts the zinc-lead-silver mineralization of the Florida Canyon Project. The Pucará Group is divided into the Chambará Formation at the base, the Aramachay Formation in the middle and the Condorsinga Formation on top.

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The Chambará formation has an approximate thickness between 650 m and 750 m in the project area, and consists of crinoidal packstone, wackstones and rudstones. It is divided into three members in the Florida Canyon vicinity; from bottom to top, they are Chambará 1, Chambará 2 and Chambará 3. The bulk of known zinc mineralization is hosted in Chambará 2. The stratigraphy between the distinctive Coquina (CM) and Intact Bivalve (IBM) paleontological marker horizons in Chambará 2 define a sequence of permeable higher energy facies within the Chambará 2 that control much of the especially strong dolomitization within the sequence.

The Aramachay formation lies conformably on the Chambará with a variable thickness between 150 m and 250 m, consisting of a monotonous sequence of black and limonitic shales and bitumen with thin interbedded nodular limestones. The Condorsinga Formation concordantly lies above, with restricted outcrop distribution due to erosion. It consists of calcareous gray mudstones with thicknesses varying between 150 m and 300 m.

The Corontochaca Formation of Upper Jurassic age lies unconformably on the Pucará Group. It outcrops in erosional remnants and is locally more than 300 m thick consisting of a package of monotonous oligomictic and polymictic fluvial calcareous sediments and colluvial limestone breccias with local fragments of Paleozoic or Precambrian fragments.

The Goyllarisquizga Formation occurs in angular unconformity over the Corontochaca and Pucará Group and is present mainly in the eastern and western sections of the Project area. It consists of poorly sorted yellowish to white sandstone deposited in coastal marine to fluvial-deltaic environments. It also contains some thin, lenticular intercalations of siltstones and mudstones whitish to reddish. The thickness ranges from 300 to 400 m.

6.2.2 Structure

The following discussion of structural geology in the Project area is adapted in part from an internal report by Cominco (2000).

The structure at Florida Canyon is dominated by a N50º-60ºW trending domal anticline (or doubly plunging anticline) as defined from the base of Chambará 2 formation. This domal anticline is cut on the west by the Sam Fault and to the east by the Tesoro-Florida Fault. The Sam Fault, which has been defined by drilling, has a north-south to northeast trend and a steep 80 to 85º westerly dip. The Sam Fault has an apparent scissor dip-slip displacement of >120 m in the north and <50 m in the south. To the south its trace is uncertain and complicated by northwest and possibly east-west structures. This appears to have been a long-lived structure, with its last strike-slip displacement being dextral. A facies change in the Chambará 2 from high energy to the east of the fault to low energy to the west many be due to original depositional features during growth fault formation that has important exploration implications.

At Florida Canyon there are also well-defined northwest and northeast fracture systems, which appear to have important controls on the location of mineralization. Mineralized structures occur in conjugate fractures, with N10º-50ºE trends present at a number of mineralized surface outcrops while trends of N50º-80ºW are identified at other showings. Mineralization of mantos within the Karen-Milagros area appears to be preferentially controlled by northeast feeder structures.

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The Tesoro-Florida Fault defining the eastern limits of most drilling to date is a N15º-30ºW trending structure, part of a regional lineament, and defined by an escarpment. It is interpreted to have a steep dip, with its sense of motion not having been defined, but with the east block being structurally lower than the west block, which results in significantly deeper drilling on the east fault block to reach the Chambará 2 stratigraphy. Because most of the work has concentrated further west on the San Jorge, Karen Milagros and Sam Fault areas there is little information on the Tesoro-Florida Fault, but it likely has similarly complex splays as the Sam Fault and may be, like the Sam fault, a controlling feeder for untested mineral potential in the eastern area.

At both the Karen-Milagros and San Jorge areas, feeder structures have an important control on the mineralized mantos but also represent a significant portion of the resource as steeply dipping structural fillings and replacement. The displacement along these structures is not large although the exact throw is often difficult to ascertain due to the strong alteration and later mineralization. The interpretation of displacement is further obscured by likely subtle variation in thickness and lithology of local stratigraphic units on either side of structures due to growth faulting.

Pre-mineral karsting also played a role in controlling mineralization along with simple structural filling and passive replacement adjacent to conduits. Replacement of karst fragments and cave sediments are commonly observed in larger structurally controlled mineralized bodies. The configuration of mineralized structures as they control and merge with manto replacements often take the form of Christmas–tree breakthrough structures and will likely be shown to represent a larger proportion of the resource as more horizontally oriented drilling from underground workings supplants the dominantly high angle surface drilling performed to date.

Post mineral structure and karsting overprints earlier structural trends and controls in part oxidized remobilized mineralization.

6.2.3 Alteration

The alteration and solution overprints in the Florida Canyon deposit include dolomitization, pseudo brecciation and karstification, mainly affecting the limestones of Chambará 2 and locally Chambará 1 and 3. Dolomitization and karstification occurred in multiple events spatially overlapping the structural corridors Sam, San Jorge and Karen-Milagros. Dolomitization was an important control on the movement of mineralizing fluids and has been studied and logged in detail throughout all of the drilling campaigns. It is also modeled in this study as a limiting constraint on mineralization.

The alteration halo is open along structure in all directions and is especially pervasive in the stratigraphic interval lying between the paleontological marker horizons CM (Coquina Marker) and IBM (Intact Bivalve Marker) of the Chambará 2 formation. The alteration halo is composed mostly of medium and coarse-grained crystalline dolomite replacing calcareous packstone, rudstones, floatstones and wackestones. Mostly the dolomitic rudstones, and locally the packstones, transform laterally when in proximity of faults and major fractures (Sam, San Jorge and Karen-Milagros) to mineralized pseudobreccias and karst structures.

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6.2.4 Mineralization

The zinc-lead-silver mineralization of the Florida Canyon deposit occurs as sulfides hosted in dolomitized zones of the Chambará 2 Formation. Dolomite paragenesis and later sulfide mineralization are controlled by a combination of porosity, permeability, and structural preparation. Metals occur in sphalerite and lesser galena, which contains silver. Minor mineralization is hosted in limestones, but the bulk of sphalerite and galena is hosted in dolomite.

In a number of core samples, the mineralization has very sharp contacts along the dolomitization boundary. Characteristic mineralization textures include massive and disseminated mantos, mineralization in dissolution breccias, collapse breccias and pseudobreccias. The different breccias and vein types are structurally controlled by faults of north-south and northeast-southwest direction.

The mineralization is characterized by the presence of sphalerite, galena and locally pyrite. Sulfide replacements occur in dolomitized limestone of variable grain sized and in solution breccias with white dolospar and lesser amounts of late generation calcite. Pyrite content is generally low, with percentages averaging less than 2% by volume. Sphalerite in mineralized sections has variable grain size from 0.1 to greater than 5 mm, with colors ranging from dark brown through reddish brown to light brown. It occurs as individual crystals or in massive form, sometimes displaying colloform textures with bands of slightly differing color zoning, indicators of polyphase hydrothermal deposition.

Early fine-grained sphalerite has evidence of later deformation and reactions to secondary mineralizing fluids. A second phase of more massive sphalerite mineralization is observed within the core of the deposit. These crystals are coarse-grained, regular, euhedral and show very little evidence of any post-depositional deformation. The sphalerite is contemporaneous with fine to coarse grained galena and is often overprinted with a later stage coarse-grained, euhedral galena.

The presence of zinc oxides, locally to considerable depths, is due to syngenetic oxidation, with later contributions of basin-derived connate water and movement of rainwater through fractures that leached the limestones and formed significant karst cavities.

6.3 Property Geology

The areas of current exploration interest are the Karen/Milagros, San Jorge and Sam Fault deposits. These mineralized zones are hosted in the dolomitized Chambará 2 sub-unit of the Pucará Group carbonates, bracketed by the Coquina and Intact Bivalve Marker beds. Geologic mapping and modeling include refining the extents of Chambará 2, and further defining the steeply dipping feeder structures to predict additional zinc-lead-silver mineralization. The outcrop geology of the deposit area is shown in Figure 6‑4, with emphasis on the Chambará Formation.

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823500
824000
824500
825000
9354000
9353500
9353000
9352500
9352000
N
F. Florida
F. Milagros
F. Cumba
F. Cumba E
Legend
Lithology
Bituminous Black Limestone
Lime Mudstone with Chert
Lime Mudstone/Wa...
Dolomite Mudstone
Florida Horizon
Contour Lines
Faults
Type
Inf Main Fault
Main Fault
Defined Fault
Inferred Fault
0 120 240 480
Meters

Figure 6‑4 Florida Canyon Project Geologic Map

Source: Nexa, 2020 (translated)

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6.4 Significant Mineralized Zone

Local and regional geologic mapping, geologic drillhole logs, and the dome-shaped geometry of the deposit suggest the mineralization is hosted in a broad anticline structure. Florida Canyon is the collective name of the deposits in the Project area in Florida Canyon, and includes the Karen-Milagros, San Jorge, Sam Fault zones and similar mineralized strata between these areas.

Modeled manto zones are between 1 m and 9 m thick and occur over an area of about 1 km x 3 km and are open in all directions. Unmineralized gaps exist within the mineralized manto zones, as is typical for hydrothermal replacement deposits. Irregular steeply dipping replacement bodies also occur, frequently at the intersection of vein-like feeder structures and in karst-controlled mineralization.

Mineralization outcrops locally in a number of areas and has been drilled at depths of up to about 450 m below ground surface. Figure 6‑5 is a west-facing cross section of the geologic model in the mineralized zone. Zinc mineralization occurs as massive sphalerite (ZnS) and is locally oxidized to smithsonite (ZnCO3) and hemimorphite (Zn4Si2O7 (OH)2). Lead occurs in galena (PbS), cerussite (PbCO3) and anglesite (PbSO4).

Figure 6‑5 Cross Section of the Project Geologic Model

Source: Nexa, 2013b

6.5 Deposit Types

MVT deposits are hosted in carbonate rocks and show cavity-filling or replacement-style mineralization. The characteristic minerals are sphalerite, galena, fluorite, and barite which provide clean concentrates of Zn and Pb. The host rock may be silicified, and common alteration minerals include dolomite, calcite, jasperoid and silica. MVT deposits are typically spatially extensive but limited by the permeability of the host rock units. This control makes them appear stratabound. Chemical and structural preparation are the main controls on permeability, and therefore, the extent of fluid migration and metal precipitation (Guilbert and Park, 1986).

Pb-Zn deposits in South America are hosted in the Mesozoic Carbonate sequence of the Pucará Group in the central Andes. In Peru, this type of deposit is represented mainly by the San Vicente and Shalipayco deposits (located in central Peru), and Florida Canyon, located in the Bongará Region of northern Peru.

The Florida Canyon Deposit is in the Eastern Cordillera of Peru within the limit of the Shipasbamba community of the Amazonas Department.

6.5.1 Mineral Deposit

An area of 20 km x 100 km extending from Mina Grande to north to 80 km south of the Florida Canyon deposit has become the focus of what is an emerging Mississippi-Valley Type (MVT) zinc and lead province, with many surface occurrences and stream sediment anomalies distributed throughout the Pucará Group. The main host rock of zinc and lead occurrences in the mineral district and Project area is dolomitized limestone, which may show karst or collapse breccia textures.

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Mississippi Valley Type Deposit Schematic Geologic Model – Bongará Project

SW
NE
H 2 O
H 2 S
Mineralización
(ZnS) (PbS)
Dolomita
Circulación de Fluidos
Zn+
Pb+
FEEDERS
SO4 2-
CH4
Circulación de Fluidos
Fm.Goyllarisquizga
Fm.Sarayaquillo
Fm.Condorsinga
Fm.Aramachay
Fm.Chambará 3
Fm.Chambará 2
Fm.Chambará 1
Grupo Mitu
Structural High
Marañón Complex
Metamorphic Basement
Explanation
Lithology
Goyllarisquizga Formation
Sarayaquillo Formation
Condorsinga Formation
Aramachay Formation
Chambará 3 Member
Chambará 3 (limestone and mudstone)
Chambará 2 Member
Chambará 2 (Limestone packstone, wackstone, rudstone, floatstone)
Chambará 2 (dolomite)
Chambará 1 Member
Chambará 1 (dolomite and limestone mudstones)
Mitu Group
Marañón Complex
Pucará Group
Chambará Formation
Fault
ZnS, PbS Mineralization
I.Robles; J. Diaz; G.Vera; R.Chero; L.Beteta. 2012

Figure 6‑6 Mississippi Valley-Type Deposit Schematic Model

Source: Nexa, 2014a

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7 Exploration

7.1 Surveys and Investigations

7.1.1 Relevant Exploration Work

The Florida Canyon Project has identified and delineated mineral resources in the San Jorge, Sam, 1021, and Karen-Milagros areas.

In previous years, Cominco and Nexa executed detailed surface mapping and rock sampling programs of the areas near the reported resource. Stream sediment and soil samples were collected and analyzed as described in Section 5.2.

An extensive regional reconnaissance exploration program was also conducted over a large area throughout the Mesozoic carbonate belt to the north and south of the Property. Geochemical samples were collected of stream sediments, soils and rocks.

During development of the San Jorge adit, Nexa completed geologic mapping and chip sampling of the underground workings. Results were applied to the Project geologic model in support of resource estimation and continued exploration drillhole planning.

Sampling of drill core is described in detail in Section 8Error! Reference source not found.. The regional stream sediment program collected sediments that were screened to -80 mesh, crushed and analyzed for a multielement suite by ICP. Soil samples collected were composites of B horizon soils and C horizon when accessible.

Rock sample methodology varied according to location. Grab samples were taken where outcrops were found that showed evidence of dolomitization of carbonate beds. Mineralized outcrops were cleared manually with machetes and shovels and systematically chip channeled. Channels were oriented perpendicular to bedding to most accurately represent stratigraphic thickness. Channel samples were limited to 2 m in length by Cominco and 1 m by Nexa. Most of the chip channel sampling of higher-grade mineralization has been conducted in the Karen Milagros zone and other areas in the central part of the Property where outcrops of mineralization are most common, as illustrated in Figure 7‑1.

7.1.2 Significant Results & Interpretation

Exploration strategy for MVT deposits at the Florida Canyon project has been strongly influenced by the interpreted favorability of specific units of the stratigraphy of the region. Numerous occurrences of alteration and mineralization occur throughout the Pucara Group, but economic deposits have only been thus far located within the Triassic Chambará formation (Figure 6‑2). More specifically the middle member of the Chambará Formation (Chambará 2) has been found to host the most persistent and highest grade manto deposits due to its higher permeability and susceptibility to altering and mineralizing fluids. Synsedimentary structures, formed during or slightly after sedimentation, controlled the flow of basinal brines that dolomitized and subsequently mineralized the carbonates. The mineral rich fluids migrated from these “feeders” laterally into the stratigraphic column to form mantos.

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Economic resources have been delineated in both the stratigraphically controlled mantos as well as the feeders, such as the San Jorge and Sam mineralized bodies. The higher angle structures have also been subject to karst formation that further enhanced fluid flow and are themselves often well mineralized with higher grade wider mineralization e.g. San Jorge.

Particularly prospective locations to explore for these high grade, high tonnage deposits exist along the northeast trending lineaments (drainages) immediately north and south of Karen Milagros where outcropping massive mineralization may be expressions of breakthrough structures. These locations have not been adequately tested to date due to the difficult access for helicopter supported drilling. The completion of road access will facilitate testing of these targets.

Minera Bongara S.A.
Florida Canyon Zinc Deposit
Greenfields Exploration Targets
Major Mineralization Centers
Zinc Showings
Florida Canyon Resource Footprint
Surface Geochemical Anomalies
MOBILE METAL ION (MMI)
SOIL
SOIL / OUTCROP
MANTO?
Geologic Structures
Fold Axis
Fault
Probable Fault
Inferred Fault
Town / Village
Highway
scale as shown WGS-84 zone 17 July 2017
San Jose Anomalies 7.5 km to the NE
Zn up to 3,737 ppm in soils
Zn up to 3,476 ppm in soils
Subcropping mineralization
Zn up to 1,785 ppm in soils
Zn up to 3,276 ppm in soils
Zn up to 2,361 ppm in soils
Up to 3,280 ppm Zn & 1,546 ppm Pb in soils
Outcropping Karen – Milagros stacked mantos
Fractures filled with galena
Alto Shipasbamba
Outcropping mantos
Outcropping Isabel & Irene breakthrough structures ex.: 6.0m @ 15% Zn
Massive sulfide outcrops in breakthrough structure
Vein like "feeders"
Zn 12,840 ppm & 1,126 ppm Pb in soils
Som "Feeder" structure ex.: Drill Hole FC-17 59.8m@ 11.9% Zn
Outcropping mantos
Oxidized mantos exposed in quebrada
Zn up to 1,501 ppm in soils
Zn up to 1,828 ppm in soils
Zn up to 2,413 ppm in soils
Breakthrough (?) structure subcrop
Feeder (?) to manto?
Zn up to 1,854 ppm in soils
Zn up to 1,141 ppm in soil
Campamento Rozo
Massive sulfide mineralization in breakthrough structure
Zn up to 2,216 ppm & Pb up to 1,758 ppm in soils
Zn up to 8,226 ppm in soils
Zn up to 2,056 ppm in soils
Zn up to 6,952 & Pb 2,694 ppm in soils
Zn up to 2,279 ppm & Pb 1,498 ppm in soils
Florida
Florida Canyon
Subcropping Zn & Pb mineralization
Tesoro Creek
Zn up to 1,577 ppm in soils
822000
824000
826000
828000
830000
9358000
9356000
9354000
9352000
9350000
9348000

Figure 7‑1 Florida Canyon Area Prospect and Geochemistry Map

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These steeply dipping bodies occur over stratigraphic intervals that extend upwards into the Chambará 3, Aramachay and Condorsinga formations. The depth extent of mineralization in the feeders is currently unknown. These conduits enabled metal rich fluids to enrich the overlying stratigraphy and provide potentially important evidence for exploration.

Geochemical samples were collected at different stages during the life of the project. Information on sampling methods and results are scarce. Table 7‑1 is a summary table on the surface sampling in the Project area.

Table 7‑1 Summary of Total Surface Samples

Year	Company	Rocks	Soils	Stream Sediment
1996	Solitario		507
1997	Cominco	1,240	2,361	3,426
1998	Cominco	1,404	3,821	1,773
1999	Cominco	380	1,752	491
2000	Cominco	155		26
2008	Votorantim	5	123	12
2009	Votorantim	77		20
2011	Votorantim	2
2012	Votorantim	83	16	72
2019	Nexa	3
TOTAL		3,349	8,580	5,820

Geochemical prospecting is very effective in locating the leakage halos in overlying stratigraphy around these structures. Initially stream sediments were used to identify geochemically enriched drainages and were followed up with prospecting and soil surveys to pinpoint mineralized centers. Although no detailed mapping has been done over much of the property, geologists made observations of the stratigraphic location within areas of high geochemical response.

Figure 7‑2 shows the results of the regional geochemistry program. The area in the immediate vicinity of the Florida Canyon resource exhibits very high base metal content in stream sediment, soils and rocks. Only a small area of Chambará 2 crops out in this area as shown in orange color on the geologic map of the Florida/Tesoro vicinity (Figure 7‑3). Outcropping high grade mineralization in this window of Chambará led to the initial discovery of the known Florida Canyon deposits.

Nearby, there are significant soil anomalies in higher stratigraphy that warrant future exploration drilling. These anomalies occur in undrilled areas within the horst that hosts the current resources as well as to the west of the Sam Fault and East of the Tesoro Fault.

Further to the north two very large and strong soil anomalies have been defined by the regional geochemical sampling program (Figure 7‑2). The San Jose soil anomaly is of similar size and grade to that at Florida Canyon, however; it is untested with drilling. Based on the clear relationship between surface geochemistry and subsurface mineralization at Florida Canyon, drilling is warranted in the San Jose and Naranjitos areas.

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Minera Bongara S.A.
Florida Canyon Zinc Deposit
Regional Geochemical Anomalies
Soil Sample Location
< 500 PPM Zn + Pb
500 - 750
750 - 1000
1000 - 5000
> 5000 PPM Zn + Pb
Stream Sediment Location
< 300 PPM Zn + Pb
300 - 1000
1000 - 4000
4000 - 10000
> 10000 PPM Zn + Pb
Claims Block Outline
Town / Village
Highway
1000 0 1000 2000 Meters
scale as shown WGS 84 zone 17 July 2017
San Jose Anomalies
Naranjitos Anomalies
Florida Canyon Deposits
Campamento Rozo
Alto Shipasbamba
Tesoro Anomaly
Los Patos Anomaly
Florida
Comboca
814000
816000
818000
820000
822000
824000
826000
828000
830000
9370000
9368000
9366000
9364000
9362000
9360000
9358000
9356000
9354000
9352000
9350000
9348000
9346000

Figure 7‑2 Regional Geochemical Results

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Minera Bongara S.A.
Florida Canyon Zinc Deposit
Generalized Geologic Map
(adapted from A.W. Sanchez Fernandez, 1996)
Drill Collars (486)
Florida Canyon Resource Footprint
Surface Geochemical Anomalies
Mobile Metal Ion
SOIL
SOIL / OUTCROP
MANTO?
Geologic Structures
Fold Axis
Fault
Inferred Fault
Geologic Formations
Ki-g Goyllarisquizga Group
Js-s Sarayaquillo
Ji-c Condorsinga
Ji-a Aramachay
Trs-ch 3 Chambará 3
Trs-ch 2 Chambara 2 (Main Ore Host)
Trs-ch dol Dolomitized Chambará
Trs-ch 1 Chambará 1
Trs-ch Undifferentiated Chambará
Ps-m Mitu
Pc Marañón Complex
Town / Village
Highway
500 0 500 1000 Meters
scale as shown WGS-84 zone 17 July 2017
822000
824000
826000
828000
830000
9358000
9356000
9354000
9352000
9350000
9348000
Trs-ch
Js-s
Undifferentiated Trs-ch
Karen - Milagros
Alto Shipasbamba
San Jorge
Campamento Rozo
Ji-a
Ji-c
Trs-ch 3
Trs-ch 2
Trs-ch 1
Ps-m
Florida
Florida Canyon
Tesoro Creek

Figure 7‑3 Florida Canyon Area Simplified Geology, Resource and Drillhole Map

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7.2 Drilling Exploration

The database used for modeling and estimation of mineral resources includes 545 drillholes, with a total of 136,758.1 m drilled at the Florida Canyon Project (Table 7‑2). The full collar database is listed in Appendix A. All of the holes were diamond drilling, with 447 holes drilled from surface and 98 holes drilled from the San Jorge adit (underground). Drilling began in 1997 by Cominco, followed by Votorantim between 2006 and 2013, and the last campaign was carried out by Nexa in 2018 and 2019. The drilling was completed by contracting companies Boart Longyear in 1997, MDH Bradley from 1998-2013, and Bresta from 2018-2019. Figure 7‑4 is a map of the drillhole locations at the project.

Table 7‑2 Drilling Summary in Florida Canyon

Surface				San Jorge Adit			Total
Year	Number	Meters	Type	Number	Meters	Type	Number	Meters	Type
1997	34	8,409.70	DTH				34	8,409.70	DDH
1998	8	2,108.35	DDH				8	2,108.35	DDH
1999	9	3,977.90	DDH				9	3,977.90	DDH
2000	31	10,297.00	DDH				31	10,297.00	DDH
2006	26	4,353.50	DDH				26	4,353.50	DDH
2007	33	11189.3	DDH				33	11,189.30	DDH
2008	54	16,468.85	DDH				54	16,468.85	DDH
2009	13	3,611.30	DDH				13	3,611.30	DDH
2010	42	12,242.40	DDH				42	12,242.40	DDH
2011	25	8,168.60	DDH	19	2,947.55	DDH	44	11,116.15	DDH
2012	59	14,163.00	DDH	51	9,395.55	DDH	110	23,558.55	DDH
2013	74	9,120.70	DDH	28	3,268.35	DDH	102	12,389.05	DDH
2018	5	2,202.90	DDH				5	2,202.90	DDH
2019	34	14,833.20	DDH				34	14,833.20	DDH
Total	447	121,146.70		98	15,611.45		545	136,758.15

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824000
824500
825000
825500
9354000
9353500
9353000
9352500
9352000
9351500
N
Camp-5
Camp-4
Camp-Rozo
0 125 250 500
Meters
Legend
Camps
San Jorge Adit
Contour Lines
Hole Type
Surface Diamond Drilling
Underground Drilling
Nexa Resources S.A.
Florida Canyon Project
Amazon Department, Peru
Drillhole Distribution
2020 Mineral Resource

Figure 7‑4 Drillhole Location Map

Source: Nexa, 2020 (translated)

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7.2.1 Procedures

Drilling procedures were coordinated and supervised by Cominco and Nexa geologists and were approved by the Exploration Manager. Diamond drillhole targeting is prepared by the geologists. Coordinates and orientation of the drillhole collars are communicated to a surveying supervisor who positions the drill precisely which is then validated by the geologist.

Cominco surface drilling was executed with a helicopter-supported LD-250 diamond core rig operated by Bradley Bros. Limited. Sermin completed the underground development and also completed drilling from the San Jorge adit with a LM-70 electric diamond core rig.

Drilling was performed on two 12-hour shifts with full 24-hour geological supervision by a geologist. The rig geologist role included:

•	Coordination and communication between the drilling contractor and Nexa;
•	Monitoring drilling procedures and inspecting the core extraction for sample quality;
•	Boxing the core;
•	Measuring and recording core recovery and Rock Quality Designation (RQD); and
•	Completing a preliminary geological log.

Downhole surveys were completed with a Reflex EZ-Shot survey tool by the drillers at varying spacing, as summarized in Table 7‑3. The survey records are stored digitally at the core facility. Drillhole collar locations were surveyed by Nexa with a GPS-based instrument.

Table 7‑3 Downhole Survey Data Point Spacing

Drilling Program (Year)	Survey Spacing (m)
2010	100
2011	50
2012 to 2013	20
2018	25
2019	5

The identification of each drillhole was generated in a systematic and specific format which includes the camp, mining unit, year and sequential drillhole number. Basic drill information is entered into the database and archived within four days after the completion of the drillhole.

Drilling information was stored in a structured directory and was backed up to the central server in Brazil in the case of Nexa and in Vancouver for drilling conducted by Cominco. The information available in the drillhole database includes Collar, Survey, Assay and Lithology.

Surface drilling normally began with a HQ-diameter core (65mm) and is reduced to a NQ-diameter (45mm) hole if poor ground conditions necessitated.

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After a drillhole is completed, the boxes were taken to a logging room where a logging and sampling was performed by a company or a contracted geologist. A photo was taken of each box for all holes and is stored on the server. Geologic logging was performed according to Cominco or Nexa Resources standards using geological, lithological, mineralogical and alteration terms. Logging was recorded digitally using the software DH Logger, which is imported directly into Fusion Data Management Software. Fusion Software manages the database and automatically incorporates core and sample logging. The database administrator is responsible for verifying and validating the data and combining it into a series CSV files to later import into geological modeling software programs.

7.2.2 Interpretation & Relevant Results

The geologic logging and analytical data were added to the Project database after validation and applied to modeling and resource estimation. The modeling and resource estimation are discussed in detail in Section 14 (Mineral Resources). The true thickness of the mineralized intercepts varies from 80 to 100% of the drilled length and varies with the orientation of the drillhole.

Nexa’s documentation of drilling procedures indicate that there is little or negligible sampling bias introduced during drilling. Nexa specifically analyzed the data for bias and the results are very appropriate with very low bias.

Gustavson considers the drilling and sample handling procedures to be appropriate for the geology, conducted according to industry best practice and standards, and the relevant results are sufficient for use in resource estimation.

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8 Sample Preparation, Analysis and Security

8.1 Sampling Methods

Sampling procedures at the Florida Canyon Project are preformed according to the Nexa Procedure (PS-EXP-GTO-009-PT9).

Geologic core sampling was carried out from 0.3 m to 2.0 m, except when encountering mineralogical, structural, or lithological contacts. For these cases, one sample was taken per domain, either lithological, structural, or mineralogical. All massive sulfides were sampled, and additional “support” samples were taken on both sides of the core box that are within the surrounding carbonate rocks to ensure that the entire mineralized zone is sampled.

Sampling was done under the supervision of the lead geologist who defined the length of the sample and cut line. Core was sampled by sawing. If a sample was severely fractured, 50% of the fragmented material was taken as a sample, stored in a prelabeled bag, and sent to ALS laboratory, while the remaining sample is kept as back up. Figure 8‑1 shows the process for core sampling.

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Figure 8‑1 Diamond Core Sampling Process

Source: Nexa, 2020 (translated)

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8.1.1 Sampling for Geochemical Analysis

After photographing the core and completing geotechnical and geologic logging, a geologist marked the core for sample intervals that averaged 100 cm long. Samples had a minimum length of 30 cm and a maximum of 150 cm but were defined so that 100 cm samples were maintained as much as possible. Cut lines parallel to the core axis were drawn by the logging geologist, to ensure nearly symmetrical halves and minimal sampling bias relative to any visible mineralization. The core was cut on a rock saw with a 40 cm blade, under supervision of a Project geologist. After the core was cut, both halves were replaced in the core box.

Samples were always taken from the left side of the saw-cut core, double bagged and marked with sample numbers in two places. These were transported in larger bags containing seven samples each by Mobiltours freight company to the ALS Minerals laboratory in Trujillo or Lima, operated by ALS Minerals. Prior to 2012, analysis was completed in Trujillo. Since then, it was done in Lima.

Cominco also split the core samples and sampled half for geochemical analysis. Sample breaks were determined by geologic criteria. Cominco core samples were analyzed by Acme Labs, in Lima, Peru.

8.1.2 Sampling for Density Measurement

Specific gravity (SG) measurements were completed on site by Nexa on every sample obtained from the 2018-2019 core. SG measurements were completed on all mineralized intervals. Three SG measurement methods were used:

•	Volume displacement;
•	Hydrostatic; and
•	A mesh method for broken material.

These techniques were designed and implemented by Inspectorate Services Peru SAC. A group of samples was also sent to an external lab to validate the results in the field. Table 8‑1 shows the number of density samples taken per year by different campaigns. Figure 8‑2 is a map displaying the distribution of the density samples.

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Table 8‑1 Total number of Density Samples taken per year

Campaign	Type of Sample	No. Samples
CO1997	Drill Holes	194
CO1998	Drill Holes	8
CO1999	Drill Holes	10
CO2000	Drill Holes	44
VM2006	Drill Holes	124
VM2007	Drill Holes	233
VM2008	Drill Holes	258
VM2009	Drill Holes	177
VM2010	Drill Holes	264
VM2011	Drill Holes	792
VM2012	Drill Holes	2,024
VM2013	Drill Holes	4,077
NEXA2018	Drill Holes	111
NEXA2019	Drill Holes	879
Total		9,195

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PHASE
CO1997
CO1998
CO1999
CO2000
NEXA2018
NEXA2019
VM2006
VM2007
VM2008
VM2009
VM2010
VM2011
VM2012
VM2013
+824000 E
+825000 E
+9354000 N
+9353000 N
+9352000 N
Nexa Resources S.A.
Florida Canyon Project
Amazon Department, Peru
Density Sample Distribution
2020 Mineral Resource
0
250
500
750
1000

Figure 8‑2 Density Sample Distribution

Source: Nexa, 2020 (translated)

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8.2 Security Measures

During the site visit, the observed sample storage was secure, and provided adequate protection from rainfall. Sample security and chain of custody were maintained while the samples were transported from the core shed in Shipasbamba to Lima. Assay certificates are retained in the Nexa office in Lima. Analytical data is loaded directly from the laboratory results files to the drillhole database, to minimize the risk of accidental or intentional edits.

8.3 Sample Preparation for Analysis

ALS Minerals (ALS) in Trujillo or Lima, Peru, completed sample preparation and analysis for all Nexa core samples. ALS is an independent, global analytical company with ISO certifications in Peru, Brazil, Chile and Argentina (ALS Minerals, 2014a).

Upon delivery at the lab, bar coded sample identification labels were scanned, and the samples were registered to the Laboratory Information Management System (LIMS). Samples were weighed, and then air-dried in ambient conditions. Excessively wet samples were dried in an oven at a maximum 120°C. The sample preparation and analysis procedures used are summarized in Table 8‑2. Specific analytical procedures and method detection limits for elements in the suite are reported in Table 8‑3.

After analysis was complete, the remaining coarse reject and pulp samples were returned to the Florida Canyon core shed for storage.

Cominco analyzed samples with visible zinc or lead mineralization by atomic absorption spectrophotometry. All samples containing greater than 10,000 ppm zinc and lead were then analyzed by wet chemistry and the latter results were recorded in the data base.

Table 8‑2 Analytical Codes and Methods

Procedure Code	Description
Sample Prep
CRU-31	Crush to 70% less than 2 mm.
SPL-21	Riffle split off 1kg and retain the coarse reject.
PUL-32	Pulverize split to better than 85% passing 75 microns.
Multi-Element Methods
ME-ICP61, -a	Multi-element Inductively Coupled Plasma method with Atomic Emission Spectroscopy analysis. Includes 4-acid, “near-total” digestion of 0.5 g sample.
(+)-AA62	HF, HNO3, HClO4 digestion, HCl leach and Atomic Absorption Spectroscopy analysis.
(+)-VOL70	Volumetric titration for very high-grade samples.
XRF10	X-Ray fluorescence on fused pellet, 5 g sample.
Element-Specific Methods
Au-AA23	Gold by fire assay and Atomic Absorption Spectrometry, 30 g sample.
Au-AA25	Ore-grade gold by fire assay and Atomic Absorption Spectrometry, 30 g sample.
Au-GRA21	Gold by fire assay and gravimetric finish, 30 g sample.
Hg-CV41	Trace level mercury by aqua regia and cold vapor/AAS.
Hg-ICP42	High grade mercury by aqua regia and ICP-AES.
In-MS61	Multi-element Inductively Coupled Plasma method with Mass Spectrometry detection. Includes 4-acid, “near-total” digestion of 0.5 g sample.
S-IR08	Total sulfur by Leco furnace.

Source: ALS Minerals, 2014b,

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Table 8‑3 Analyzed Elements and Method Detection Limits

Element	Symbol	Method	Unit	Lower MDL	Upper MDL	Overlimit Method	Unit	Lower MDL	Upper MDL	Overlimit Method	Unit	Lower MDL	Upper MDL
Silver	Ag	ME-ICP61	ppm	0.5	100	Ag-AA62	ppm	1	1,500
Aluminum	Al	ME-ICP61%		0.01	50
Arsenic	As	ME-ICP61	ppm	5	10,000
Barium	Ba	ME-ICP61	ppm	10	10,000	ME-ICP61a	ppm	50	50,000	XRF10%		0.01	50
Beryllium	Be	ME-ICP61	ppm	0.5	1,000
Bismuth	Bi	ME-ICP61	ppm	2	10,000
Calcium	Ca	ME-ICP61%		0.01	50
Cadmium	Cd	ME-ICP61	ppm	0.5	1,000	Cd-AA62%		0.0005	10
Cobalt	Co	ME-ICP61	ppm	1	10,000
Chromium	Cr	ME-ICP61	ppm	1	10,000
Copper	Cu	ME-ICP61	ppm	1	10,000
Iron	Fe	ME-ICP61%		0.01	50
Gallium	Ga	ME-ICP61	ppm	10	10,000
Potassium	K	ME-ICP61%		0.01	10
Lanthanum	La	ME-ICP61	ppm	10	10,000
Magnesium	Mg	ME-ICP61%		0.01	50
Manganese	Mn	ME-ICP61	ppm	5	100,000
Molybdenum	Mo	ME-ICP61	ppm	1	10,000
Sodium	Na	ME-ICP61%		0.01	10
Nickel	Ni	ME-ICP61	ppm	1	10,000
Phosphate	P	ME-ICP61	ppm	10	10,000
Lead	Pb	ME-ICP61	ppm	2	10,000	Pb-AA62%		0.001	20	Pb-VOL70%		0.01	100
Sulfur	S	ME-ICP61%		0.01	10	S-IR08%		0.01	50
Antimony	Sb	ME-ICP61	ppm	5	10,000
Scandium	Sc	ME-ICP61	ppm	1	10,000
Strontium	Sr	ME-ICP61	ppm	1	10,000
Thorium	Th	ME-ICP61	ppm	20	10,000
Titanium	Ti	ME-ICP61%		0.01	10
Thallium	Tl	ME-ICP61	ppm	10	10,000
Uranium	U	ME-ICP61	ppm	10	10,000
Vanadium	V	ME-ICP61	ppm	1	10,000
Tungsten	W	ME-ICP61	ppm	10	10,000
Zinc	Zn	ME-ICP61	ppm	2	10,000	Pb-AA62%		0.001	30	Zn-VOL70%		0.01	100
Gold	Au	Au-AA23	ppm	0.005	10	Au-AA25	ppm	0.01	100	Au-GRA21	ppm	0.05	1,000
Indium	In	In-MS61	ppm	0.005	500
Mercury	Hg	Hg-CV41	ppm	0.01	100	Hg-ICP42%		0.1	10

Source: Nexa (2014b),

8.4 QA/QC Procedures

Nexa has a well-established QA\QC protocol established in 2007 for core samples from operating mines and brownfield/greenfield projects. Nexa uses a corporate database (GDMS Fusion) from Datamine, linked with several laboratory packages, specific for different Business Units (ore deposit types/countries) with pre-defined preparation and assay methods, reporting units and over-limit methods. All assay dispatches follow the same protocols for each medium type (core, rock, soil, stream sediment samples). All written protocols are in a corporate internal system that requires revision and update every three years.

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Nexa’s Quality Control includes three types of duplicates (pulp, coarse rejects and ½ core duplicates), blank controls and certified standards. Inter-laboratory checks are also carried out in annual basis at certified laboratories. Each mine and advanced project provides a detailed QA\QC report at least once a year and they are appended into Mineral Resource update Technical Reports.

For assay report import procedures into the GDMS Fusion database there is a well-defined policy established by Nexa using the available lab import profile tools from Fusion. There are customized lab import profiles for each laboratory used by Nexa. These templates account for standardized unit definition for each metal (g/t, ppm, %) and automatic built in overlimit assay methods. Assay imports into Fusion are carried out by a designated Qualified Person.

The 2018-2019 quality assurance/quality control (QA/QC) program at the Florida Canyon Project and its processes complies with current industry best practices. A total of 1,177 greenfield exploration samples were analyzed at an ALS laboratory (Appendix B). 187 control samples were inserted, making up 15.9% of the total samples analyzed. The results of the processing and evaluation of QC data are as follows:

•	Coarse blanks show no evidence of contamination during the laboratory sample preparation and analysis process. ALS performed ICP MS analysis for all samples.
•	Twinned samples indicate an acceptable error rate (<10%).
•	Coarse and fine duplicates indicate an acceptable error rate (<10%). Apart from coarse duplicate (RG) in Zn, 2 out of 11 samples failed in low grades.
•	The standards show acceptable accuracy in all of the elements evaluated (Ag, Cu, Pb, Zn).
•	The external check validated the accuracy between the secondary laboratory (Certimin) and the primary laboratory (ALS) (<5.0% variation).

Overall, coarse blanks, duplicates, and standards results are considered acceptable and valid. A summary of the results is in Table 8‑4.

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Table 8‑4 QA/QC Insertion of Samples 2018-2019 Campaign

Control Type		No. Samples	Insertion Ratio
Blanks	Coarse	23	1.95%
Standards	Low Grade (SPY-01)	19	1.61%
	Medium Grade (SPY-02)	19	1.61%
	High Grade (SPY-03)	20	1.70%
Duplicates	Coarse Duplicate (RG)	11	0.93%
	Twin Duplicate (RP)	11	0.93%
	Fine Duplicate (DP)	58	4.93%
	External Check (DC)	26	2.21%
TOTAL		1,177	15.89%

8.4.1 Standards

Summaries of the Standard Reference Material (SRM) certified values and analytical results for silver, copper, lead and zinc are shown in Table 8‑5. The certified Standard Reference Material, ST800044B. Other, lower-grade reference materials made from Florida Canyon core were also included. Example lab results for Zn Standards are shown in Figure 8‑3.

Table 8‑5 QA/QC Standard Bias % Results 2018-2019 Campaign

Lab	Element	SPY-01		SPY-02		SPY-03		Comments
		n	Bias %	n	Bias %	n	Bias %
ALS	Ag ppm	19	-1.69	19	2.53	20	6.25
	Cu %	19	-9.5	19	-3.6	20	-2.19	Very low Cu grade in standard SPY-01
	Pb %	19	2.2	19	-0.96	20	0.36
	Zn %	19	-1.41	19	0.83	20	-0.82

0 - 5% bias	Excellent	>10% bias	Reject
5 - 10% bias	Attention				STD Bias % = (average/certified value) - 1

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Figure 8‑3 ALS Lab - Zn Standards Results

8.4.2 Blanks

There were no contamination issues with blanks (Table 8‑6). Example lab results for Zn Blanks are shown in Figure 8‑4.

Table 8‑6 QA/QC Blanks Results 2018-2019 Campaign

Lab	Element	HILBG		Comments
		n	Failure %
ALS	Ag ppm	23	0
	Cu %	23	0
	Pb %	23	0
	Zn %	23	0

Limit 5% failure		Blank Failure = (failed/total samples)

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Figure 8‑4 ALS Lab - Zn Blanks Results

8.4.3 Duplicates

Duplicate samples were evaluated with the hyperbolic method and the results were good. A summary of all duplicate sample pairs is shown in Table 8‑7Error! Reference source not found.. Example lab results for Zn Duplicates are shown in Figure 8‑5.

Table 8‑7 QA/QC Duplicates Results 2018-2019 Campaign

Lab	Element	DP - Pulp duplicates		RG - Coarse Rejects		RP - Core duplicate		Comments
		n	Failure %	n	Failure %	n	Failure %
ALS	Ag ppm	58	0	11	0	10	0
	Cu %	58	0	11	0	10	0
	Pb %	58	0	11	0	10	0
	Zn %	58	0	11	18.18	10	0	2 failed in RG, low grade in Zn
Limit 10% failure				Duplicates Failure % - (failed/total samples)

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Figure 8‑5 ALS Lab - Zn Duplicate Results

8.5 Opinion on Adequacy

The assay QC database is organized well and has an extremely low error rate. Nexa maintains the assay QC data well and analyzes it in real time to address any issues promptly. There were no systematic issues apparent in the results available to review.

Gustavson considers the sample preparation and analysis procedures to comply with industry best practice. The QA/QC methods and results adequately verify the analytical database as sufficient for use in resource estimation.

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9 Data Verification

9.1 Procedures

All analytical data is checked by the on-site and Lima-based geologists before it is added to the database. This includes review of standard, blank and duplicate sample results for outliers, and requesting re-analysis if necessary. Final analytical data is appended to the database by the Sao Paulo office staff after additional verification. The checking procedures are well documented and conform to best industry practice.

During the site visit, the geologic database was checked for its consistency to a) logged core, b) logging sheets and sample records and c) database provided. All aspects of the data capture and storage were seen to be in good order. The core sample library in the core shed (Figure 9‑1) helps to make the logged geology consistent and for the purposes of developing a consistent geological model.

Figure 9‑1: Photograph of Project Core Lithology Reference Sample Library

Source: SRK, 2014

Drillhole collar locations are verified against topography and compared with the survey reports. Downhole survey data are reviewed by an on-site geologist to verify the results.

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9.2 Opinion on Data Adequacy

Nexa geologists have an extensive quality control program, including not only standard check samples, but numerical checks of sample bias for each metal. The data controls are complete and compliant with industry best practice.

The Project geologists and support staff were diligent about data verification and the quality of the drillhole database. Database validation in preparation for resource estimation has been done by Nexa. Gustavson has reviewed their internal audit trail. We believe the degree of organization of the data base and the measures in place to minimize errors in data that the database is adequate for mineral resource estimation.

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10 Mineral Processing and Metallurgical Testing

A 43-101 PEA report was written in 2017 for the Florida Canyon Zinc Project. The report summarized the metallurgical studies performed on the samples from the prospect undertaken in 2010, 2011 and 2014. Since then, additional drilling has resulted in expansion of the sulfide resource which is the primary objective of this technical report.

10.1 Metallurgical Test Work, 2010-2014

Smallvill S.A.C. of Lima, Peru (Smallvill) performed metallurgical studies on Florida Canyon mineralization types in 2010, 2011 and 2014. The drilling completed in 2018 and 2019 has increased the proportion of mineral resources to be dominated by sulfide lead-zinc material. This changes the character of the proposed mineral processing.

Since no metallurgical studies have been performed on the recent drilling samples a summary of historical work is presented here for reference:

•	Most earlier metallurgical studies were performed on oxide and mixed ores. Limited test work has been completed on sulfide samples.
•	Some of the composite samples classified as sulfides should have been designated as mixed ore because of presence of significant amounts of oxide zinc (Table 10‑1).
•	The Bond’s crusher work index (Wi of 8.54 kwh/t) indicates that the sulfide ore is soft.
•	The conventional flotation scheme for polymetallic ores and reagents employed in the test work did produce marketable-grade zinc concentrate (±50% Zn).
•	The selected test results, reported by SRK in the 2017 PEA, indicates zinc recovery of 80% to 90.1% for samples with a variable proportion of oxide minerals. For pure sulfides, the results project a maximum recovery of 93%. The concentrates produced are at a concentrate grade of 50% to 55% Zn.
•	Some of the results reported in Table 10‑1 are not correct. For example, San Jorge sample assayed 0.41% ZnOx and 7.63 ZnTotal. Hence, it contained 5.4% of zinc as oxide. The recoveries reported in zinc concentrate are 90.1% for ZnTotal and 83.5% for ZnS. Even if all the oxide was recovered, the ZnS recovery should be 84.7%.
•	The early logging of core from the project estimated visually the content of oxidized zinc minerals. Later, Nexa reanalyzed the mineralized core for zinc contained in sulfides vs. oxidized species. The visually estimated ratio of sulfide/oxide zinc was adjusted upward based on this study and current data reflects this adjustment.
•	SRK projected recovery of metals by material type in the 2017 PEA (Table 10‑2). Zinc recovery was projected to be 93% for the sulfide ores. The authors agree with the projection based on their extensive experience in polymetallic processing and the test work completed to date.

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Drilling completed in 2019-20 has verified that the sulfide ore component of the deposit is greater than previously assumed.

Table 10‑1 Metallurgical Tests – Selected Results

Report	Sample	Sample Type	Head Grade
Date			Zn Total	ZnOx	ZnS	ZnOx/ ZnT	Pb Total	Pb S	Pb Ox	Ag g/t
2010 Apr	Core composite	Sulfide	7.52%	1.40%	6.10%	0.19	1.72%	1.26%	0.46%	11.6
2011 Jul	Core composite	Oxide	18.36%					18.40%	0.00%	1
2011 Aug	Core composite	Mixed	31.25%	13.20%	18.10%	0.42	2.38%			26.5
2011 Aug	Core composite	Sulfide	31.68%	0.98%	30.70%	0.03	3.88%			56.19
2011 Aug	Core composite	Mixed	31.25%	13.20%	18.10%	0.42	2.38%			26.5
2014 Feb	San Jorge	Sulfide	7.63%	0.41%	7.22%	0.05	0.65%
2014 Feb	Karen Milagros	Sulfide	5.70%	0.00%	5.70%	0	1.12%

Source: SRK, 2017

Table 10‑2 Florida Canyon Metal Recoveries by Material Type

Parameter	Material Type
	Sulfide	Mixed	Oxide
ZnOx/ZnT Ratio	<=0.2	0.2 to 0.8	>=0.8
Zn Recovery	93%	(-0.8833 (ZnOx/ZnT) + 1.1067) * 100	40%
Pb Recovery	84%	(-0.7333 (ZnOx/ZnT) + 0.9867) * 100	40%
Ag Recovery	56%	(-0.4 (ZnOx/ZnT) + 0.64) * 100	32%

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11 Mineral Resource Estimate

An updated Mineral Resources Estimate for Florida Canyon was completed by Nexa Resources based on a data base available in July of 2020. The database included 545 drill holes with a total drilled length of nearly 137 km.

The estimate was audited by Donald E. Hulse of Gustavson Associates LLC with the audit completed on February 1, 2021. Work was completed in Datamine Studio RM, Leapfrog Geo, and Snowden Supervisor. The models were reviewed by Gustavson using Leapfrog Geo for 3-dimensional geological models, Micro Model software for statistics and geostatistics, and Datamine RM for validation of the estimate. The Nexa database was reviewed, and statistical analysis was completed to validate the Nexa QA/QC results. Gustavson supports the use of the database for mineral resource estimation.

Geological modeling in Leapfrog utilized geological sections developed based on lithology, alteration, and mineralization to interpret a 3-dimensional geological model with 73 unique mineralized structures. Each of these structures was analyzed with classical statistics and geostatistics to estimate grades for zinc, lead, silver, and iron. Mineral resource classification utilized criteria based on drill spacing and variogram ranges. Measured mineral resource required a spacing of 25x25m with at least 3 composites, indicated mineral resource, 50x50m with 3 composites, and inferred resource estimates required a spacing of 100x100m with at least 2 composites. In addition, estimation required the demonstration of geological continuity within the Florida horizon as well as dolomitic alteration.

11.1 Geologic Model

Florida Canyon is considered to be a Mississippi Valley type deposit, dominated by lead and zinc sulfides. The minerals are disseminated within stratigraphically controlled dolomites within the Chambara Formation of the late Triassic/early Jurassic. The deposit is in karstic terrane and due to the local percolation of meteoric water, shallow mineralization has locally oxidized into silicates and carbonates (smithsonite, hemimorphite, and cerussite) collectively referred to as “oxides”.

The mineralization occurs in both sub horizontal “mantos”, and steeply dipping feeders. The mantos are stratigraphically controlled within the Florida horizon of the Chambara formation. The stratigraphy in the area is composed of the layers shown in Table 11‑1. Within the Florida, the Coquina and IBM fossil beds were used as markers in the logging.

A schematic of the local stratigraphy is shown in Figure 11‑1. The high grade Pb-Zn mineralization occurs in dolomitized material within the calcites of the Florida horizon.

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Table 11‑1 Deposit Stratigraphy

Soils
Aramachay Formation
CMWCH Horizon
Florida Horizon
CDMWS Horizon
Mitu Group

Figure 11‑1 Schematic of Local Stratigraphy

The Florida Canyon deposit has the form of a dome at regional scale. This may be due to a regional anticline. This trend was incorporated into the geological model with the interpretation of 84 mineralized structures. (70 mantos and 14 feeders). The distribution of the mineral bodies is shown in Figure 11‑2. The bodies are grouped into four areas, labeled as 1021, Karen Milagros, San Jorge, and Sam. The Sam bodies are associated with the Sam fault to the south west of the area. The extent of these bodies is currently limited by drill data.

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Figure 11‑2 Distribution of Mineralized Bodies

11.2 Exploratory Data Analysis

The database consists of 545 drill holes, measuring a total of 136,758.15m. The Exploratory Data Analysis (EDA) was performed on raw data (drill samples), composites, and capped values. Histograms and cumulative frequency diagrams were created for Zn, Pb, Ag and Fe. Summary examples of raw data, composite and capped cumulative frequency diagrams are in Appendix C and D.

For grade estimation, only samples within the solids defining the mantos and feeders were utilized. All drill and composite intervals were coded with the appropriate geological code. An example cumulative frequency curve is shown in Figure 11‑3.

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Figure 11‑3 Cumulative Frequency Curve for Zinc (Nexa)

The statistics were analyzed for each of the 74 bodies. The domains are referenced in the included Table 11‑2 by a three-part code. The first part is the area, the second part defines if it is a manto or a feeder zone, and the third part is a unique sequence number to identify separate zones in each area.

Table 11‑2 Description of Zone Codes for Statistics

Areas	Code	Description
	D21	1021
	KM	Karen Milagros
	SJ	San Jorge
	Sam	Sam

Type	F	Feeder
	M	Manto

There are subtle local differences between the bodies, although most behave statistically well with coefficients of variation less than two. This indicates that the distributions are not highly skewed. Since there is insufficient drilling to connect all bodies, the spatial separation led to estimating each body as a separate zone. Summary zinc statistics for the principal zones are shown in Table 11‑3.

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Table 11‑3 Summary Statistics for Zinc by Zone (after Nexa)

Zone Code	Zone	N-Samp	Min	Max	Mean	CV
1107	d21m1	12	0.06	29.2	5.34	1.35
1108	d21m2	34	0.04	49.58	8.23	1.55
1109	d21m3	17	0.04	9.53	2.39	1.26
1110	d21m4	12	0.01	13.6	1.5	2.08
1111	d21m7	17	0	36.58	9.77	1.15
1204	km3_10	33	0	39.24	7.97	1.36
1206	km1	48	0.01	37.66	6.66	1.32
1207	km2_1	56	0.01	42.6	8.83	1.29
1208	km2_3	13	0.96	40.49	14.01	1.04
1209	km3_1	27	0.09	40.31	8.8	1.28
1211	km3_4	22	0	30	8.2	1.24
1212	km3_5	72	0.01	44.41	7.9	1.37
1213	km3_7	32	0.02	39.37	5.03	1.93
1214	km3_8	16	0.26	34.64	10.21	1.21
1215	km3_9	4	1.27	39.76	13.62	1.27
1216	km3_2	144	0	46.63	6.54	1.56
1217	km4_1	27	0.08	28.91	3.22	1.8
1218	km4_2	16	0.08	41.39	7.43	1.45
1219	km4_3	134	0	45.48	5.88	1.63
1220	km4_5	15	0.02	11.4	2.42	1.13
1221	km4_7	41	0.47	32.7	6.87	1.33
1223	km6_2	30	0.15	32.99	6.77	1.31
1224	km6_3	14	0.34	39.64	4.77	1.52
1225	km6_5	36	0.02	40.24	11.51	1.13
1226	km6_6	9	1.23	39.27	13.46	1.04
1227	km6_9	76	0	41.58	8.17	1.29
1228	km7_1	89	0.18	49.06	9.31	0.97
1229	km7_2	16	0.01	15.45	3.54	1.19
1230	km7_3	4	0.25	1.59	0.83	0.7
1231	km10	42	0	39.31	6.26	1.57
1232	km13	29	0.1	35.15	5.65	1.51
1233	km15	22	0	35.01	9.54	1.24
1234	km6_4	56	0.22	36.05	12.19	0.84
1405	sjm1	21	0.07	25.7	7.25	1.3
1406	sjm2	42	0.01	40.68	6.27	1.72
1407	sjm3	40	0.01	44.09	9.07	1.33

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Although there are differences in the grade from zone to zone, the overall behavior of the different areas is shown in Table 11‑4

Table 11‑4 Average Metal Grades by Area

		Samples	Avg Zn	Avg Ag	Avg Pb
Karen Milagros	Mantos	711	8.190	11.952	1.320
Karen Milagros	Feeders	98	11.351	18.866	2.590
San Jorge	Mantos	249	7.459	8.007	0.410
San Jorge	Feeders	306	10.607	16.154	0.724
1021	Mantos	25	5.066	9.542	0.709
1021	Feeders	117	6.378	13.646	1.373
Sam	Mantos	95	5.584	6.198	1.257

The overall distribution of the metal grades in the deposit is shown in the histograms in Figure 11‑4, Figure 11‑5 and Figure 11‑6. Although the distributions for zinc and silver are slightly skewed, reflecting a log normal population, the overall behavior is good. This presents evidence that if the infill drilling connects these bodies, that the mineralization may develop as local zoning within a large continuous mineralized body. This is common in other MVT deposits, including the namesake deposits in the central USA.

Figure 11‑4 Histogram of Zinc in Mineral Zones

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Figure 11‑5 Histogram of Silver in Mineral Zones

Figure 11‑6 Histogram of Lead in Mineral Zones

11.3 Domains for Resource Estimation

The domains or zones were defined in the EDA step of the study. Further drilling will support if these are unique pods of mineralization, or parts of a larger body. Due to the changing orientation identified in the Leapfrog model and the overall anticlinal shape, each zone was estimated with unique search parameters.

11.4 Capping and Compositing

Capping was performed area by area based on the shape of the cumulative frequency curve. Composites were nominal 2 meters long with some variability due to the thickness of the zone, with 88% of the composites approximately 2 meters. Capping values for key areas are shown in Table 11‑5.

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Table 11‑5 Outlier Capping Values by Area (after Nexa)

Area	COD_OB	Zn Cap	Pb Cap	Fe Cap	Ag Cap
d21f1	2101	32	6	22	50
d21f2	2102	42	30	22	160
d21f3	2103	42	30	22	160
d21f4	2104	32	6	22	50
d21f5	2105	32	6	22	50
d21f6	2106	21	21	12	58
kmf1	2201	40	15	11	120
kmf2	2202	45	17	22	100
kmf3	2203	45	17	22	100
sam	2301	28	8	2.5	20
km3_10	1204	20	10	7	52
d21m1	1107	-	-	-	-
d21m2	1108	27	7	-	60
d21m3	1109	27	7	-	60
d21m4	1110	-	-	-	-
d21m7	1111	27	7	-	60
km1	1206	25	12	6	60
km2_1	1207	37.3	15	11	100
km2_3	1208	40	13	17	81
km3_1	1209	35	4	8	51
km3_3	12102	40	13	17	81
km3_4	1211	38	19	15	120
km3_5	1212	38	19	15	120
km3_7	1213	37.3	15	11	100
km3_8	1214	37.3	15	11	100
km3_9	1215	37.3	15	11	100
km3_2	1216	34	9	-	40
km4_1	1217	18	3.5	-	20
km4_2	1218	37.3	15	11	100
km4_3	1219	28	10	5	100
km4_5	1220	10	7	-	-
km4_7	1221	38	19	15	120
km6_1	12221	38	19	15	120
km6_2	1223	38	19	15	120
km6_3	1224	18	3.5	-	20
km6_4	1234	-	10	7	52
km6_5	1225	-	6	-	-
km6_6	1226	-	6	-	-
km6_9	1227	35	4	8	51

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11.5 Geostatistics

Variograms were calculated in each of the zones. Variograms for the manto and feeder zones are shown in Figure 11‑7 and Figure 11‑8. Overall, the variograms are characterized by a relatively low nugget with about 20% of the total variance, a short spherical structure with about one half of the total variance, and a longer spherical structure with about 30% of the total variance.

Figure 11‑7 Example Zinc Variogram for Manto Zones (after Nexa)

Figure 11‑8 Example Zinc Variogram for Feeder Zones (after Nexa)

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Generally, the variograms are similar in size and anisotropy, with variable orientations. Key variogram parameters are shown in Table 11‑6.

Table 11‑6 Selected Variogram Parameters (after Nexa)

						Structure 1				Structure 2
Zone	Variable	Rotation	Dip	Plunge	Nugget(C0)	Max	Int	Minor	Sill(C1)	Max	Int	Minor	Sill(C2)
d21f6	AG_CAP	33.78	-83.58	0	0.1	28	10	2	0.56	121	53	13	0.34
d21f6	ZN_CAP	33.78	-83.58	0	0.13	16	17	4	0.4	83	104	11	0.47
d21f6	PB_CAP	33.78	-83.58	0	0.15	9	18	3	0.56	83	92	11	0.3
d21f6	FE_CAP	33.78	-83.58	0	0.16	9	23	2	0.32	114	136	13	0.52
d21m1	AG_CAP	-49.91	-4.33	-177.5	0.3	24	18	6	0.54	82	74	25	0.16
d21m1	ZN_CAP	-49.91	-4.33	-177.5	0.26	24	18	4	0.55	82	76	11	0.19
d21m1	PB_CAP	-49.91	-4.33	-177.5	0.18	25	22	3	0.49	107	70	36	0.32
d21m1	FE_CAP	-49.91	-4.33	-177.5	0.35	20	18	4	0.39	147	76	11	0.27
d21m2	AG_CAP	120.07	-4.7	-178.29	0.3	24	18	6	0.54	82	74	25	0.16
d21m2	ZN_CAP	120.07	-4.7	-178.29	0.26	24	18	4	0.55	82	76	11	0.19
d21m2	PB_CAP	120.07	-4.7	-178.29	0.18	25	22	3	0.49	107	70	36	0.32
d21m2	FE_CAP	120.07	-4.7	-178.29	0.35	20	18	4	0.39	147	76	11	0.27
d21m3	AG_CAP	120.07	-4.7	-178.29	0.3	24	18	6	0.54	82	74	25	0.16
d21m3	ZN_CAP	120.07	-4.7	-178.29	0.26	24	18	4	0.55	82	76	11	0.19
d21m3	PB_CAP	120.07	-4.7	-178.29	0.18	25	22	3	0.49	107	70	36	0.32
d21m3	FE_CAP	120.07	-4.7	-178.29	0.35	20	18	4	0.39	147	76	11	0.27
d21m4	AG_CAP	-145.44	-7.05	174.89	0.3	24	18	6	0.54	82	74	25	0.16
d21m4	ZN_CAP	-145.44	-7.05	174.89	0.26	24	18	4	0.55	82	76	11	0.19
d21m4	PB_CAP	-145.44	-7.05	174.89	0.18	25	22	3	0.49	107	70	36	0.32
d21m4	FE_CAP	-145.44	-7.05	174.89	0.35	20	18	4	0.39	147	76	11	0.27
d21m7	AG_CAP	120.07	0.7	-178.29	0.3	24	18	6	0.54	82	74	25	0.16
d21m7	ZN_CAP	120.07	0.7	-178.29	0.26	24	18	4	0.55	82	76	11	0.19
d21m7	PB_CAP	120.07	0.7	-178.29	0.18	25	22	3	0.49	107	70	36	0.32
d21m7	FE_CAP	120.07	0.7	-178.29	0.35	20	18	4	0.39	147	76	11	0.27

11.6 Block Model Parameters

The block model was estimated in Datamine software. The block size was 6x6x3m with a minimum sub-cell of 0.5m in each direction. General parameters are shown in Table 11‑7.

Table 11‑7 Block Model Parameters

Parameters	East (m)	North (m)	Elev (m)
Minimum	823,700	9,351,680	1,550
Maximum	825,650	9,354,422	3,161
Block dimension	6	6	3
Minimum sub-cell	0.5	0.5	0.5

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11.7 Block Grade Estimation Methodology

Grades were estimated by three methods, Ordinary Kriging, Inverse Distance to a Power, and Nearest Neighbor. For economic stope design, the OK values were used.

The search distances were roughly ½ of the variogram range for Pass 1, the full variogram range for Pass 2, and a longer search was used for inferred to fill in between drilling for the zone. For Pass 1 and 2, a minimum of 6 composites were required and a maximum of 16 were used, for Pass 3, a minimum of 2 and a maximum of 8 were used.

Nearest neighbor estimates were used to check the unbiased average of each zone before applying a cutoff grade.

11.8 Resource Classification

Mineral resource classification utilized criteria based on drill spacing and variogram ranges. Measured mineral resource required a spacing of 25x25m with at least 3 composites, indicated mineral resource, 50x50m with 3 composites, and inferred resource estimates required a spacing of 100x100m with at least 2 composites. In addition, estimation required the demonstration of geological continuity within the Florida horizon as well as dolomitic alteration. In Figure 11‑9 mineral resource classes are shown with Measured Resources shown in blue, Indicated in green and Inferred in red.

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Figure 11‑9 Distribution of Resource Classes (Source Nexa)

11.9 Cutoff Grade

Based on metallurgical test work, mineral types were assigned for sulfides, oxides, and mixed mineral based on the relation of oxide zinc with total zinc, and based on these criteria, a metallurgical recovery was assigned to each block. The blocks were coded with the most prominent oxidation state. Oxides are shown in orange, mixed material in yellow and sulfides in blue.

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Figure 11‑10 Oxidation state of the mineral zones (Source Nexa)

11.10 Development of Economic Shells for Reporting

A recovery was assigned based on the oxidation state. Using the estimated grade and recovery, economic stope shapes were developed using a “stope optimizer” tool in Deswik software. The limits for the stope are summarized in Table 11‑8. The cutoff grade was established in net smelter return (NSR) for each mining method, Sublevel Stoping, Cut and Fill, and Room and Pillar. Only mineral resources within an economic stope shape were reported.

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Table 11‑8 Deswik Stope Parameters

	Sublevel Stoping	Cut and Fill	Room and Pillar
Stope Length (m)	4	3	Room 5.5x5.5 and Pillar 6x6
Stope Height (m)	16	3	4 to 20
Minimum Stope Width (m)	3	3	4
Minimum Waste Pillar Width (m)	3	3	6
Dip	50°/90°	20°/50°	20°/20°
Cut-Off (NSR)	41.4	42.93	40.61

Long term metals prices used for calculation of NSR are in Table 11‑9.

Table 11‑9 Long term metal prices

Metal	$US/tonne	$US/lb
Zn	2.816	1.27
Pb	2.249	1.02
Ag		19.40 / OzT

An example of the stope shapes used to declare a mineral resource is shown in Figure 11‑11. Gustavson feels that the stope shells are a good estimate of the economic potential of the material, and that the parameters used are sufficiently developed to meet the definition of mineral resource estimate of the CIM.

Figure 11‑11 - Example Deswik Stope Shapes

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11.11 Specific Gravity/Density

Density was calculated as a function of grade using the following equation.

The equation was developed by SRK during the 2017 study. SRK determined that the expected error of using this equation for density was about 0.01%, and that there is no material effect or bias on the mineral resource estimate from this method.

11.12 Validation of Resource Estimate

The estimate was validated by statistical comparison of the three estimates, and by visual inspection of cross sections of estimates against composites. At this time the classification was reviewed based on the average drill density. Inspection plots for zinc and silver are shown in Figure 11‑12 and Figure 11‑13.

Figure 11‑12 - Review of Estimates vs. Composites for Zinc in KM6-1

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Figure 11‑13 - Review of Estimates vs. Composites for Silver in KM6-1

11.13 Audit of Final Mineral Resource Estimate.

Gustavson audited the Nexa model by examining it in 3-dimensions in the Leapfrog software and by comparing the statistics of the samples in each zone with the modeled grades. The Leapfrog work appears to have been done carefully, based on the limits of the dolomite zone within the Chambara formation where lead, zinc, and silver grades are concentrated. Gustavson feels that this is a good representation of the volume of the mineralized material.

The grades reported have an implicit cutoff as part of the stope optimizer analysis in addition to the explicit cutoff applied to the composite data. The stope optimizer tends to select only the best grade where it is sufficiently continuous to allow development of a stope of a defined size. This is a direct comparison to an economic pit limit analysis used in open pit mining to define an “in pit resource”. In both cases, the use of the economic mining limit implies the potential for future economic extraction.

For the Florida Canyon study, the prices used were very near to the market prices in December of 2020 when the study was finalized. Gustavson was able to compare the statistics of samples within the stope shells with the reported mineral resources and found a generally good correlation. Some of the stope shapes were formed largely on inferred material with limited drilling, and correlations were most precise between stope grades and composite grades when sampling was most regular.

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The mineral resource estimate is tabulated in Table 11‑10 Mineral Resource Summary. Gustavson feels that the reported Mineral Resource Estimate meets the standard for reporting under CIM (2019). The Mineral Resource Estimate separated by zone and mantos vs feeder is in Appendix E.

11.14 Mineral Resource Tabulation

The Mineral Resource by zone is shown in Table 11‑10.

Table 11‑10 Mineral Resource Summary

Zone	Classification	Sum of Tonnes	Zn %	Ag g/t	Pb %	Fe %
Karen Milagros	Measured	328,254	9.07	9.77	1.34	1.53
	Indicated	913,273	7.65	10.41	1.36	1.35
	Measured + Indicated	1,241,527	8.03	10.24	1.35	1.39
	Inferred	7,072,315	8.82	10.55	1.20	1.57
San Jorge	Measured	478,691	12.85	19.29	1.42	3.07
	Indicated	721,429	13.61	20.52	1.25	3.35
	Measured + Indicated	1,200,120	13.31	20.03	1.32	3.24
	Inferred	3,895,089	13.09	11.34	0.68	2.41
1021	Inferred	3,291,937	6.71	13.58	1.77	2.65
Sam	Inferred	599,392	12.78	6.99	2.96	0.93

The total Mineral Resource at Florida Canyon is shown in Table 11‑11.

Table 11‑11 Florida Canyon Total Mineral Resources

Classification	Sum of Tonnes	Zn %	Ag g/t	Pb %	Fe %
Measured	806,945	11.32	15.42	1.39	2.44
Indicated	1,634,702	10.28	14.87	1.31	2.23
Measured + Indicated	2,441,647	10.62	15.05	1.33	2.30
Inferred	14,858,733	9.63	11.28	1.26	2.00

Mineral Resources are not Mineral Reserves and have not been demonstrated to have economic viability. There is no certainty that the Mineral Resource will be converted to Mineral Reserves. The quantity and grade or quality is an estimate and is rounded to reflect the fact that it is an approximation. Quantities may not sum due to rounding.

•	CIM (2014) standards for mineral resources were followed.
•	The effective date of the Mineral Resource Estimate is February 1st, 2021.
•	The mineral resources are reported using a cutoff of US $41.40/t NSR for the sub-level, US $42.93/t for the cut and fill, and US $40.61/t for the room and pillar areas of the mine.
•	The minimum thickness was 3 m for sub-levels in cut and fill, and 4 m for stopes and pillars.
•	Mineral resources are reported exclusive of mineral reserves.
•	Mineral resources are not mineral reserves and have not demonstrated economic feasibility.
•	Numbers may not sum correctly due to rounding.

Estimates for mineral resources are based on drill results received up to 30 October 2020, with 545 holes and a total length of 136,758.15 m stope shapes for support of economic potential were developed using the stope optimizer tool of Deswik (DSO).

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12 Mineral Reserve Estimate

This section does not apply because the Report does not include Mineral Reserves.

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13 Mining Methods

SRK completed a 2017 Preliminary Economic Assessment Florida Canyon Zinc Project, Amazonas Department, Peru with Effective Date: July 13, 2017 and Report Date: August 3, 2017. This report was contracted by and supplied to Gustavson by Solitario Zinc. The 2021 TRS as described in this report does not have a negative impact on or otherwise adversely affect the mineral resource inventory that formed the basis of the 2017 PEA. The Inferred Mineral Resource estimate was increased by extending the known mineralized bodies. The results and conclusions of the 2017 PEA are discussed in Section 21.

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14 Processing and Recovery Methods

SRK completed a 2017 Preliminary Economic Assessment Florida Canyon Zinc Project, Amazonas Department, Peru with Effective Date: July 13, 2017 and Report Date: August 3, 2017. The 2021 Mineral Resource update as described in this report does not have a negative impact on or otherwise adversely affect the mineral resource inventory that formed the basis of the 2017 PEA. In general, the mineralogy of the newly delineated resource is predominantly more sulfides than the resource considered in the 2017 report, which may simplify flotation processing. The results and conclusions of the 2017 PEA are discussed in Section 21.

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15 Project Infrastructure

SRK completed a 2017 Preliminary Economic Assessment Florida Canyon Zinc Project, Amazonas Department, Peru with Effective Date: July 13, 2017 and Report Date: August 3, 2017. The 2021 TRER update as described in this report does not have a negative impact on or otherwise adversely affect the mineral resource inventory that formed the basis of the 2017 PEA. As the additional resources estimated are extensions of previously known bodies, and the estimated production rate has not changed, the infrastructure is expected to be similar to that in the 2017 report. The results and conclusions of the 2017 PEA are discussed in Section 21.

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16 Market Studies

No specific market study has been conducted for this study. Lead and zinc are publicly traded and for this mineral resource estimate the market prices when the estimate was completed in December 2020, have been used. Gustavson believes that since the two metals have limited volatility, that this adequately supports an analysis of potential for eventual economic extraction.

16.1 Contracts and Status

The Florida Canyon Project is a green field lead-zinc deposit that currently has no contracts that cover the sales of the projected lead and zinc concentrate production.

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17 Environmental Studies, Permitting and Social or Community Impact

17.1 Required Permits and Status

The 2021 Mineral Resource update as described in this report does not have a negative impact on or otherwise adversely affect the mineral resource inventory that formed the basis of the 2017 PEA. In general, the planned operation and infrastructure is similar to that considered in the 2017 report and environmental impacts should be similar. The results and conclusions of the 2017 PEA are still considered current and therefore have been carried over for this Report.

17.1.1 Required Exploration Permits and Status

Environmental permits for mineral exploration programs are divided into two classes. Class I permits allow construction and drilling for up to 20 platforms with a maximum disturbance of 10 ha. A Class II permit provides for more than 20 drill locations or for a disturbance area of greater than 10 ha.

Class I permits require little more than a notification process for approval. Class II drilling permits require an environmental impact declaration (DIA), a permit for harvesting trees (if applicable), an archeological survey report (CIRA), a water use permit (ALA) and a Closure Plan.

Nexa has previously filed applications for and received Class II permits for various phases of the Project and has filed and received the required associated permits. The 2017 review of existing exploration permit status indicates that only the archeological permits and the latest tree harvesting permit are still valid.

During exploration, Nexa has developed a Social Management Plan with several programs ongoing in the community including:

•	Communication, Information and Coordination Program with Residents;
•	Attention to Concern, Claims and Conflict Resolution Program;
•	Support Program for Participatory Environmental Monitoring and Information Workshops;
•	Recruitment and Training Program for Local Labor;
•	Support Program for Sustainable Socioeconomic Development; and
•	Community Support Program in Education and Training.

Past exploration programs have been permitted by approval of Class II permits and an Environmental Impact Assessment (EIA) administered under and approved by the Peru Ministry of Energy and Mines. The current exploration program is permitted by the Fourth Modification of the EIA which has enabled surface drilling and underground development at the Florida Canyon deposit within an area of approximately ten square kilometers. In addition to permitted drilling at Florida Canyon itself, the area known as Florida Sur (South Florida) is planned for surface drilling in 2024 under the Fourth Modification as shown in Figure 17‑1.

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Figure 17‑1 Florida Canyon Expanded Exploration Footprint

A Fifth Modification of the EIA will be submitted in mid-2022 to greatly enlarge the permitted area for surface drilling and permit the construction of a second underground exploration drift in the northern part of the property to allow more closely spaced underground drilling. The proposed modified area of exploration will encompass approximately 25 square kilometers and proposes the area for approximately ninety new surface drill sites. This will enable testing of newly identified outcropping mineralization to the south, southeast and east of Florida Canyon in the same host rock as current resources as shown on Figure 17‑2. Figure 17‑3 illustrates the geology in cross section showing subsurface mineralization at Florida Canyon and the interpreted location of the favorable horizon that hosts mineralization at Florida.

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Figure 17‑2 Florida Canyon Proposed Exploration

 Figure 17‑3 Florida Canyon Long Section

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17.1.2 Required Mining Permits

Permitting requirements for mining include an Estudio de Impacto Ambiental (EIA) that describes in detail the mining plan and evaluates the impacts of the plan on environmental and social attributes of the property. Baseline studies include air quality, surface and groundwater quality, flora and fauna surveys, archeological surveys, and a study of the social conditions of the immediate property and an area of interest that includes local communities. Many of the baseline studies required for mining have been completed by Nexa. Public meetings are required in order that local community members can learn about and comment on the proposed operation. Social outreach has been clearly demonstrated during Nexa’s exploration efforts as described above.

Specific authorizations, permits and licenses required for future mining include:

•	EIA (as modified during the mine life);
•	Mine Closure Plan and Final Mine Closure Plan within two years of end of operation;
•	Certificate of Nonexistence of Archaeological Remains;
•	Water Use License (groundwater and/or surface water);
•	Water construction authorization;
•	Sewage authorization;
•	Drinking water treatment facility license;
•	Explosives use license and explosives storage licenses;
•	Controlled chemicals certificate;
•	Beneficiation concession;
•	Mining authorization;
•	Closure bonding; and
•	Environmental Management Plan approval.

Information on environmental monitoring was limited in the SRK document review. Nevertheless, the need for additional monitoring in at least one dry and one wet period will be required for the EIA including terrestrial and aquatic fauna and flora and groundwater level and quality.

17.2 Environmental Monitoring Results

Environmental monitoring has been performed per the requirements to obtain the exploration permits, including the variables listed in the Table 17‑1.

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Table 17‑1: Environmental Monitoring During Mining Exploration

Factor	Legal Norm	Variables	Frequency
Surface water quality (14 to 18 monitoring stations)	Environmental standards for surface water quality as to D.S. Nº 002-2008-MINAM

Temperature,

Conductivity,

pH,

Total Suspended Solids (TSS),

Oils and Grease,

Cyanide – Total,

Arsenic,

Cadmium,

Chromium VI,

Copper,

Iron,

Lead,

Mercury,

Zinc,

Sulphur,

Nitrates,

Phenols

Dissolved oxygen

thermotolerant coliforms

total coliforms

Quarterly
Air quality (4 to 5 monitoring stations)	Environmental standards for air quality: PM10, NO2, CO and O3 as to D.S. Nº 074-2001-PCM PM2,5 and SO2 as to D.S. N° 003-2008-MINAM lead in PM10, D.S. Nº 085-2003-PCM	PM10-PM2.5-lead in PM 10- arsenic in PM10- gases.	Quarterly
Noice (2 monitoring stations)	D.S. Nº 085-2003-PCM	Sound pressure	Quarterly
Terrestrial fauna and flora	D.S. Nº 004-2014 IUCN 2014 CITES	various	variable
Soil quality	Environmental standards for soil quality, D.S. N°002-2013 MINAM	As, Ba, Cd, Hg, Free CN	variable

SRK, 2017

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Information that SRK was able to review in the database was limited. Nevertheless, the need for additional monitoring in at least one dry and one wet period will be required for the EIA-d including terrestrial and aquatic fauna and flora and groundwater level and quality.

17.3 Groundwater

Groundwater has been studied by Hydro-Geo Consultores (2010) and Klohn Crippen Berger (2013). The mine is in a high rainfall environment. Infiltration of surface water persists to approximately 50 m depth and recharges groundwater via structural pathways and interconnected karst features in dolomitized and de-dolomitized carbonate stratigraphy. The potentiometric surface has been determined by a series of piezometers. This groundwater surface follows the south-southwest flow direction of Florida Canyon and daylights at the river level in the canyon. Most of the planned mining of the flat mantos will occur above the water table. Steeper zones of mineralization, such as San Jorge and Sam will occur below the water table as will parts of the Karen Milagros mantos to the north. Local inflows may be encountered when crossing faults or intercepting karst features.

Impact to groundwater is expected to be minimal as underground surface exposures are minor and exposed sulfides are not acid generating. There are no groundwater wells required for processing or potable water supply. These needs will be met by surface water available from nearby Tesoro Creek.

17.4 Environmental Issues

The proposed underground mining operation is expected to have a small disturbance footprint compared to other mining methods. Waste rock from underground mining will be crushed and conveyed to the tailing storage facility (TSF) for use in construction of the tailings embankment. A small percentage of the waste rock will be used as underground backfill. As a result, there will be little, or no surface area disturbance related to waste rock placement.

Waste rock generated from the mine and used in the tailings facility construction is composed of limestone and dolomite with a high neutralizing capacity. Most waste rock has very low sulfide content so the potential for acid generation and metals leach is judged to be low. Nevertheless, waste rock characterization study is recommended for future work.

The primary area of surface disturbance is related to tailings placement. As shown in Figure 18-3, the final tailings placement will have an area of 23.5 ha. Tailings also require geotechnical and geochemical stabilization during placement and closure.

Water for processing is expected to be collected from surface streams and reclaimed from filtered tailings. There will be no need for groundwater consumption in the current processing plan. Groundwater will be intersected in deeper reaches of the underground mine. Most of this water will be used for dust suppression or piped to the mill to support comminution and flotation.

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17.5 Mine Closure

A conceptual closure plan was developed to facilitate the calculation of the reclamation and closure costs to include in the PEA economic analysis. Closure designs and costs are based primarily on closure actions typically performed at similar sites.

17.5.1 Post Mining Land Use

Closure Design Objectives for Mine Tailings

•	Promote positive and controlled drainage off the tailings surface and away from the dam face;
•	Maintain an erosional and geotechnically stable landform;
•	Promote native vegetation growth on the tailings surface, and
•	Create a closed facility that minimizes long-term monitoring and maintenance.

17.5.2 Portals and Vents

Closure Design Objectives

•	Prevent public access to underground workings.
•	Maintain an erosional and geotechnically stable landform.
•	Create a landform that visually approximates the surrounding landscape.
•	Promote native vegetation growth on the disturbed surface.
•	Create a closed facility that minimizes long-term monitoring and maintenance.

Closure Tasks

•	Portals and vents will be decommissioned by filling with waste rock or capping with a concrete bulkhead. Disturbed areas will be revegetated with native species.

17.5.3 Buildings and Infrastructure

Closure Design Objectives

•	Remove any facilities not needed for future use.
•	Maintain an erosional and geotechnically stable landform.
•	Create a landform that visually approximates the surrounding landscape.
•	Promote native vegetation growth on disturbed surfaces.
•	Create a closed facility that minimizes long-term monitoring and maintenance.

Closure Tasks

•	Buildings with no identified post-mining land use will be demolished and the debris will be hauled to the permitted landfill onsite.
•	Mill and conveyor parts with useful remaining life will be removed from the site and sold. The rest of the structure will be demolished, and recyclable materials hauled offsite and the rest hauled to the permitted landfill onsite.

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17.5.4 Roads and Miscellaneous Disturbance

Closure Design Objectives

•	Maintain an erosional and geotechnically stable landform.
•	Create a landform that visually approximates the surrounding landscape.
•	Promote native vegetation growth on the disturbed surface.
•	Create a closed facility that minimizes long-term monitoring and maintenance.

Closure Tasks

•	Roads not needed for an identified post-mining land use will be regraded to approximately original contours and revegetated with native plant species.
•	The main access roads and some internal mine roads may remain. Roads might be reconstructed to be smaller in width and include water control features to prevent erosion of the roadbed.
•	Miscellaneous disturbance around other facilities will be regraded to approximately original contours and revegetated with native plant species.

17.5.5 Tailings Facility

Closure Design Objectives

•	Promote positive and controlled drainage off the tailings surface and away from the dam face.
•	Maintain an erosional and geotechnically stable landform.
•	Promote native vegetation growth on the tailings surface.
•	Create a closed facility that minimizes long-term monitoring and maintenance.

Closure Tasks

The tailings dam face will be constructed of waste rock at either 2:1H:V or 3:1 H:V. As long as stormwater is directed away from the dam face and the slopes are not changed from design the facility will be erosionally and geotechnically stable. No further reclamation will be performed. Tailings operations and closure involve:

•	During operations, at the end of mine-life, deposit tails such that the surface slopes up to 1% toward the center of the tailings;
•	Place 0.5 m of growth media on the tailings surface;
•	Construct a stormwater channel in the center of the tailings to convey water to the southwest corner upstream from the dam into native ground;
•	Construct a stormwater channel in native ground from the southwest corner of the tailings surface to spill into the natural drainage to the south;
•	Decommission the stormwater drain on the north side of the tailings facility and direct flow onto the tailings surface to be captured by the center stormwater ditch; and
•	Revegetate the tailings surface.

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17.6 Post Closure Plans

Post mining land use will approximate a natural park setting which could be used for livestock grazing and visually appears like the surrounding landscape. Generally, disturbed areas will be physically reclaimed and revegetated to approximate surrounding landforms. Disturbed areas will also be revegetated with native species. Some facilities may remain in place to support future access for exploration and/or further mineral development.

SRK recommends in future studies to design the tailings surface and spillway stormwater structure and evaluate options to reduce or eliminate the long-term obligation for monitoring and maintenance.

17.7 Reclamation and Closure Cost Estimate

Closure costs were calculated using the Standardized Reclamation Cost Estimator (SRCE) 2.0. The SRCE is a spreadsheet model that uses a first principles approach to calculate lengths, areas and volumes of common mine facilities and apply productivities for common mine equipment to estimate the time required. Unit costs for labor, materials and equipment are then applied to estimate a total cost.

Unit costs were as follows:

•	Labor costs were factored from Nevada labor used by the Nevada Division of Environmental Protection (NDEP) for financial surety by multiplying by 40%.
•	Equipment and material costs were used without factoring from the NDEP costs used for financial surety; and
•	A fuel cost of US$1.24 per liter was used from the PEA documentation.

Closure cost includes provision for General and Administrative, closure planning and engineering and staff oversite during the active closure. Provision is also included for monitoring and maintenance.

The estimated cost to close the mine is US$4,920,000 which will be spent over the two years following the end of mining. An additional long-term monitoring and maintenance expense of US$830,000 will be required spread over 50 years starting in 2034. The total estimated closure cost is US$5,750,000.

17.8 Post-Performance or Reclamations Bonds

Reclamation bonds have not yet been defined or posted for the project.

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17.9 Social and Community

From the social point of view, the Florida Canyon Project is developed on lands of the Community of Shipasbamba, located in the district of the same name, in the province of Bongará in the department of Amazonas. This community was registered in the Directory of Peasant Communities by R.S. 49 on December 17, 1959 (220 families).

To develop its exploration work, Nexa – Cajamarquilla S.A., has signed with the CC of Shipasbamba, biannual agreements from 2009 to 2017 for the use of 12,500 ha. In summary, Nexa - Cajamarquilla has performed the following actions with the:

Government

•	Comply with the requirements demanded by the sector to obtain the necessary environmental permits to carry out its exploration activities.
•	In this context, it has developed several Citizen Participation Mechanisms in which the population has been informed about the objectives and scope of the Project and the type of relationship with the community that will be developed through its Community relations office.

Community

•	Agreements for the use of Surface Lands

•

From the point of view of social responsibility Nexa - Cajamarquilla, in order to be able to operate in the area in harmony with the local inhabitants, has signed bi-annual agreements for the Use of Land;

•	These establish the commitments and counter-commitments to which both parties are bound (company and community);
•	The last agreement signed by both parties expired in July 2017, and
•	The revised documents state that the necessary steps were being taken to sign the Convention for the period 2016-2018.

•	Community Relations:

•	Nexa - Cajamarquilla has developed a Social Management Plan with several Programs, on which detailed information is not available. It is assumed, from the photos included in a review of the company’s activities that the programs are developing normally and are accepted by the community. These Programs are:
•	Social Management Plan and Community Relations;
•	Communication, Information and Coordination Program with Residents;
•	Attention to Concern, Claims and Conflict Resolution Program;
•	Support Program for Participatory Environmental Monitoring and Information Workshops;
•	Recruitment and Training Program for Local Labor;
•	Support Program for Sustainable Socioeconomic Development; and
•	Community Support Program in Education and Training.

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18 Capital and Operating Costs

SRK completed a 2017 Preliminary Economic Assessment Florida Canyon Zinc Project, Amazonas Department, Peru with Effective Date: July 13, 2017 and Report Date: August 3, 2017. The 2021 Mineral Resource update as described in this report does not have a negative impact on or otherwise adversely affect the mineral resource inventory that formed the basis of the 2017 PEA. In general, the planned operation and infrastructure have not changed as compared to the 2017 report. There was insufficient work performed in the 2021 Mineral Resource Estimate to re-estimate the costs, since the balance of the mineralogy has shifted to a dominant sulfide mineral resource. These inputs will need to be updated in the future however current commodities pricing is generally above the estimates used in the 2017 PEA. Operating and capital cost estimates from 2017 are still appropriate at a PEA level of study and are summarized in Section 21.

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19 Economic Analysis

SRK completed a 2017 Preliminary Economic Assessment Florida Canyon Zinc Project, Amazonas Department, Peru with Effective Date: July 13, 2017 and Report Date: August 3, 2017. The 2021 Mineral Resource update as described in this report does not have a negative impact on or otherwise adversely affect the mineral resource inventory that formed the basis of the 2017 PEA. The planned operation is similar to that considered in the 2017 report, although the balance of the mineralogy has shifted to a dominant sulfide mineral resource. There was insufficient work performed in the 2021 Mineral Resource Estimate to re-estimate the costs, though a review of operating and capital cost estimates by Gustavson shows that they are still appropriate at a PEA level of study. These inputs will need to be updated in the future however current commodities pricing is generally above the estimates used in the 2017 PEA. The results and conclusions of the 2017 PEA are summarized in Section 21.

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20 Adjacent Properties

The Minera Bongará concessions are surrounded by concessions held by Minera Chambará. Minera Chambará, as discussed in Section 4, is also a joint venture between Solitario and Nexa. The mineralized area as currently drilled is well within the limits of the Bongará concessions.

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21 Other Relevant Data and Information

The 2017 PEA report, prepared for Votrantim by SRK for the project, included detailed optimization, design, scheduling, and economic analysis. The results of this study are summarized below.

21.1 Mining Methods

21.1.1 Proposed Mining Methods

Regions within the deposit are to be mined using three underground techniques:

•	Sublevel Stoping (Longhole Stoping) for the steeply dipping bodies identified as F1 and SAM.
•	Mechanized Cut and Fill for the moderate dipping bodies.
•	Drift and Fill for the flat to moderate dipping bodies where more than one cut is required due to the width of the zone. Primary cuts are back filled with cemented paste or rock fill and secondaries are mined and backfilled with unconsolidated waste rock or paste.

The geotechnical characterization work for the project was performed by Klohn Crippen Berger (KCB) and documented in a geotechnical report dated October 2013 (KCB, 2013a).

21.1.1.1 Cut and Fill

KCB recommended 35m length and 2.5 to 3.0m wide and high cut dimensions with 16m sill pillars every 35m vertically. SRK has recommended 100m vertical distance between sill pillars based on paste fill and hanging wall competency.

21.1.1.2 Sublevel Stoping

Table 21‑1 lists the recommended stope dimensions for varying drift sizes. These are appropriate at a PEA level. Detailed stope sequencing and stress analysis is recommended for a feasibility level study and final mine design. A 30m crown pillar has been used in designs to ensure that stope openings approach the surface. Further study should be done to determine if economic materials in the crown pillar could be recovered.

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Table 21‑1: Proposed Stope Dimensions

Sizes w x h (m)	Mz Zone	HR	Width (m)	Height (m)	Length (m)	Area (m2)	Perimeter (m)	Maximum Height Allowed (m)
2.5 x 2.5	Wall	16		6.5	300	1,950	613	36
	Back	13	2.5	6.5		16.25	18	NA
2.5 x 3.0	Wall	16		7	300	2,100	614	36
	Back	13	3	7		21	20	NA
3.0 x 2.5	Wall	16		6.5	300	1,950	613	36
	Back	13	2.5	6.5		16.25	18	NA
3.0 x 3.0	Wall	16		7	300	2,100	614	36
	Back	13	3	7		21	20	NA

Source: KCB (2014a)

Sill pillars are planned at 35m interval in shallow dipping areas (less than 45°) and every 96m in steeply dipping areas. Current assumption is that 50% of sill pillars can be recovered on retreat. Further optimization should be done to determine optimal backfill material, stope sequencing and placement of pillars.

Based on experience in the exploration drift and rock mass classification, SRK has determined that 75-90% of the ground will not need ground support. The remaining areas are likely to need mesh, bolts, and 50mm of shotcrete. Friction bolts may be used in short term drifts while long term drifts would have grouted bolts.

21.1.2 Optimization Parameters

SRK used the Alford Stope Optimizer in Vulcan Mining Software to create its mining shapes. Block sizes are 6m x 6m x 3m and evaluated on their Net Smelter Return (NSR).

Table 21‑2: Expected Processing Recoveries

Parameter	Alteration State
	Sulfide	Mixed	Oxide
ZnOx/ZnT Ratio	<= 0.2	0.2 to 0.8	>= 0.8
Zn Recovery	93%	(-0.8833 (ZnOx/ZnT) + 1.1067) *100	40%
Pb Recovery	84%	(-0.7333 (ZnOx/ZnT) + 0.9867) *100	40%
Ag Recovery	56%	(-0.4 (ZnOx/ZnT) + 0.64) *100	32%

Source: SRK, 2017

Table 21‑3: NSR Calculation Parameters for Stope Optimization

Parameter	Unit	Value
Metal Prices
Zn price	US$ / lb Zn	$1.20
Pb price	US$ / oz Ag	$1.00
Ag price	US$ / oz Ag	$17.50
Recovery to Concentrate
Zn	%	40% to 93%
Pb	%	40% to 84%
Ag	%	32% to 56%
Concentrate Grade
Zn	%	50%
Pb	%	50%
Moisture Content	%	9%
Transportation and Treatment/Refining Charges
Transportation Charge	US$/t concentrate	$70.00
Zn treatment charge	US$/t concentrate	$115.00
Pb treatment charge	US$/t concentrate	$100.00
Zn refining charge	US$/lb Zn	$0.115
Pb refining charge	US$/lb Pb	$0.100

Source: SRK, 2017

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Based on a 2,500 tpd operation, SRK used the following for its operating costs

Table 21‑4: Operating Costs Used for Determining Potential Mining Shapes

Item	Cost (US$/t) Longhole	Cost (US$/t) Drift and Fill/ Cut and Fill
Mining	24.40	25.93
Processing	12.00	12.00
G&A	5.00	5.00
Total	$41.40	$42.93

Source: SRK, 2017

NSR values were calculated using the parameters described herein for material classified as Measured, Indicated or Inferred. All other blocks are assumed to be waste with NSR and grade values of zero. Isolated blocks were removed as well as a small number of blocks were also removed in manto areas near the F1 longhole blocks to mitigate the impacts of mining induced stresses between the zones.

Table 21‑5: Stope Optimization Parameters for Base Case Analysis

Mining Method	Longhole	Drift and Fill/ Cut and Fill
Minimum Stope Width (m)	3	3
Minimum Waste Pillar Width (m)	3	3
Stope Height (m)	16	3
Cut-off (NSR)	US$41.40	US$42.93

Source: SRK, 2017

A mining recovery of 90% is assumed for longhole areas and 95% for drift and fill and cut and fill areas. Additional dilution beyond that internal to the mining shapes is not assumed.

NSR is calculated using variable recoveries based on sulfide/oxide ratios (recovery ranging from 32%-93%), a Zn price of US$1.20/lb, a Pb price of US$1.00/lb, an Ag price of US$17.50/oz. The transportation charge is US$70.00/t conc, Zn treatment charge of US$115/t conc, Pb treatment charge of US$100/t conc, Zn refining charge of US$0.115/lb Zn, and Pb refining charge of US$0.1/lb Pb. These factors were used for mine planning in the PEA and are not representative of the current mineral resource model.

ZnEq estimate is based on a NSR value of US$19.62 per 1% Zn. The US$19.62 is calculated using a Zn price of US$1.20/lb, a Pb price of US$1.00/lb, an Ag price of US$17.50/oz. The ZnEq also includes TC/RC and transportation costs and assumes an average Zn recovery of 78.15% which differs somewhat from that presented in the economic model. An example of the NSR to ZnEq calculation is (148.16/19.62)/0.7815

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Large karst caverns have been encountered during the excavation of the San Jorge adit, and karstic features have been observed in drilling. Additional geotechnical and hydrogeological information and study is required to better understand the potential impact on mining and risk mitigation measures that may be required to ensure a safe working environment.

The tonnes and grade of the resource material contained within the mining blocks from the PEA, adjusted by recovery and dilution was presented in the 2017 PEA, and consists of a total of 11.2 Mt with an average grade of 8.34% Zn, 0.90% Pb, and 11.3 g/t Ag, and is made up of Measured, Indicated, and Inferred material. Estimated average dilution, processing recoveries and the ZnOx/ZnT ratio is also provided. Average process recovery and dilution for the mine plan resource are shown in Table 21‑6

Table 21‑6: Mine Plan Resource Average Process Recovery

	Process Recovery			ZnOx/ZnT Ratio	Dilution
	Ag (%)	Pb (%)	Zn (%)
Mine Plan Resource	51.7	74.3	79.8	0.26	34%

The PEA is preliminary in nature, that it includes Inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as Mineral Reserves, and there is no certainty that the PEA will be realized. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

21.1.3 Development Layout

Access is through 3 main portals with an additional portal for ventilation. The mine design assumptions are listed in Table 21‑7

Table 21‑7: Development Design Assumptions

Parameter	Value
Maximum Ramp Gradient (Primary Ramps)	12%
Maximum Gradient (Stope Access, Attack Ramps)	15%
Primary Development Dimensions (w x h)	4 m x 5 m
Secondary Development Dimensions (w x h)	4 m x 4 m
Primary Ventilation Raise (diameter)	4 m
Ventilation Raise Between Levels (diameter)	3 m
Ore Pass (diameter)	2 m

Source: SRK, 2017

Source: SRK, 2017

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Source: SRK, 2017

Figure 21‑1: Plan View of Mining Blocks and Development Layout

21.1.4 Waste

Development waste excavated during the two-year pre-production period will be hauled to surface and used as construction materials. Following this waste will be placed as backfill underground. Future studies should be done to determine acid generating potential of these materials.

A mix of material will be used to backfill stopes including cemented paste tailings, cemented rockfill, and RoM development waste. The cement content will vary based on the type of waste and where it will be placed.

•	Primary paste fill cement content: 6% by weight;
•	Primary rock fill cement content: 4% by weight; and
•	Secondary paste fill cement content (to prevent liquefaction): 2% by weight.

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21.1.5 Mine Production

A production rate of 2,500 t/d has been selected to mine 912,500 mineralized tonnes per year. This has not been updated for the new mineral resource estimate.

21.2 Processing and Recovery Methods

21.2.1 Processing Projections and Methods

The mill will process 2,500 t/d of fresh mineralized material, and produce approximately 287 t of zinc concentrate grading 50% Zn, 1% Pb, and 0.6 g/t Ag and approximately 46 t of lead concentrate grading 50% Pb, 8.4 g/t Ag, and 6% Zn.

The flotation process will include two multi-stage flotation circuits, the first will produce a lead concentrate. The second multi-stage flotation circuit, the zinc circuit, receives tails from the lead circuit to produce a zinc concentrate. Both final concentrates will be transferred to its respective thickeners and then filtered (10 m2 filtration area for lead concentrate, and 60 m2 filtration area for zinc concentrate) to approximately 9% moisture before being trucked offsite to smelters.

Tailings from the flotation plant will be thickened to approximately 50% solids by weight. A fraction of the tails representing approximately 60% of the solids will be piped to a filtration plant (600 m2 tails filtration area) located by the tailings storage area and then dry stacked at a moisture of approximately 17% by weight. Water recovered in the tails filter will be recycled to the process plant. The remaining 40% of the solid’s stream will be transferred to a backfill plant to be used in the underground operation.

The proposed process flow sheet for the 2017 Florida Canyon PEA is shown in Figure 21‑2

21.2.2 Consumables Requirement

The power requirements for the projected milling operation are estimated at maximum 3.5 MW. Power for milling operations will be supplied by a third-party as line power at an estimated cost of US$0.084/kWh.

The water requirement for the mill at a capacity of 2,500 t/d is estimated at maximum 20 liters per second. Water for processing will be acquired from surface water sources and as recycled water from tailings dewatering operations.

All the consumables will be supplied by road from Lima (Callao) and stored in the mill complex. It is estimated that a supply of 5 days of consumption will maintain a continuous supply to the operation. Typical flotation reagents include: Lime, NaCN, Zn Sulfate, Sodium Isopropyl Xanthate, Aerophine 3418, MIBC, Cu Sulfate, Sodium Isopropyl Xanthate (Z11), MIBC, and flocculants. Grinding media (steel balls) could arrive by sea via Callao, or on trucks from northern Chile.

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ROM
New Portal 01
Primary Jaw Crusher 75 HP
Overland Conveyor
Overland conveyor 840 m @ 2,500 t/d max
Overland conveyor 1,855 m @ 2,000 t/d max
ROM
New Portal 03
Primary Jaw Crusher 75 HP
Overland Conveyor
ROM
Existing Portal San Jose
Primary Jaw Crusher 75 HP
Overland Conveyor
Overland conveyor 297 m @ 1,000 t/d max
Coarse Ore Silo 2,500 tonnes
2,500 tonnes/day
Cone Crusher 150 HP
Cone Crusher 150 HP
Secondary & Tertiary
Classification & Crushing
12 mm
Fine Ore Silo 2,500 tonnes
Stack Screen
1800 KW.
2,500 t/d
P80-44 microns
Concentrate Thickening & Filtration
Press Filter 10 m2
Press Filter 60 m2
Lead Concentrate Trucking to Smelter
Zinc Concentrate Trucking to Smelter
Tailings Thickening
Thickened Tails to Backfill
1,000 t/d solids max
Tailings pipeline to filtration
55% w/w solids
Press Filter 600 m2
Tailings Fitration & Dry Stacking
Max 2,170 tonne/day @ 17% w/w moisture
Tailings Dry Stack
Mine Area
Process Plant Area
Tailings Storage Facility Area

Figure 21‑2: Florida Canyon Proposed Process Flow Sheet

Source: SRK, 2017

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21.3 Project Infrastructure

21.3.1 Infrastructure and Logistics Requirements

Florida Canyon is a greenfield site with minimal infrastructure currently available. The operation is in north central Peru approximately 700 km north of the (capital, Lima. The Project is in a sparsely populated area approximately 39 km northwest of Pedro Luis Gallo (population approximately 3,000), the largest town with any infrastructure near the Project. There are several smaller communities located nearer to the proposed operation, but they have no developed infrastructure to support the project. A camp for employees and contractors will be required.

Access to the site is by paved road from Chiclayo (population approximately 740,000) located on the Pacific coast approximately 380 km to the west of Pedro Ruiz Gallo. A dirt road connects Pedro Ruiz with the district capitol of Shipasbamba where the project office and core storage facility is located. A 26 km newly constructed road connects Shipasbamba to the project area. This existing section of road will require upgrade to support construction and Project logistics including concentrate transport. Approximately 24 km of new road at the site will be required to allow access to the facilities and infrastructure. Figure 21‑3 shows the planned roads in the highlighted area near the Project. New road construction is in fairly rugged topography and in an area of high rainfall that will require construction during the drier months to be efficient.

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Source: SRK, 2017

Figure 21‑3: Florida Canyon Existing and New Road Construction

21.3.1.1 Site Water Management

The operation will require water for use for processing, mining, dust suppression and potable consumption. The processing facility will utilize recycled water from the tailings facility and rainfall shed from the tailings for the processing needs. It is anticipated that there will be some ground water that will be encountered in the mine and captured in sumps and decantation basins for mine water needs.

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Tesoro Creek, a small local drainage, has been used for domestic water supply by nearby residents. Clean water from this creek may be used for make-up process water, for fire suppression and for domestic requirements. It will be piped by gravity from the creek to a water storage tank. A small treatment plant will be utilized for potable water needs for the Project camp and other support areas.

Surface water control is discussed in the tailings Section 21.3.3.

21.3.1.2 Project Facilities

The project support infrastructure is shown in Figure 21‑4. The facilities include the processing plant and associated infrastructure, mining infrastructure with portals, vent holes, road access to portals, tailings storage area, and support infrastructure including fuel storage, security, camp, power supply and distribution, and water supply and storage. Waste rock will be consumed in the construction of the tailings embankment so no separate waste rock storage is required.

The production-related project elements include a mine office, mine dry, and mine maintenance shops near the plant location to support the underground operations. A backfill plant to supply needs for paste and cemented rock fill is anticipated. A small, cemented rock fill plant for two production periods when cemented rock fill is required for secondary stopes is included.

The infrastructure at the process facilities includes the plant, mill feed stockpile, secondary crusher, supply conveyors, primary crushers at the portals and an office/maintenance building. The plant facilities are discussed in Section 21.2.

The Project requires a camp to support the operation as it is remote. A 400-person camp with a cafeteria and recreation center will be required. Additional support facilities include a rescue and first aid building, warehouse, health/safety/environmental office, security gate house, truck scale, truck wash, laboratory, septic, and incinerator system. Two 50,000-liter fuel tanks and associated pump facilities will store fuel for use by the Project.

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Source: SRK, 2017

Figure 21‑4: Florida Canyon Site General Arrangement

FLORIDA CANYON PROJECT

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21.3.1.3 Power Supply and Distribution

There is currently no substantive line power near the site. SRK considered a diesel-powered generator option for power supply. However, a third-party supplier, Energoret S.A.C, has a hydropower generation and transmission development project that will be located in close proximity to the mine. The Energoret system will generate 20 MW of power from a plant on a tributary to the Utcubamba River. Energoret indicates that half of the project, approximately 10 MW, has already been committed. The plant is designed to provide power to the city of Bagua Grande, west of their project, and to Pedro Ruiz to the east of the Project. Energoret indicates that it will invest in a transmission line to the Florida Canyon mine site and a substation on site. Their capital estimate is US$25 million.

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21.3.2 Project Logistics

The Project will generate both lead and zinc concentrates which will be shipped by 30 t over-the-road trucks to market.

SRK has considered shipping to the ports at Paita, Chiclayo (Pimental), and Lima (Callao) as well as direct shipping to Nexa’s Cajamarquilla Smelter near Lima. A high-level trade-off study of concentrate transportation was prepared by SRK considering truck haulage, capital cost for additional port and/or handling facilities, and ocean freight/handling charges. This study indicated that the direct shipping option to Cajamarquilla was most cost effective. Figure 21‑5 shows the locations of ports and the Cajamarquilla smelter.

Source: SRK, 2017

Figure 21‑5: Port and Smelter Locations

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21.3.3 Tailings Management

The tailings storage facility (TSF) is planned in the valley to the south of the process plant as shown in Figure 21‑4: Florida Canyon Site General Arrangement. The tailings will be filtered at the plant site to a “dry stack” condition (i.e. typical moisture content less than 20%). From the plant site, tailings will be transported to the TSF via overland conveyors.

An upstream diversion will be constructed to manage stormwater during operations and convey it downstream to be released beyond the toe of the dam. This diversion will consist of a 2 m deep and 5 m wide channel cut into native ground and lined with 300 mm rip rap.

21.4 Capital and Operating Costs

In the 2017 PEA SRK prepared an estimate of both capital and operating costs associated with the designed mineable resources production schedule. Gustavson has reviewed these and believes that they are sufficient for a determination of potential eventual economic extraction. Details these estimates of Capital Expenditure and Operating Expenditure are presented herein. All estimates are based on yearly inputs of physicals and all financial data is second quarter 2017 and currency is in U.S. dollars (US$), unless otherwise stated.

The use of “ore” in the summary of tables of this PEA is a relative mineable material estimated. Ore, by definition, can only be ascribed to economic mineralization supported by Mineral Reserves.

21.4.1 Capital Cost Estimates

The Florida Canyon Project is a green field lead-zinc deposit and the estimate of capital includes both an estimate of initial capital investment to install and commission the mine and a sustaining capital to maintain the equipment and expanding any supporting infrastructure necessary to continue running the project until the end of the projected production schedule. The estimate of capital was broken down into the following main areas:

•	Mining areas access development and vent raises;
•	Underground Mining Equipment;
•	Surface crushing and conveying systems;
•	Offsite Infrastructure;
•	Site Facilities;
•	Process Plant;
•	Power Supply;
•	Water Supply;
•	Backfill Infrastructure;
•	Cement Rockfill Infrastructure;
•	Tailings Storage Facility;
•	Owner’s Cost; and
•	Closure and Post-Closure Monitoring.

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The capital cost estimates developed for this study comprise the costs associated with the engineering, procurement, construction, and commissioning required for all items. The cost estimate was based SRK’s experience with similar projects installed in the region or estimates of cost specifically prepared for the project under a first principles basis. The work indicates that the project will require an initial capital of US$213.7 million and a sustaining capital of US$81.9 million Table 21‑8 summarizes the estimate of capital.

Table 21‑8: Florida Canyon Capital Estimate Summary

Description	Initial (US$000’s)	Sustaining (US$000’s)	LoM (US$000’s)
Development	12,293	35,741	48,033
Vent Raises	686	672	1,358
Underground Mining Equipment	24,625	2,474	27,099
Surface Crushing & Conveying	1,430	0	1,430
Offsite Infrastructure	16,227	0	16,227
Site Facilities	14,697	0	14,697
Process Plant	60,000	0	60,000
Power Supply	2,472	0	2,472
Water Supply	250	0	250
Backfill Infrastructure	13,200	0	13,200
Cement Rockfill Infrastructure	200	0	200
Tailings Storage Facility	12,854	11,814	24,668
Owner’s	14,595	0	14,595
Contingencies	40,138	0	40,138
Sustaining Capital	0	26,272	26,272
Closure	0	4,920	4,920
Post-Closure Monitoring	0	830	830
Total Capital	$213,667	$82,722	$296,389

Source: SRK, 2017

21.4.1.1 Basis for Capital Cost Estimates

The cost associated with mining area access development and the construction of vent raises was based on the preparation of a mineable resources production schedule that included a design of meters of development and meters of vent raises, these were combined with the following unit costs to result in the cost estimate:

•	Development: US$1,500/m; and
•	Vent Raises: US$2,200/m.

These unit costs are based on data from comparable underground mines also located in Peru or other South American areas with similar mining conditions.

The process plant cost estimate is based on data from similar flotation plants with the same capacity and same region. This investigation resulted in an estimate of about US$60 million.

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The cost associated with the required surface crushing and conveying was based on required distances and elevation gain to cover. These include the movement of mineralized material from three mine portals to the plant feed area and some waste material that will be used to build the embankment for the tailings storage facility. This investigation resulted in an estimate of around US$1.4 million.

Offsite-infrastructure, site infrastructure, power supply, water supply and backfill infrastructure cost estimates were prepared based the required structures costs from comparable operations. It should be noted that this study assumes that a third-party is planning to build a hydro power plant that will provide power to the project. A company has approached Solitario to offer this option, including the construction of the transmission line and project substation. Error! Reference source not found. summarizes the basis of these cost estimates.

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Cement will be added to underground waste rock and used to fill designated primary fill areas; this will be done by underground installed facilities that are estimated to cost roughly US$200,000.

In 2017, SRK prepared a preliminary design for a dry stack tailings storage facility to contain all the filtered tailings generated by the lead and zinc concentrates production. The cost estimate included the preparation of a stage construction using borrow material from the underground mine and construction area. This resulted in a total cost of US$24.7 million, which is split US$12.9 million initial capital and US$11.8 million sustaining capital. The relevant section of this report contains more details about this tailings storage facility design.

Closure costs were estimated by SRK as US$4.9 million for the actual closure and about US$830,000 for post closure site monitoring. Details of this estimate can be found in the relevant section of this report.

Other capital cost estimates include the following:

•	Owner’s cost: Estimate of about 10% of initial capital, excluding development and vent raises;
•	Sustaining Capital: 2% of initial capital, excluding development, vent raises and owner’s costs; and
•	Contingencies: 25% contingencies were applied to initial capital, excluding development and vent raises and owner’s costs.

21.4.2 Operating Cost Estimates

SRK prepared the estimate of operating costs for the associated mineable resources production schedule. These costs were subdivided into the following categories:

•	Mining Operating Expenditure;
•	Processing Operating Expenditure; and
•	G&A Operating Expenditure.

The resulting LoM cost estimate is presented in Table 21‑9.

Table 21‑9: Florida Canyon Operating Costs Summary

Description	LoM (US$000’s)	LoM (US$/t-Ore)	LoM (US$/lb-Zn)
Underground Mining	228,547	20.43	0.16
Process	144,063	12.88	0.10
G&A	39,153	3.50	0.03
Total Operating	411,764	36.81	0.29

Source: SRK, 2017

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21.4.2.1 Basis for Operating Cost Estimates

The prepared estimates that compose the operating costs consist of domestic and international services, equipment, labor, etc. Where required value added tax, freight, and duty were included

No specific work schedule has been defined for the mine, plant and site operations.

All of the operating cost estimates are based on the quantities associated with the production schedule, including run of mine, primary and secondary backfill, and plant feed.

Unit costs from similar projects in the same region or in the Americas, adjusted for labor and consumables differences, were used to estimate the LoM operating costs. All operating costs include supervision staff, operations labor, maintenance labor, consumables, electricity, fuels, lubricants, maintenance parts and any other operating expenditure identified by contributing engineers. The following unit costs were used to calculate the operating costs:

•	Underground Mining: US$ 15.30/t-RoM;
•	Primary Cement Rockfill: US$22.18/m3;
•	Primary Cement Pastefill: US$26.23/m3;
•	Secondary Cement Pastefill: US$18.13/m3; and
•	Processing: US$12.00/t-Feed.

General and Administration costs were considered as 10% of the other operating costs, which resulted in a unit rate of US$3.50/t-RoM.

21.5 Economic Analysis

The financial results presented here are based on annual inputs from the production schedule prepared by SRK. All financial data is second quarter 2017 and currency is in U.S. dollars (US$), unless otherwise stated.

21.5.1 External Factors

Florida Canyon does not hold contracts for the provision of its products. The costs and discounts associated with the sales of the products are based on recent information from similar operations. This study was prepared under the assumption that the project will sell lead concentrate and zinc concentrate. It was also considered that the lead concentrate also contains payable amounts of silver.

Assumed prices are based on current market spot prices. Table 21‑10 presents the prices used in the cashflow model, which were also used for mineable resource calculations.

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Table 21‑10: Florida Canyon Price Assumptions

Description	Value	Unit
Silver	16.50	US$/oz
Lead	1.00	US$/lb
Zinc	1.20	US$/lb

Source: Solitario, 2017

Treatment charges and net smelter returns (NSR) terms for each type of product are summarized in Table 21‑11.

Table 21‑11: Florida Canyon Net Smelter Return Terms

Description	Value	Units
Lead Concentrate
Treatment Charges	210.10	US$/t-conc.
Payable Lead	95.0%	No deducts
Silver Smelting & Refining Charges	1.50	US$/oz-Ag
Payable Silver	95.0%	No deducts
Zinc Concentrate
Treatment Charges	203.00	US$/t-conc.
Payable Zinc	85.0%	No deducts

Source: SRK, 2017

It was assumed that zinc concentrates will be trucked to the Cajamarquilla smelter owned by Nexa near Lima, Peru. Lead concentrates will be trucked to the Port of Callao near Lima and shipped overseas to a lead smelter. It was assumed that the concentrates will have an average moisture content of 8%. Table 21‑12 presents the calculated transportation costs considered for each product.

Table 21‑12: Florida Canyon Product Logistics Cost

Items	Value	Unit
Lead Concentrate	87.05	US$/t
Zinc Concentrate	51.08	US$/t

Source: SRK, 2017

21.5.2 Main Assumptions

Common prices for consumables, labor, fuel, lubricants and explosives were used by all engineering disciplines to derive capital and operating costs. Included in the labor costs are shift differentials, vacation rotations, all taxes and the payroll burdens. All currency is in U.S. dollars (US$) unless otherwise stated.

The pre-production period was estimated to be two years. This should be enough to develop access to mining areas, install and commission the plant and site infrastructure. Mine production is based on an average assumed LoM mine material movement of 2,358 t-ore/d (365 days/yr basis). The mine schedule does not include stockpiling as all blending of run of mine (RoM) is done in the mine. Table 21‑13 presents the LoM mine assumptions.

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Table 21‑13: Florida Canyon Mine Production Assumptions

Description	Value	Units
Mine Production
Underground Ore	11,187	kt
Total Material	11,187	kt
Avg. Daily Capacity	2,358	t per day
Stripping Ratio	N/A	w:o
RoM Grade
Silver	11.3	g/t
Lead	0.90%	%
Zinc	8.34%	%
Contained Metal
Silver	4,068	koz
Lead	222,347	klb
Zinc	2,057,796	klb

Source: SRK, 2017

The average mill feed is also 2,358 t/d (365 days/yr basis) over the LoM. The mill feed has an average head grade of 11.3 g/t Ag, 0.90% Pb and 8.34% Zn. The processing circuit is designed to recover a lead concentrate and a zinc concentrate, the lead concentrate also contains payable amounts of silver. Table 21‑14 presents the projected LoM plant production.

Table 21‑14: Florida Canyon Mill Production Assumptions

Description	Value	Units
RoM Ore Milled	11,187	kt
Daily Capacity	2,358	tperday
Lead Concentrate
Moisture Content	8%
Concentrate Silver Grade	436	g/t
Concentrate Lead Grade	50%	%
Concentrate Zinc Grade	0%	%
Recovery
Silver	52%
Lead	74%
Zinc	0%
Concentrate Yield	150	kt(dry)
Zinc Concentrate
Moisture Content	8%
Concentrate Silver Grade	0	g/t
Concentrate Lead Grade	0.0%	%
Concentrate Zinc Grade	50%	%
Recovery
Silver	0%
Lead	0%
Zinc	80%
Concentrate Yield	1,491	kt(dry)

Source: SRK, 2017

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21.5.3 Taxes, Royalties and Other Interests

The analysis of the Florida Canyon Project includes a total of 30% of income taxes over taxable income. Losses carried forward are used when possible, limited to 50% of profits. A depreciation schedule was calculated by SRK assuming a ten-year straight-line depreciation.

The Project includes payment of two types of governmental royalties, the first called a mining royalty and the second called a special mining tax. Both royalties are calculated as a rate depending on the ratio between the Earnings Before Interest and Taxes (EBIT) and the Net Revenue. This rate is applied on top of the EBIT, with the difference that the mining royalty can be replaced by a minimum rate of 1% over the net revenue, in case this 1% is higher than the mining royalty rate over the EBIT. The rates for each royalty are presented in Table 21‑15.

Table 21‑15: Florida Canyon Royalty Rates

EBIT (%)	Special Mining Tax		Mining Royalty
	Marg. (%)	Cum. (%)	Marg. (%)	Cum. (%)
0.00	0.00	0.00	0.00	0.00
10.00	2.00	0.20	1.00	0.10
15.00	2.40	0.32	1.75	0.19
20.00	2.80	0.46	2.50	0.31
25.00	3.20	0.62	3.25	0.48
30.00	3.60	0.80	4.00	0.68
35.00	4.00	1.00	4.75	0.91
40.00	4.40	1.22	5.50	1.19
45.00	4.80	1.46	6.25	1.50
50.00	5.20	1.72	7.00	1.85
55.00	5.60	2.00	7.75	2.24
60.00	6.00	2.30	8.50	2.66
65.00	6.40	2.62	9.25	3.13
70.00	6.80	2.96	10.00	3.63
80.00	7.60	3.70	11.50	4.74
85.00	8.00	4.10	12.00	5.34
90.00	8.40	4.52	12.00	5.34

Source: SRK, 2017

21.5.4 Results

The valuation results of the Florida Canyon Project indicate that the Project has a potential for a positive and attractive present value. Indicative economic results are presented in Table 21‑16, the table demonstrates that zinc is responsible for the majority of the revenue generation and the underground mining cost is the heaviest burden on the operation, followed by the mineral processing cost as a far second.

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Table 21‑16: Florida Canyon Indicative Operating Costs (Dry Basis)

Description	Value	Units
Market Prices
Silver	16.50	US$/oz
Lead	1.00	US$/lb
Zinc	$1.20	US$/lb
Estimate of Cash Flow (all values in US$000s)
Concentrate Net Return		$/oz-Ag
Silver Sales		$0.02
Lead Sales		$0.11
Zinc Sales		$1.20
Total Revenue		$1.34
Treatment, Smelting and Refining Charges
Freight, Impurities & Third Parties		($0.07)
Gross Revenue
Royalties		($0.04)
Net Revenue
Operating Costs
Open Pit Mining		$0.00
Underground Mining		($0.16)
Process		($0.10)
G&A		($0.03)
Ordinary Rights		$0.00
Total Operating		($0.29)

Source: SRK, 2017

Table 21‑17 shows annual production and revenue forecasts for the life of the project. All production forecasts, material grades, plant recoveries and other productivity measures were developed by SRK and Solitario.

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Table 21‑17: Florida Canyon LoM Annual Production and Revenues

Period	RoM (Mt)	Plant Feed (Mt)	Lead Conc. (kt)	Zinc Conc. (kt)	Free Cash Flow (US$ millions)	Discounted Cash Flow (US$ millions)
-2	0.00	0.00	0.00	0.00	(72)	(72)
-1	0.00	0.00	0.00	0.00	(103)	(96)
1	0.73	0.73	9.06	95.86	2	2
2	0.91	0.91	11.07	119.02	50	40
3	0.91	0.91	14.87	180.57	78	57
4	0.91	0.91	17.73	161.95	80	54
5	0.92	0.92	14.78	191.19	92	58
6	0.91	0.91	15.26	181.90	84	49
7	0.91	0.91	15.80	138.77	68	37
8	0.91	0.91	12.22	80.34	36	18
9	0.92	0.92	11.73	79.35	31	14
10	0.91	0.91	11.24	83.01	35	15
11	0.92	0.92	4.82	69.77	18	7
12	0.91	0.91	7.76	81.33	28	10
13	0.40	0.40	3.53	27.54	14	5
14	0.00	0.00	0.00	0.00	0	0
15	0.00	0.00	0.00	0.00	(3)	(1)
16	0.00	0.00	0.00	0.00	0	0
17	0.00	0.00	0.00	0.00	0	0
Total	11.19	11.19	150	1,491	437	198

Source: SRK, 2017

The Florida Canyon project is mainly a zinc project, as this metal represents roughly 90% of the total projected revenue. The remainder of the revenue is related to lead and silver, where both these metals are by-products, as none represent a minimum of 20% of the revenue projection.

Project cash costs are reported under an equivalent zinc production. All-in costs for zinc, including initial and sustaining capital costs, are estimated at US$0.73/Zn-lb. Considering byproduct credits for lead and silver, all-in zinc cost is US$0.47/Zn-lb. Table 21‑18 presents the composition of the Florida Canyon cash costs.

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Table 21‑18: Florida Canyon Cash Costs

Cash Costs	US$000’s
Direct Cash Cost
Underground Mining Cost	$228,547
Process Cost	$144,063
Site G&A Cost	$39,153
Ordinary Rights	$0
Treatment Charges	$334,080
Smelting & Refining Charges	$2,996
Freight	$96,935
By-Product Credits	($189,894)
Direct Cash Costs	$655,881
US$/t-ore	$58.63
US$/lb-Zn	$0.47
Indirect Cash Cost
Royalties	$61,734
Exploration Expense	$0
Social Responsibility/Community Relations Expense	$0
Indirect Cash Costs	$61,734
US$/t-ore	$5.52
US$/lb-Zn	$0.04
Direct + Indirect Cash Costs	$717,615
US$/t-ore	$64.15
US$/lb-Zn	$0.51
Sustaining Capital Cash Cost
Sustaining Capital	$82,722
Sustaining Cash Costs	$82,722
US$/t-ore	$7.39
US$/lb-Zn	$0.06
All-In Sustaining Cash Costs	$800,337
US$/t-ore	$71.54
US$/lb-Zn	$0.57
Initial Capital Cash Cost
Initial Capital	$213,667
Initial Capital Cash Costs	$213,667
US$/t-ore	$19.10
US$/lb-Zn	$0.15
All-In Cash Costs	$1,014,004
US$/t-ore	$90.64
US$/lb-Zn	$0.73

Source: SRK, 2017

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22 Interpretation and Conclusions

22.1 Results & Comments

Florida Canyon has long been recognized as a significant Mississippi Valley Type mineral resource for zinc. The work performed to complete this study demonstrates that Florida Canyon has sufficient zinc resources to warrant further work, with about 2.4 million tonnes of Measured and Indicated mineral resource and nearly 15 million tonnes of Inferred. These tonnages are representative of material that is both of sufficient grade and sufficient continuity to form potential stope shapes, even though mineral resources are not mineral reserves.

In the area of historical drilling the steep topography has made drill site construction difficult without road access. All drilling to date has been completed with helicopter support. This has resulted in gaps in drill coverage and, in some cases, gaps in modelled ore shapes that are likely to be continuous. An access road to the site, to be completed in 2021, will provide better sites for surface drilling, support for underground development and logistical support. Permitting, currently in progress, will provide future road-accessible work areas south of the current resources.

22.2 Significant Risks & Uncertainties

A thorough understanding of the resource and the mineralogy will be needed. The majority of the ore is judged to be of favorable metallurgy as well as being amenable to producing a high quality and marketable concentrate. A subordinate quantity of the ore consists of variable amounts of the zinc minerals in the form of carbonates or silicates which may require distinct treatment to result in good recovery and produce a viable concentrate. The highest priorities for future work are to better quantify the metallurgy and to convert at least a portion of the resource from the Inferred to Indicated category so that reserves may be quantified for the completion of a Feasibility Study.

The project is in a remote area with challenging topography which will require upgrading of the local infrastructure for a commercial operation. Although the mine will be underground, with a relatively small surface footprint, the challenges of working in the area will require a strong attention to environmental sensitivities and a commitment to the community to maintain the social license.

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23 Recommendations

23.1 General Recommendations

Gustavson has reviewed the technical studies completed by Nexa and its predecessor, Votorantim. Some of these studies have been sufficiently detailed to form the basis for feasibility investigations to support a production decision. To attain this level of project design detail, new studies will need to be completed based on current market conditions and mineral resource estimates to provide the foundation for future development. The following recommendations focus on the near-term recommendations for project development.

23.1.1 Metallurgy

The focus of this report is to review a new resource estimation by Nexa which updates, restates, and refines the 2017 resource estimation. The newly restated resources define a significantly larger inventory of ore with a very different mineralogical composition and metallurgical character than that previously described in the PEA. The increased proportion of sulfide ore with less oxidized zinc and lead minerals provides a significant opportunity, in comparison to the PEA, for:

1.	Lower processing costs,
2.	Higher metal recoveries,
3.	Increased concentrate grades,
4.	Lower transportation costs,
5.	Decreased average smelter charges, and
6.	Lower cutoff grade.

These more favorable operating parameters should have a significant impact on project economics, particularly combined with the larger global resource base. The currently available metallurgical studies conducted by Smallvill S.A. are inadequate to support an optimization study of processing options for the updated mineral resource estimate. It is important to note that none of the historical studies have tested pure sulfide ore. Therefore, a new program of metallurgy is strongly recommended, starting with more representative sampling of the ore deposit with variability testing in mind. Planned studies should prioritize work on sulfide ore so that it may be scheduled for production early in the mine life.

The metallurgy of oxidized ore should also be recharacterized so that this lower quality ore can be to be incorporated into the mine plan.

It is recommended that the suggested program be undertaken by a reputable metallurgical consulting firm.

Samples for metallurgical test work can be procured from core in storage in Shipasbamba. New core for metallurgical sampling can be obtained by drilling from currently permitted sites from either underground or surface locations as described below if additional samples are needed.

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Since additional drilling has indicated that sulfides constitute a majority of the total resources, a program of metallurgical testing is recommended with the following objectives:

•	The emphasis of the metallurgical program for the project should be on the recovery of zinc, lead and silver from the sulfide ores.
•	A secondary objective would be to refine the recoveries in oxidized ore.
•	The composites should be prepared from the core currently in storage based on ore types/feed grade (high, average, and low grade). This would provide immediately available ore for testing. Follow up testing could use new drill core.
•	Metallurgical testing should be directed at optimizing process parameters (grind size, flotation time, reagent type, dosage, etc.) for the rougher flotation and regrind and a determination of the number of cleaner stages required to produce marketable-grade concentrates.
•	Locked-cycle tests should be performed to determine the recovery and quality of the concentrates.
•	Miscellaneous tests should also be undertaken to generate data for prefeasibility and feasibility work. This would include comminution (CWi, Ai, BWi), thickening, filtration and tailing characterization testing.

23.1.2 Drilling

Additional exploration drilling is currently planned to increase the resource base of the project. Expansion of the resource is likely in several areas. However, drilling is also required to upgrade the category of the resource so that future mine planning and feasibility studies can be completed.

23.1.3 Resource Conversion Drilling

Recent drilling was very successful in defining new resources within the previously defined footprint of the deposit. Further additions by discovery of new bodies within the existing resource are probable but the primary emphasis of drilling in the core of the deposit should shift to resource conversion core drilling since the ratio of Measured/Indicated to Inferred resource is low. Mine planning suitable for mineral reserves definition should be supported by a higher proportion of measured and indicated mineral resources.

Underground drilling is preferable for resource conversion drilling because the surface topography is challenging and expensive for the development of surface drill stations. The relatively short distances between individual ore shoots also argues for underground drilling, the access for which can be readily developed due to the steep terrain. It is also likely that subsurface drilling will identify new zones and expand existing ones that are not feasible to be drilled from the surface sites. 15,000m of underground drilling is planned in the next campaign.

Development of underground access will be supported by completion of the new access road.

Previously obtained permits provided for new underground development and drilling in both the northern and southern parts of the deposit (Figure 23‑1). However, it is uncertain if the previously permitted underground location in the northern part of the deposit (near zone 1021) is still current. Some additional underground development is currently permitted in the San Jorge workings.

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Resource conversion drilling can also be efficiently completed from surface drill locations in certain locations. An example would be the expansion of drilling of the manto east of San Jorge, an area which is currently permitted.

Some additional drifting and infill drilling from underground at San Jorge could expand resources in permitted areas. Locations such as these could also offer opportunities for obtaining metallurgical samples.

23.1.4 Resource Expansion Drilling

An expansion of the existing surface drilling permit is currently in preparation. Figure 23‑1 shows holes in prospective areas near the known resources to the south and east within the permit boundary (blue area).

Preparation of a longer-term permit (5th modification of the EIAsd) is also in progress for drill sites to test several new exploration targets that have been identified on the Minera Bongará Property. Figure 18-1 shows the location of some of these prospects. Ore grade outcropping mineralization is found at the Shillac, Juan, Tesoro and Pizarro. These surface showings, along with those in the expanded drilling area under the existing permit are quite accessible by new road construction compared to targets previously tested in the immediate vicinity of Florida Canyon.

Figure 23‑1 Future drilling and current and future underground exploration locations

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Figure 23‑2 shows the hypothesized extension in long section of the “Favorable Horizon” of Florida mineralization to the south to be tested with the drill holes in this area. The mineralized outcrops mentioned above are within the Favorable Horizon within the Chambara Formation. 10,000m of resource expansion drilling is proposed for 2021-2022.

Drilling of these areas may be delayed until 2022 due to the timing of approvals for the permit modification.

Figure 23‑2 Northwest-Southeast long section of area shown in Figure 23‑1

Table 23‑1 is a projected work program budget.

Table 23‑1 Planned work program for 2021-2022

Florida Canyon Prefeasibility Technical Work
Task	Description	Quantity	Unit Cost US$	Est. Budget
Metallurgy
	Sampling	20		$10,000
	Test Work	20		$250,000
Underground
	North Adit Development	1000 m	$2,000	$2,000,000
	South Adit Development	250 m	$2,000	$500,000
Drilling
	Underground Resource	15,000 m	$250	$3,750,000
	Surface Resource	10,000 m	$300	$3,000,000
Support Cost	Camp, Oversight	-		$1,500,000
Total				$11,010,000

**	Assumes Road Access Complete. (Does not include project fixed costs)

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24 References

ALS Minerals (2014a). Global Capability Statement 2014. Accessed 16 May 2014, from

http://www.alsglobal.com/Our-Services/Minerals

ALS Minerals (2014b). ALS Geochemistry Schedule of Services and Fees 2014 (USD). Accessed

20 May, 2014, from http://www.alsglobal.com/en/Our-

Services/Minerals/Geochemistry/Service-Schedule.

AMEC (2013). Declaracion de Objectivo de Negocio para Proyecto Bongará (Scoping Study for the Bongará Project). 14 January 2013. 28 pages.

Cominco (Perú) S.R.L. (2000). Bongará Project, Peru, 2000 Year-End Report, J.L.R. Muñoz and

M.A. Tapia. 15 December, 2000. 55 pages.

Guilbert, J.M. and Park, C.F., Jr. (1986). The Geology of Ore Deposits. Waveland Press, Inc.,

Long Grove, Illinois. 985 pages.

M&R (2020). Geologia y Geotecnia Carretera Paclas Cuchulia. Construcción Carretera Paclas

Cuchulia.

Nexa (2019). Proyecto Florida Canyon Informe de QA\QC 2019. Informe de Aseguramiento y

control de calidad QAQC Noviembre 2018 a Diciembre 2019.

Nexa (2020). Reporte de Recursos Minerales Proyecto Florida Canyon, Amazonas, Peru. Reporte

Inerno. Preparado: Gerencia de Recursos Minerales. Diciembre 11, 2020.

SRK Consulting (2014b). NI 43-101 Technical Report Mineral Resources Bongará Zinc Project.

Prepared for Solitario Exploration and Royalty Corp. by SRK Consulting (U.S.) Inc.

Effective Date June 05, 2014, Report Date, June 16, 2014, 145p.

SRK Consulting (2017). NI 43-101 Technical Report Preliminary Economic Assessment Florida

Canyon Zinc Project Amazonas Department, Peru. Prepared for Votorantim Metais and

Solitario Exploration by SRK Consulting (U.S.) Inc. Effective Date July 13, 2017, Report

Date, August 2, 2017.

Universidad Nacional De Huancavelica (2018). Escuela de Posgrado Tesis. Geología y

Mineralización del Deposito Mississippi Valley Type de Zn-Pb: Proyecto Canon Florida,

Norte De Peru. Presentado por : Bach. Isaac Marcelino Robles Vega.

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25 Reliance on Information Provided by Registrant

Solitario has provided the internal reports generated by Nexa, the joint venture partner on the Florida Canyon project. This work has been audited by the QP’s and it is judged to meet the requirements for reporting mineral resources with a technical report summary meeting the SK-1300 standard. The Qualified Persons responsible for this TRS has relied on the following information.

•	Markets – information related to market studies/markets for product, market entry strategies, marketing and sales contracts, product valuation, product specifications, refining, and treatment charges, transportation costs, agency relationships and material contracts. This information is used in supporting the resource estimate in Section 11 and in Section 16.
•	Legal Matters – information relating to the corporate ownership interest, mineral tenure, surface rights, water rights, royalties, encumbrances, easements, violations and fines, permitting requirements, monitoring requirements. This information is used in Section 3, and supports the mineral resource in Section 11.
•	Environmental Matters – information relating to baseline studies, environmental permitting and monitoring, ability to retain current permits, emissions control, closure planning and bonding and regulations pertaining to protected species and habitats. This information is used in Section 17 and supports the mineral resource in Section 11
•	Stakeholder Accommodation – information relating to social and stakeholder baseline studies, other organizations, non-governmental organizations, and community relations plans. This information was used to support the mineral resources in Section 11.
•	Governmental Factors – information related to government royalty clams supports the mineral resource estimate in Section 11.

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26 Glossary

26.1 Mineral Resources

The mineral resources and mineral reserves have been classified according to the “CIM Definition Standards for Mineral Resources and Mineral Reserves” (May 10, 2014). Accordingly, the Resources have been classified as Measured, Indicated or Inferred, any Reserves have been classified as Proven, and Probable based on the Measured and Indicated Resources as defined below.

A Mineral Resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade or quality continuity. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

A Measured Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade or quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

26.2 Mineral Reserves

Modifying Factors are considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors.

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A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at Pre-Feasibility or Feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified.

The reference point at which Mineral Reserves are defined, usually the point where the ore is delivered to the processing plant, must be stated. It is important that, in all situations where the reference point is different, such as for a saleable product, a clarifying statement is included to ensure that the reader is fully informed as to what is being reported.

The public disclosure of a Mineral Reserve must be demonstrated by a Pre-Feasibility Study or Feasibility Study.

A Probable Mineral Reserve is the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proven Mineral Reserve. The Qualified Person(s) may elect, to convert Measured Mineral Resources to Probable Mineral Reserves if the confidence in the Modifying Factors is lower than that applied to a Proven Mineral Reserve.

Probable Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a Pre-Feasibility Study.

A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource. A Proven Mineral Reserve implies a high degree of confidence in the Modifying Factors. Application of the Proven Mineral Reserve category implies that the Qualified Person has the highest degree of confidence in the estimate with the consequent expectation in the minds of the readers of the report. The term should be restricted to that part of the deposit where production planning is taking place and for which any variation in the estimate would not significantly affect the potential economic viability of the deposit.

Proven Mineral Reserve estimates must be demonstrated to be economic, at the time of reporting, by at least a Pre-Feasibility Study. Within the CIM Definition standards the term Proved Mineral Reserve is an equivalent term to a Proven Mineral Reserve.

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Florida Canyon	S-K 1300 Technical Report Summary

26.3 Glossary

The following general mining terms may be used in this report.

Table 26‑1 Glossary

Term	Definition
Assay:	The chemical analysis of mineral samples to determine the metal content.
Capital Expenditure:	All other expenditures not classified as operating costs.
Crushing:	Initial process of reducing ore particle size to render it more amenable for further processing.
Cut-off Grade (CoG):	The grade of mineralized rock, which determines whether it is economic to recover its mineral content by further concentration.
Dilution:	Waste, which is unavoidably mined with ore.
Dip:	Angle of inclination of a geological feature/rock from the horizontal.
Fault:	The surface of a fracture along which movement has occurred.
Footwall:	The underlying side of an orebody or stope.
Gangue:	Non-valuable components of the ore.
Grade:	The measure of concentration of gold within mineralized rock.
Hangingwall:	The overlying side of an orebody or slope.
Haulage:	A horizontal underground excavation which is used to transport mined ore.
Igneous:	Primary crystalline rock formed by the solidification of magma.
Level:	Horizontal tunnel the primary purpose is the transportation of personnel and materials.
Lithological:	Geological description pertaining to different rock types.
LoM Plans:	Life-of-Mine plans.
LRP:	Long Range Plan.
Material Properties:	Mine properties.
Milling:	A general term used to describe the process in which the ore is crushed and ground and subjected to physical or chemical treatment to extract the valuable metals to a concentrate or finished product.
Mineral/Mining Lease:	A lease area for which mineral rights are held.
Mining Assets:	The Material Properties and Significant Exploration Properties.
Ongoing Capital:	Capital estimates of a routine nature, which is necessary for sustaining operations.
Ore Reserve:	See Mineral Reserve.
Pillar:	Rock left behind to help support the excavations in an underground mine.
RoM:	Run-of-Mine.
Sedimentary:	Pertaining to rocks formed by the accumulation of sediments, formed by the erosion of other rocks.
Shaft:	An opening cut downwards from the surface for transporting personnel, equipment, supplies, ore and waste.
Sill:	A thin, tabular, horizontal to sub-horizontal body of igneous rock formed by the injection of magma into planar zones of weakness.
Stope:	Underground void created by mining.
Stratigraphy:	The study of stratified rocks in terms of time and space.
Strike:	Direction of line formed by the intersection of strata surfaces with the horizontal plane, always perpendicular to the dip direction.
Sulfide:	A sulfur bearing mineral.
Tailings:	Finely ground waste rock from which valuable minerals or metals have been extracted.
Total Expenditure:	All expenditures including those of an operating and capital nature.

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

26.4 Definition of Terms

The following abbreviations may be used in this report.

Table 26‑2 Abbreviations

Abbreviation	Unit or Term
A	ampere
AA	atomic absorption
A/m2	amperes per square meter
Ag	silver
Au	gold
°C	degrees Centigrade
CCD	counter-current decantation
CIL	carbon-in-leach
CoG	cut-off grade
cm	centimeter
cm2	square centimeter
cm3	cubic centimeter
cfm	cubic feet per minute
ConfC	confidence code
CRec	core recovery
CSS	closed-side setting
CTW Cu	calculated true width copper
°	degree (degrees)
dia. EDX	Diameter energy dispersive x-ray
EIS	Environmental Impact Statement
EMP	Environmental Management Plan
FA	fire assay
ft	foot (feet)
ft2	square foot (feet)
ft3	cubic foot (feet)
g	gram
gal	gallon
g/L	gram per liter
g-mol	gram-mole
gpm	gallons per minute
g/t	grams per tonne
ha	hectares
Hp HQ	Horsepower drill core diameter of ~63.5 mm
HTW	horizontal true width
ICP-MS	inductively coupled plasma mass spectrometry
ID2	inverse-distance squared
ID3	inverse-distance cubed
kA	kiloamperes
kg	kilograms

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Abbreviation	Unit or Term
Km	kilometer
km2	square kilometer
koz	thousand troy ounce
kt	thousand tonnes
kt/d	thousand tonnes per day
kt/y	thousand tonnes per year
kV	kilovolt
kW	kilowatt
kWh	kilowatt-hour
kWh/t	kilowatt-hour per metric tonne
L	liter
L/sec	liters per second
L/sec/m	liters per second per meter
lb	pound
LHD	Long-Haul Dump truck
LOI	Loss On Ignition
LoM	Life-of-Mine
m	meter
m2	square meter
m3	cubic meter
masl Ma	meters above sea level millions of years before present
mg/L MLA	milligrams/liter mineral liberation analysis
mm	millimeter
mm2	square millimeter
mm3	cubic millimeter
MME	Mine & Mill Engineering
Moz	million troy ounces
Mt	million tonnes
MTW	measured true width
MW	million watts
m.y.	million years
NGO	non-governmental organization
NI 43-101 NQ opt	Canadian National Instrument 43-101 drill core diameter of ~47.5 mm troy ounce per ton
OSC	Ontario Securities Commission
oz	troy ounce
% Pb PGM	Percent lead Pilot Gold Mill
PLC	Programmable Logic Controller
PLS	Pregnant Leach Solution
PMF	probable maximum flood
ppb	parts per billion
ppm	parts per million
QA/QC	Quality Assurance/Quality Control

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Abbreviation	Unit or Term
RC	rotary circulation drilling
RoM	Run-of-Mine
RQD Sb	Rock Quality Description antimony
sec	second
SEM SG	Scanning Electron Microscope specific gravity
SPT	standard penetration testing
st	short ton (2,000 pounds)
t	tonne (metric ton) (2,204.6 pounds)
t/h	tonnes per hour
t/d	tonnes per day
t/y	tonnes per year
TSF	tailings storage facility
TSP	total suspended particulates
µm	micron or microns
V	volts
VFD	variable frequency drive
W	Tungsten or watts
XRD XRF	x-ray diffraction x-ray fluorescence
Y Zn	Year zinc

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

27 Appendix A: Drill Hole Collars

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
BGFC-01	824110.3	9353472	2433.11	250.1
BGFC-02	824110.3	9353472	2433.11	189.7
BGFC-03	824109	9353471	2432.93	190.9
BGFC-04	824109	9353471	2432.93	213.1
BGFC-05	824306.8	9353337	2502.27	253.2
BGFC-06	824306.8	9353337	2502.27	220
BGFC-07	824436.6	9352986	2459.128	201.3
BGFC-08	823898.8	9352544	2299.51	207.3
BGFC-09	823959.4	9353301	2588.44	487.45
BGFC-10	823948	9353585	2521.34	457.4
BGFC-11	823947.5	9352916	2413.21	234.8
BGFC-12	824421.1	9353138	2472.183	158.6
BGFC-13	824482.3	9352793	2422.971	146.5
BGFC-14	824130.4	9353679	2461.91	244
BGFC-15	824422.4	9353138	2472.204	194.25
BGFC-16	824130.4	9353679	2461.91	187
BGFC-17	823898.8	9352544	2299.51	296.8
BGFC-18	824438.6	9352988	2458.92	204.2
BGFC-19	823898.8	9352544	2299.51	155.35
BGFC-20	824123.6	9352841	2368.83	147.1
BGFC-20A	824123.6	9352841	2368.83	93.9
BGFC-20B	824123.6	9352841	2368.83	174.3
BGFC-21	824721.4	9352972	2553.36	229.2
BGFC-22	824062.2	9353128	2467.13	237.4
BGFC-23A	823915	9352434	2209.45	343.55
BGFC-24	823931.9	9352647	2272.99	264.3
BGFC-25	823748.1	9352313	2238.38	274.9
BGFC-26	823949.8	9352806	2359.52	205.2
BGFC-27	823762.6	9352099	2114.94	230.8
BGFC-28	823949.8	9352806	2359.52	332.6
BGFC-29	823946.8	9352215	2218.196	368.5
BGFC-30	823705.8	9352452	2311.75	304.9
BGFC-31	823947.5	9352916	2413.21	361.9
BGFC-32	823705.8	9352452	2311.75	349.2
BGFC-33	824475.9	9353346	2401.37	87
BGFC-34	824318.6	9353818	2565.39	259.25
BGFC-35	824473.6	9353347	2401.293	109
BGFC-36	824915.9	9353523	2533.225	228.75
BGFC-37	824516.8	9354141	2639.61	439.2
BGFC-38	823946.8	9352215	2218.196	225.7

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
BGFC-39	825178.1	9352219	2509.473	430.05
BGFC-40	825195.8	9352895	2609.16	329.4
BGFC-41	825287	9353844	2724.605	512.4
BGFC-42	827233.4	9352599	2711	316
BGFC-43	824785	9354291	2669.38	277.5
BGFC-44	825368.3	9353415	2733.05	439.2
BGFC-45	824785	9354291	2669.38	610
BGFC-46	826977.9	9352253	2599	488
BGFC-47	824516.8	9354141	2639.61	515.45
BGFC-48	824318.6	9353818	2565.39	326.35
BGFC-49	824709.1	9353805	2775.08	493
BGFC-50	825231	9353822	2713.835	504.75
BGFC-51	823937.5	9352731	2301.5	181.5
BGFC-52	824019.9	9352895	2389.29	233.9
BGFC-53	825228.1	9353822	2713.61	508.35
BGFC-54	824022.6	9352894	2389.16	208.95
BGFC-55	824062.2	9353128	2467.13	325.35
BGFC-56	825107.6	9353598	2608.545	369.05
BGFC-57	824062.4	9353327	2506.33	194.2
BGFC-58	825108.8	9353597	2608.553	335.5
BGFC-59	824145.6	9353374	2419.83	157.6
BGFC-60	825109.6	9353595	2608.607	341.6
BGFC-61	824576.6	9353236	2517.33	197.25
BGFC-62	825109.7	9353595	2608.593	350.75
BGFC-63	824401.4	9353498	2570.93	256.3
BGFC-64	824917	9353523	2533.282	278.25
BGFC-65	824619.7	9353967	2725.87	463.9
BGFC-66	825044.5	9353252	2729.091	375.15
BGFC-67	825521.9	9353021	2752.11	114.9
BGFC-68	825015.5	9352933	2628.01	341.6
BGFC-69	825521.9	9353021	2752.11	537
BGFC-70	824318.6	9354069	2659.23	451.4
BGFC-71	824806.8	9354239	2687.07	493.75
BGFC-72	824947.8	9353161	2738.632	387.3
BGFC-73	826101	9352414	2792	603.9
BGFC-74	825642.5	9352657	2772.61	500.3
BGFC-75	823886.7	9352329	2124.64	106.25
BGFC-76	824427.3	9352180	2366.55	378.2
BGFC-77	824658.1	9353507	2465.706	208.3

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
BGFC-78	824285.5	9351867	2237.222	402.2
BGFC-79	824660.3	9353503	2465.616	150.55
BGFC-80	824318.6	9353818	2565.39	339
VMA1	824547.6	9353444	2429.054	160.15
VMA2	824550.5	9353439	2429.058	141.75
VMA3	824547.9	9353443	2429.057	106.25
VMA4	824549.8	9353446	2429.188	151.25
VMA5	824547.9	9353442	2428.999	137.25
VMA6	824552	9353443	2429.109	131.55
VMC1	824658.5	9353507	2465.66	179.2
VMC2	824658.4	9353503	2465.526	157.35
VMC3	824661.1	9353504	2465.467	154.55
VMC4	824656.7	9353506	2465.658	154.45
VMC5	824662.1	9353506	2465.646	150.1
VMC6	824658	9353503	2465.445	151.9
VMD1	824725.8	9353519	2480.759	87.5
VMD2	824726.7	9353517	2480.606	195.2
VMD3	824729.5	9353513	2480.645	194.1
VMD4	824730.3	9353518	2480.681	30
VMD4A	824730	9353518	2480.751	86.35
VMD5	824730.6	9353516	2480.778	179.2
VMD6	824726	9353516	2480.703	173.4
VMD7	824729.1	9353518	2480.675	101.8
VME1	824914.6	9353527	2533.173	282.35
VME2	824914.9	9353526	2533.104	238.4
VME3	824916.9	9353527	2533.286	272.15
VME4	824918.3	9353525	2533.166	240
VME5	824914.5	9353526	2533.097	255.2
VME6	824915.2	9353523	2533.242	242.1
V08	824620	9353967	2726	476.1
V08A	824620	9353967	2726	32.5
V08B	824620	9353967	2726	322.8
V09	824709	9353805	2775	512.95
V10	824709	9353805	2775	494.7
V10A	824709	9353805	2775	536.4
V13	824581.6	9353835	2688.352	413.3
V15	824582.2	9353834	2688.405	454.5
V18	824367.6	9353929	2588.43	324.4
V19	824367.6	9353929	2588.43	296.55
V20	824367.6	9353929	2588.43	323.3

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V21	824367.6	9353929	2588.43	377
V21A	824367.6	9353929	2588.43	341.35
V22	824528.6	9353706	2756.439	460.3
V23	824528.8	9353705	2756.451	491.2
V23A	824527.5	9353706	2756.4	494
V26	824315.8	9353816	2565.28	304
V28	824315.5	9353819	2565.28	298
V32	824321.8	9353594	2684.912	600
V33	824322	9353594	2684.914	380
V34	824321.6	9353591	2684.864	283.9
V35	824321.8	9353590	2684.883	442.95
V35A	824323.7	9353592	2684.864	416
V36	824486.6	9353221	2469.709	320.55
V37	824486.6	9353218	2469.744	191.2
V37A	824484.5	9353220	2469.553	452.1
V38	824597.4	9353048	2462.498	165.05
V39	824597.2	9353044	2462.226	162.55
V39A	824599.4	9353046	2462.498	167.4
V40	824225.5	9353379	2414.51	137.4
V41	824225.5	9353375	2414.444	149
V42	824437.3	9353073	2467.583	200.15
V43	824437	9353070	2467.337	167.7
V_44	824104.1	9352043	2218.567	308.4
V_45	824103.5	9352043	2218.577	293
V_46	824100.2	9352043	2218.641	750.5
V_47	824416.5	9351927	2328.957	430.1
V_48	824414.2	9351926	2328.954	453
V_49	824307.3	9352356	2469.198	339
V_50	824302.8	9352358	2469.207	168.1
V_51	824305.2	9352355	2469.171	377.6
V_52	824635.9	9352115	2405.196	434
V_53	824636.3	9352115	2405.242	583.4
V_54	824629.6	9352476	2580.375	398.6
V_55	824832.2	9352614	2625.939	46.2
V_56	824883.9	9352229	2492.771	497.5
V_57	824105.1	9352165	2269.818	293.6
V_58	824241	9352566	2392.067	257.4
V_59	824102.2	9352045	2218.616	83.45
V_63	824302.7	9352358	2469.212	162.4
V_87	824597	9353047	2462.533	140.5

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V_88	824597.9	9353045	2462.335	170
V_89	824597.7	9353048	2462.476	173
V_90	824595.8	9353048	2462.486	199.6
V_91	824595	9353046	2462.464	164.4
V_92	824594.3	9353044	2462.241	210
V_109	824823.1	9352987	2590.437	246.4
V_110	824824.9	9352987	2590.623	248
V_111	824825.7	9352985	2590.529	269.1
V_112	824823	9352986	2590.395	287.3
V_113	824825.1	9352984	2590.399	290.2
V_114	824823.7	9352985	2590.304	269.9
V_115	824832.1	9352616	2625.554	389.3
V_121	824844.4	9353241	2692.052	359.6
V_122	824846.5	9353240	2692.051	398.3
V_123	824844.2	9353242	2691.901	398.3
V_124	824845.4	9353241	2692.042	398.3
V_125	824844.2	9353241	2691.998	356.5
V_126	824846.2	9353240	2692.055	125.4
V_127	824845	9353239	2692.043	349.5
V_128	824843.2	9353240	2691.838	352
V_129	824846.7	9353240	2692.046	365.4
V_130	824850.7	9353102	2633.127	284.5
V_131	824848.6	9353103	2633.139	117.9
V_132	824848.2	9353101	2632.94	305.4
V_133	824849.6	9353102	2632.949	299.5
V_134	824849.1	9353103	2633.239	282.6
V_135	824848.2	9353103	2633.096	303.7
V_136	824851	9353101	2632.906	302.2
V_137	824848.7	9353104	2633.322	299.5
V_138	824850.3	9353104	2633.477	278
V_139	824882.2	9352229	2492.711	437.3
V_145	824950.1	9353159	2738.679	431.5
V_164	824106.2	9352163	2269.462	347.5
V_165	824108.2	9352165	2270.029	284.4
V_166	824241	9352563	2392.013	305.3
V_167	824826.1	9352985	2590.509	152.3
V_168	824241.9	9352563	2392.054	227.2
V_169	824304	9352355	2469.172	455.4
V_170	824243.1	9352564	2392.077	203.6
V_171	824303.9	9352356	2469.138	465

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V_172	824241.4	9352566	2392.099	209.6
V_173	824239.4	9352564	2392.004	265.1
V_174	824304	9352357	2469.222	415.2
V_175	824447.1	9352671	2379.978	130.8
V_176	824443.3	9352670	2379.91	122.8
V_177	824446.2	9352670	2379.949	169.1
V_178	824102.5	9352041	2218.596	380.2
V_179	824634.6	9353274	2568.23	271.3
V_180	824634.9	9353277	2568.257	296
V_181	824282.8	9351870	2237.225	425.4
V_182	824634.5	9353276	2568.171	230.6
V_183	824423.4	9352180	2365.946	107.9
V_184	824634.8	9353275	2568.239	260
V_185	824422.3	9352180	2365.977	436
V_186	824284.1	9351870	2237.193	395
V_187	824632.3	9353279	2568.249	291
V_188	824633.3	9353280	2568.269	285
V_189	824422.9	9352182	2365.979	365
V_190	824282.6	9351868	2237.166	561
V_191	824437	9352985	2458.758	205
V_192	824426.4	9352182	2366.05	379
V_193	824436.3	9352986	2458.815	210
V_194	824438.2	9352986	2458.886	190
V_195	824286.5	9351867	2237.1	116
V_196	824422.9	9352181	2365.96	65.5
V_197	824281.8	9351871	2237.341	183
V_198	824723.6	9352973	2553.712	246
V_199	824423	9352182	2365.977	374
V_200	824305.7	9352358	2469.171	340
V_201	824722.6	9352973	2553.68	239.2
V_202	825089.3	9353776	2669.645	445
V_203	824306.1	9352358	2469.169	358.8
V_204	824601.3	9352735	2447.233	156
V_205	824601.6	9352735	2447.221	193
V_206	824304.5	9352358	2469.198	325
V_207	824600.2	9352738	2447.158	185
V_208	824601.1	9352739	2447.196	180
V_209	825088.7	9353779	2669.645	469
V_210	824242.1	9352567	2391.97	219
V_211	824626.7	9352475	2579.774	438

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V_212	824444.5	9352668	2380.086	228
V_213	825090.8	9353776	2669.634	428
V_214	824444.1	9352673	2379.901	245
V_215	824626.6	9352477	2579.7	417
V_216	824443.1	9352671	2379.881	197
V_217	824446	9352669	2379.983	179
V_218	825088.6	9353776	2669.607	438
V_219	824599.7	9352739	2447.083	345
V_220	824049.4	9351876	2267.857	482
V_221	824604.1	9352739	2447.221	185
V_222	824599.6	9352737	2447.152	225
V_223	825107.1	9353596	2608.266	310.6
V_224	825106.8	9353596	2608.299	317.6
V_225	825107.6	9353598	2608.499	325
V_226	825107.4	9353598	2608.503	335.5
V_227	825108.9	9353599	2608.316	338.8
V_228	825109.8	9353598	2608.463	341.6
V_229	825108.1	9353595	2608.406	310
V_230	825109.8	9353597	2608.34	41.9
V_231	825110.2	9353597	2608.439	36
V_232	825089.5	9353776	2669.476	421.3
V_233	825088.4	9353776	2669.426	420.4
V_234	825088.7	9353777	2669.408	428.5
V_235	825090.7	9353775	2669.443	419.5
V_236	825091.7	9353777	2669.859	434.5
V_237	825091.1	9353778	2669.457	434.5
V_238	825089.2	9353779	2669.508	425.5
V_239	825088	9353776	2669.47	430
V_240	824207.3	9352165	2113.333	197.6
V_241	824207.4	9352165	2112.941	202.2
V_242	824207.6	9352165	2112.601	148.2
V_243	824207.9	9352166	2112.504	134.1
V_244	824212.4	9352168	2112.328	122.2
V_245	824212.8	9352168	2112.444	109.6
V_246	824213.2	9352168	2112.64	113.4
V_247	825088.4	9353777	2669.444	431
V_248	823844.3	9351986	2106.446	362.5
V_249	823846.9	9351987	2106.527	298
V_250	825106.9	9353597	2608.345	308.6
V_251	824215	9352194	2112.572	205.8

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V_252	824215.9	9352195	2111.973	133.4
V_253	824215.1	9352194	2112.235	200.5
V_254	824215.5	9352194	2111.975	167.5
V_255	824219.9	9352197	2111.892	81.6
V_256	824220.4	9352197	2112.229	95.45
V_257	824220.4	9352198	2112.773	105
V_258	824220.4	9352197	2113.324	157.8
V_259	823857.9	9352139	2117.582	227.3
V_260	823857.1	9352139	2117.765	212.5
V_261	824205.6	9352127	2113.235	195.3
V_262	824205.6	9352127	2113.055	218.2
V_263	824205.9	9352127	2112.89	190.4
V_264	824206.3	9352128	2112.907	169.3
V_268	824915.3	9353526	2533.106	242.5
V_269	825107.1	9353597	2608.343	315
V_265	824210	9352129	2112.889	140
V_266	824210.4	9352129	2112.892	134.8
V_267	824210.9	9352129	2113.1	145.1
V_270	824168.7	9352197	2111.506	163.1
V_271	824168.7	9352197	2111.865	104.8
V_272	824168.7	9352197	2111.13	187
V_273	824168.9	9352197	2110.835	176
V_274	824169.3	9352197	2110.853	105.95
V_275	824173.3	9352201	2110.823	95
V_276	824173.5	9352201	2111.059	93.75
V_277	824173.5	9352201	2111.74	118.7
V_278	824173.5	9352201	2112.236	186.4
V_279	825106.8	9353598	2608.335	334
V_280	824915.9	9353526	2533.13	239.5
V_281	825107.2	9353597	2608.369	323
V_282	824206.4	9352086	2113.093	207.2
V_283	824206.7	9352086	2113.109	200.8
V_284	824210.5	9352089	2112.958	166.4
V_285	824211.1	9352089	2113.3	196
V_286	825109.7	9353597	2608.516	45.8
V_287	825109.5	9353598	2608.454	313
V_288	825109.7	9353599	2608.439	320.6
V_289	824915.6	9353526	2533.12	226.6
V_290	824911.7	9353525	2533.11	223
V_291	825107.1	9353596	2608.38	314.5

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V_292	824208.2	9352050	2113.784	247.35
V_293	824208.5	9352050	2113.672	273.6
V_294	824209	9352050	2113.606	227.15
V_295	824208.9	9352049	2113.509	230
V_296	824209.1	9352049	2113.467	394
V_297	824209.9	9352049	2113.472	279.2
V_298	824212	9352051	2113.604	242.4
V_299	824212.4	9352051	2113.577	240
V_300	824213	9352053	2113.795	265.9
V_301	824212.4	9352052	2113.488	205.3
V_302	824212.6	9352052	2113.508	209.5
V_303	824213	9352053	2113.739	234.3
V_304	824911.4	9353525	2533.125	230.2
V_305	824087.3	9352187	2110.091	135
V_306	824087.2	9352187	2109.619	174.3
V_307	824087.5	9352187	2109.154	191.8
V_308	824087.8	9352187	2109.064	116.8
V_309	824087.7	9352189	2109.837	115.4
V_310	824091.4	9352190	2109.156	107
V_311	824091.9	9352191	2109.411	111.7
V_312	824091.9	9352191	2110.274	161
V_313	824091.7	9352190	2110.64	225.1
V_314	824087.3	9352187	2109.243	257
V_315	824091.5	9352190	2111.576	146.6
V_316	824091.9	9352190	2111.131	100.3
V_317	824913.5	9353524	2533.132	221.5
V_318	825108.2	9353596	2608.328	290.5
V_319	824914.7	9353527	2533.131	239.6
V_320	824914.8	9353527	2533.139	257.5
V_321	825108.4	9353599	2608.424	317.5
V_322	824911.7	9353526	2533.143	217
V_323	825108.3	9353599	2608.446	320.5
V_324	824911.8	9353525	2533.133	217
V_325	824913.8	9353524	2533.142	230.6
V_326	824728.6	9353518	2480.53	146
V_327	824913.7	9353524	2533.125	220
V_328	824728.9	9353518	2480.523	117.7
V_329	824913.7	9353524	2533.142	226.1
V_330	824728	9353518	2480.597	128.5
V_331	824727.4	9353517	2480.54	122.6

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V_332	824913.8	9353527	2533.184	221.5
V_333	824728	9353517	2480.595	146.1
V_334	824728.2	9353517	2480.598	158
V_335	824913.8	9353528	2533.189	223.3
V_336	824727.5	9353516	2480.573	125.5
V_337	824913.8	9353527	2533.188	239.5
V_338	824727.6	9353516	2480.565	131.5
V_339	824915.3	9353524	2533.155	211.5
V_340	824915.5	9353524	2533.15	212.5
V_341	824021	9352176	2108.104	128.1
V_342	824021.8	9352176	2107.852	123.3
V_343	824022.1	9352176	2108.059	130
V_344	824022.2	9352176	2108.6	152
V_345	824022.2	9352176	2108.988	49.8
V_346	824022.2	9352176	2109.231	215.5
V_347	824018.1	9352174	2108.134	271.05
V_348	824915.7	9353524	2533.157	97.3
V_349	824912.7	9353527	2533.218	215.5
V_350	824912.4	9353528	2533.229	227.5
V_351	824912.6	9353527	2533.22	248.1
V_352	824911.8	9353526	2533.126	209.5
V_353	824020.8	9352175	2108.07	148
V_354	824209.9	9352049	2113.49	314.3
V_355	824211.1	9352049	2113.584	289
V_356	824209.4	9352049	2113.458	262.8
V_357	824912	9353526	2533.129	153.2
V_358	824911.5	9353526	2533.144	171
V_359	824916	9353525	2533.17	218.5
V_360	824915.5	9353525	2533.142	230.5
V_361	824915.4	9353527	2533.123	230
V_362	824050.8	9351878	2267.92	508.1
V_363	824915.6	9353527	2533.144	242.5
V_364	824915.8	9353527	2533.165	268
V_365	824050.6	9351879	2268.429	576.4
V_366	824902.8	9353388	2652.128	368.5
V_367	824899.8	9353389	2652.076	367.5
V_368	825112.7	9353484	2680.215	367.9
V_369	824048	9351878	2267	569.5
V_370	825110.5	9353483	2680.188	421.2
V_371	824284.8	9351868	2237.013	110

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V_372	824284.8	9351868	2237.013	115
V_373	824714.3	9353419	2568.488	245
V_374	824284.8	9351868	2237.013	110.1
V_375	824417	9351927	2329	190
V_376	824417	9351927	2329	190
V_377	824726	9353520	2480.745	116
V_378	824726	9353520	2480.776	146.5
V_379	824726.5	9353520	2480.739	194
V_380	824726.5	9353520	2481.061	152
V_381	824726.9	9353519	2480.721	131.2
V_382	824727.4	9353519	2480.636	150
V_383	824726.5	9353519	2480.685	141.7
V_384	824726.8	9353519	2480.788	118.1
V_385	824727.4	9353519	2480.599	127.8
V_386	824727.1	9353518	2480.627	116
V_387	824728.1	9353517	2480.583	166.7
V_388	824727.5	9353517	2480.608	143.1
V_389	824727.3	9353516	2480.628	136.9
V_390	824726.1	9353515	2480.612	106.8
V_391	824726	9353515	2480.62	112.4
V_392	824725.6	9353515	2480.612	132
V_393	824725.4	9353514	2480.586	148
V_394	824725	9353516	2480.637	145
V_395	824724.8	9353515	2480.863	136
V_396	824723.6	9353517	2480.625	119
V_397	824723.9	9353517	2480.621	116
V_398	824724.2	9353519	2480.556	134.6
V_399	824724.5	9353519	2480.603	122.5
V_400	824725.3	9353519	2480.625	135
V_401	824725.3	9353520	2480.763	188.2
V_402	824725.4	9353520	2480.732	152.2
V_403	824128.5	9352195	2110.66	100.6
V_404	824128.5	9352195	2110.417	77.5
V_405	824129.2	9352195	2110.073	62.7
V_406	824134.3	9352198	2110.091	70.1
V_407	824134.6	9352198	2110.634	111.65
V_408	824134.7	9352198	2111.239	120.5
V_409	824134.7	9352198	2111.542	7.7
V_410	824134.6	9352198	2111.936	167.35
V_411	824134.2	9352198	2110.02	72

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V_412	824659.1	9353507	2465.702	157
V_413	824660.4	9353507	2465.633	151
V_414	824660	9353506	2465.648	101.3
V_415	824661	9353505	2465.441	107.3
V_416	824662.2	9353504	2465.561	116
V_417	824661.1	9353503	2465.502	116
V_418	824659.5	9353502	2465.472	135
V_419	824658.4	9353502	2465.483	136.5
V_420	824659	9353504	2465.58	119.5
V_421	824657.3	9353503	2465.538	150.6
V_422	824658.1	9353504	2465.59	116.4
V_423	824657.4	9353504	2465.619	125.1
V_424	824656.9	9353504	2465.549	156.3
V_425	824657.5	9353505	2465.575	108.9
V_426	824657.4	9353505	2465.612	140.2
V_427	824656.7	9353505	2465.672	163.8
V_428	824657.8	9353507	2465.694	116.4
V_429	824657.5	9353507	2465.693	98.4
V_430	824658.5	9353507	2465.748	110.3
V_431	824219.8	9352197	2111.621	93
V_432	824220.4	9352197	2113.788	109.1
V_433	824210.6	9352089	2112.95	168
V_434	824211.4	9352089	2114.204	145.5
V_435	824213.4	9352169	2113.393	107.1
V_436	824211	9352130	2113.873	136.5
V_437	824210.5	9352130	2112.817	132.7
V_438	824210	9352128	2112.822	151.3
V_439	824208.6	9352166	2112.332	120.1
V_440	824548.9	9353446	2429.17	83.4
V_441	824549.7	9353445	2429.127	95.4
V_442	824550	9353446	2429.162	86.1
V_443	824551.1	9353445	2429.107	88.7
V_444	824550.8	9353442	2429.106	101
V_445	824550.3	9353443	2429.13	95.2
V_446	824549.5	9353440	2428.945	106.5
V_447	824548.8	9353441	2429.029	92.3
V_448	824548.3	9353442	2429.042	86.3
V_449	824546.4	9353442	2428.982	101
V_450	824546	9353441	2429.026	115.5
V_451	824545.6	9353443	2429.073	124.5

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
V_452	824546.8	9353444	2429.064	86.3
V_453	824546.4	9353444	2429.072	107
V_454	824545.9	9353444	2429.094	118.5
V_455	824547.6	9353445	2429.157	101.5
V_456	824213.4	9352169	2113.862	94.2
V_457	824211	9352129	2114.622	159.5
V_458	824173.5	9352201	2112.541	180.2
V_459	824210.5	9352071	2113.267	177
V_460	824547.6	9353444	2429.127	101.6
V_461	824725.4	9353519	2481.258	149.1
V_462	824658.5	9353506	2465.71	135
V_463	824913.8	9353525	2533.102	158.5
V_464	824546.6	9353148	2499.087	161.6
V_465	824210.8	9352071	2113.224	168.1
V_466	824211.1	9352071	2113.483	133
V_467	824597.5	9353044	2463.286	150
V_468	825317	9352640	2766.444	40
V_469	825009	9352684	2661	40
V_470	825269	9352108	2564	42.1
V_471	824963	9352030	2480.821	122.6
V_472	824649	9351768	2390	160
V_473	824885	9352230	2493	110.5
V_474	824209.8	9352071	2113.362	100.3
V_475	824218.1	9352195	2111.99	100.05
V_476	824130.5	9352197	2110.121	100.2
V_477	823852.1	9352019	2106.604	146.8
V_478	824211.4	9352071	2113.886	102.4
PEBGD000002	824617.4	9353969	2725.68	471.4
PEBGD000003	824523.6	9353708	2756.337	475.4
PEBGD000004	825307.7	9353737	2736.647	560
PEBGD000005	824621	9353967	2725.732	178.8
PEBGD000006	824524.5	9353709	2756.444	475.4
PEBGD000008	824337.6	9353635	2685.748	570.2
PEBGD000012	823896.6	9352542	2299.677	384.3
PEBGD000015	823922.3	9351648	2175.996	493.2
PEBGD000018	823898.8	9352544	2299.763	204.2
PEBGD000019	824337.5	9353638	2685.795	454.3
PEBGD000021	824617.5	9353967	2725.668	506
PEBGD000023	823922.8	9351648	2176.027	580.4
PEBGD000027	824423.1	9352181	2366.159	341.4

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

BHID	XCOLLAR	YCOLLAR	ZCOLLAR	DEPTH
PEBGD000031	824580.1	9353841	2688.52	420
PEBGD000032	824423.9	9352180	2366.17	377.7
PEBGD000035	824427.5	9352182	2366.298	339
PEBGD000036	824580.8	9353843	2688.627	440.9
PEBGD000038	823921.5	9351649	2176.029	471.2
PEBGD000039	824425	9352180	2366.17	488.5
PEBGD000001	825307	9353734	2736.695	517.3
PEBGD000007	824581.7	9353840	2688.603	402.1
PEBGD000009	824582.6	9353842	2688.575	393.7
PEBGD000010	824523.2	9353710	2756.439	497.5
PEBGD000011	824337.4	9353637	2685.757	461.4
PEBGD000013	824523.4	9353711	2756.456	470.2
PEBGD000014	824339.1	9353635	2685.738	423
PEBGD000016	824524.4	9353707	2756.42	464.4
PEBGD000017	823898.8	9352542	2299.698	230
PEBGD000020	823922.3	9351648	2175.992	555.2
PEBGD000022	824423.2	9352180	2366.143	463.8
PEBGD000024	824339.8	9353636	2685.775	383
PEBGD000025	824340.1	9353636	2685.8	383.9
PEBGD000026	823921.2	9351649	2176.002	465.4
PEBGD000028	824580.2	9353841	2688.529	426.3
PEBGD000029	824423.5	9352181	2366.206	316.5
PEBGD000030	823921.3	9351649	2176.099	488.2
PEBGD000033	824580.4	9353842	2688.618	440.7
PEBGD000034	823920.9	9351649	2176	550.3
PEBGD000037	824581.2	9353843	2688.586	470.9

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

28 Appendix B: QA/QC 2019 Laboratory Results

28.1 Coarse Blank Results – ALS Laboratory

Summary

Standard Code	C-17282-GT
Element	Ag
Unit of Measure	ppm
Analytical Technique	ICPAAS
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	12/11/2019
Count of Samples	23
Number Of Failures	0
Failure %	0.00%

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	C-17282-GT
Element	Cu
Unit of Measure	per
Analytical Technique	ICPAAS
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	12/11/2019
Count of Samples	23
Number Of Failures	0
Failure %	0.00%

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	C-17282-GT
Element	Pb
Unit of Measure	per
Analytical Technique	ICPAAS
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	12/11/2019
Count of Samples	23
Number Of Failures	0
Failure %	0.00%

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	C-17282-GT
Element	Zn
Unit of Measure	per
Analytical Technique	ICPAAS
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	12/11/2019
Count of Samples	23
Number Of Failures	0
Failure %	0.00%

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

28.2 Duplicate Results – ALS Laboratory

Summary

Original Sample Type	OR
Duplicate Sample Type	RG
Element	Ag
Unit of Measure	ppm
Analytical Technique	Lab
Original Mean Value	3.18
Duplicate Mean Value	3.16
Count of Samples	11
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	RG
Element	Cu
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	0.0009
Duplicate Mean Value	0.0009
Count of Samples	11
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	RG
Element	Pb
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	0.21
Duplicate Mean Value	0.20
Count of Samples	11
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	RG
Element	Zn
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	2.22
Duplicate Mean Value	2.38
Count of Samples	11
Number Of Failures	2
Failure %	18.18

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	DP
Element	Ag
Unit of Measure	ppm
Analytical Technique	Lab
Original Mean Value	5.04
Duplicate Mean Value	4.99
Count of Samples	58
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	DP
Element	Cu
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	0.002
Duplicate Mean Value	0.002
Count of Samples	58
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	DP
Element	Pb
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	0.65
Duplicate Mean Value	0.63
Count of Samples	58
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	DP
Element	Zn
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	2.90
Duplicate Mean Value	2.89
Count of Samples	58
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	RP
Element	Ag
Unit of Measure	ppm
Analytical Technique	Lab
Original Mean Value	0.71
Duplicate Mean Value	0.72
Count of Samples	10
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	RP
Element	Cu
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	0.0003
Duplicate Mean Value	0.0003
Count of Samples	10
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	RP
Element	Pb
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	0.05
Duplicate Mean Value	0.05
Count of Samples	10
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	RP
Element	Zn
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	0.19
Duplicate Mean Value	0.23
Count of Samples	10
Number Of Failures	0
Failure %	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

28.3 Standards Results – ALS Laboratory

Summary

Standard Code	SPY-01
Element	Ag
Unit of Measure	ppm
Analytical Technique	ICPAAS
Expected (Actual value)	7.20
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	13/11/2019
Standard Deviation	0.55
Count of Samples	19
Mean	7.08
Bias %	-1.69
Standard Deviation Chart	0.26

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-01
Element	Cu
Unit of Measure	per
Analytical Technique	ICPAAS
Expected (Actual value)	0.0010
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	13/11/2019
Standard Deviation	0.00005
Count of Samples	19
Mean	0.0009
Bias %	-9.50
Standard Deviation Chart	0.00009

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-01
Element	Pb
Unit of Measure	per
Analytical Technique	ICPAAS
Expected (Actual value)	0.08
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	13/11/2019
Standard Deviation	0.00
Count of Samples	19
Mean	0.08
Bias %	2.20
Standard Deviation Chart	0.00

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-01
Element	Zn
Unit of Measure	per
Analytical Technique	ICPAAS
Expected (Actual value)	0.97
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	13/11/2019
Standard Deviation	0.01
Count of Samples	17
Mean	0.95
Bias %	-1.41
Standard Deviation Chart	0.03

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-02
Element	Ag
Unit of Measure	ppm
Analytical Technique	ICPAAS
Expected (Actual value)	18.50
Project	BG
Lab	ALS
Analysis Date From	24/06/2019
Analysis Date To	12/11/2019
Standard Deviation	0.30
Count of Samples	19
Mean	18.97
Bias %	2.53
Standard Deviation Chart	0.71

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-02
Element	Cu
Unit of Measure	per
Analytical Technique	ICPAAS
Expected (Actual value)	0.0019
Project	BG
Lab	ALS
Analysis Date From	24/06/2019
Analysis Date To	12/11/2019
Standard Deviation	0.0002
Count of Samples	19
Mean	0.0018
Bias %	-3.60
Standard Deviation Chart	0.0001

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-02
Element	Pb
Unit of Measure	per
Analytical Technique	ICPAAS
Expected (Actual value)	0.66
Project	BG
Lab	ALS
Analysis Date From	24/06/2019
Analysis Date To	12/11/2019
Standard Deviation	0.02
Count of Samples	19
Average Actual	0.65
Bias %	-0.96
Standard Deviation Chart	0.02

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-02
Element	Zn
Unit of Measure	per
Analytical Technique	ICPOVL
Expected (Actual value)	2.79
Project	BG
Lab	ALS
Analysis Date From	24/06/2019
Analysis Date To	12/11/2019
Standard Deviation	0.05
Count of Samples	19
Mean	2.81
Bias %	0.83
Standard Deviation Chart	0.05

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-03
Element	Ag
Unit of Measure	ppm
Analytical Technique	ICPAAS
Expected (Actual value)	25.50
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	12/11/2019
Standard Deviation	0.45
Count of Samples	20
Mean	27.10
Bias %	6.25
Standard Deviation Chart	0.86

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-03
Element	Cu
Unit of Measure	per
Analytical Technique	ICPAAS
Expected (Actual value)	0.0032
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	12/11/2019
Standard Deviation	0.0002
Count of Samples	20
Mean	0.0031
Bias %	-2.19
Standard Deviation Chart	0.0002

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-03
Element	Pb
Unit of Measure	per
Analytical Technique	ICPAAS
Expected (Actual value)	0.86
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	12/11/2019
Standard Deviation	0.03
Count of Samples	20
Mean	0.86
Bias %	0.36
Standard Deviation Chart	0.03

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Standard Code	SPY-03
Element	Zn
Unit of Measure	per
Analytical Technique	ICPOVL
Expected (Actual value)	5.17
Project	BG
Lab	ALS
Analysis Date From	25/06/2019
Analysis Date To	12/11/2019
Standard Deviation	0.08
Count of Samples	20
Mean	5.13
Bias %	-0.82
Standard Deviation Chart	0.15

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

28.4 External Check Results – Cert vs ALS Laboratory

Summary

Original Sample Type	OR
Duplicate Sample Type	DC
Element	Ag
Unit of Measure	ppm
Analytical Technique	Lab
Original Mean Value	6.41
Duplicate Mean Value	5.98
Count of Samples	24
Bias %	-0.63

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	DC
Element	Pb
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	0.31
Duplicate Mean Value	0.31
Count of Samples	24
Bias %	-0.74

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Summary

Original Sample Type	OR
Duplicate Sample Type	DC
Element	Zn
Unit of Measure	per
Analytical Technique	Lab
Original Mean Value	3.70
Duplicate Mean Value	3.73
Count of Samples	24
Bias %	-0.12

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

29 Appexdix C: Sample Cumulative Frequency Plots

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

30 Appendix D: Cap-Composite Cum. Frequency Plots

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

31 Appendix E: Mineral Resource

Zone	Classification	Tonnes	Zn (%)	Ag (g/t)	Pb (%)	Fe (%)
1021_m1	Inferred	96,236	3.07	10.45	0.15	0.44
1021_m2	Inferred	344,927	5.99	9.31	1.21	1.18
1021_m3	Inferred	33,616	2.7	7.65	0.99	0.75
1021_m4	Inferred	857	0.3	2.54	0.14	0.51
1021_m7	Inferred	332,228	7.06	17.56	0.94	2.06
m_m3_10	Measured	17,325	6.17	9.39	1.46	1.41
	Indicated	14,821	4.88	6.84	0.99	1.04
	Inferred	241	6.19	15.29	2.63	2.27
Km_m1	Indicated	48,683	5.78	10.7	1.68	1.19
	Inferred	212,585	6.23	16.13	2.45	1.36
Km_m2_1	Measured	8,920	3.79	4.58	0.67	1.13
	Indicated	48,066	5.82	8.32	1.14	1.1
	Inferred	487,535	7.01	9.42	1.4	1.48
Km_m2_3	Inferred	259,685	6.81	3.93	0.29	0.57
Km_m3_1	Inferred	128,365	11.41	11.92	0.74	3.29
Km_m3_4	Indicated	8,323	8.43	13.4	1.92	1.76
	Inferred	136,337	8.16	4.45	0.53	1.38
Km_m3_5	Indicated	30,480	7.72	2.35	0.16	1.1
	Inferred	567,175	8.43	5.77	0.38	1.29
Km_m3_7	Measured	11,396	6.89	16.41	2.6	1.62
	Indicated	2,380	3.65	6.38	0.94	1.31
Km_m3_8	Measured	4,068	5.92	4.81	0.67	0.72
	Indicated	13,566	8.49	12.42	1.72	0.92
	Inferred	39,879	9.63	15.19	2.01	0.95
Km_m3_9	Indicated	3,069	11.61	29.1	3.27	0.94
	Inferred	14,125	5.59	8.73	0.93	0.74
Km_m3_2	Indicated	75,331	5.78	5.56	0.84	1.09
	Inferred	607,754	8.07	9.01	1.16	1.7
Km_m4_1	Indicated	5,349	2.5	3.76	0.53	0.65
	Inferred	74,770	3.97	1.26	0.13	0.77
Km_m4_2	Measured	3,097	10.15	10.56	1.06	1.27
	Inferred	21,733	4.64	2.22	0.3	0.74
Km_m4_3	Measured	9,710	3.59	9.97	1.36	1.03
	Indicated	66,245	8.48	6.64	0.92	1.29
	Inferred	293,743	9.27	15.63	1.55	1.56
Km_m4_5	Inferred	1,790	1.72	3.69	0.46	0.57
Km_m4_7	Indicated	41,454	4.82	4.47	0.43	1.01
	Inferred	251,894	8.66	12.02	1.83	1.37

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Zone	Classification	Tonnes	Zn (%)	Ag (g/t)	Pb (%)	Fe (%)
Km_m6_2	Inferred	289,291	10.25	7.05	0.79	1.18
Km_m6_3	Inferred	38,627	4.97	5.08	0.94	1.04
Km_m6_5	Inferred	294,551	14.03	9.17	1.43	1.96
Km_m6_6	Indicated	319	8.93	21.41	1.69	1.13
	Inferred	50,975	15.18	33.56	2.61	1.62
Km_m6_9	Indicated	31,453	9.74	9.8	0.81	1.3
	Inferred	770,446	11.93	6.02	0.4	1.38
Km_m7_1	Measured	44,785	10.28	7.21	1.2	1.17
	Indicated	39,383	8.74	5.98	1.2	1.06
	Inferred	5,910	5.66	3.22	0.49	0.78
Km_m7_2	Indicated	311	2.25	14.72	1.02	0.21
	Inferred	56,648	3.09	16.77	1.83	0.34
Km_m10	Inferred	755,292	7.42	11.82	0.27	1
Km_m13	Inferred	72,413	6.41	5.4	1.02	0.51
Km_m6_4	Measured	28,288	14.01	7.07	0.84	1.23
	Indicated	10,570	14.6	4.88	0.44	1.06
	Inferred	1,054	12.56	4.79	0.53	1.2
sj_m1	Measured	373	11.06	9.12	0.21	1.39
	Indicated	17,477	8.63	6.35	0.11	1.06
	Inferred	24,631	8.67	5.02	0.03	1.12
sj_m2	Measured	37	1.38	15.06	0.1	1.53
	Indicated	5,830	6.75	11.23	0.02	1.82
	Inferred	32,176	5.46	4.54	0.3	0.66
sj_m3	Measured	60	6.75	7.74	0.31	2.59
	Indicated	8,524	9.4	9.45	0.5	2.98
	Inferred	17,632	5.81	7.95	0.14	2.25
sj_m4	Measured	20	4.69	4.8	0.15	0.56
	Indicated	26	7.43	5.19	0.62	0.69
	Inferred	5,633	8.47	3.95	0.69	0.66
sj_m5	Measured	3,696	6.07	25.03	0.55	1.11
	Indicated	7,546	5.04	28.1	0.63	1
	Inferred	1,140	4.15	21.34	0.47	0.78
sj_m6	Measured	31,784	7.13	6.59	0.23	1.77
	Indicated	21,048	13.11	16.57	0.69	1.57
	Inferred	3,836	14.27	20.97	0.97	1.65
sj_m7	Measured	18,612	9.99	16.06	1.34	6.52
	Indicated	72,773	6.54	10.18	0.76	8.61
	Inferred	8,692	7.07	5.84	0.23	2.2

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Zone	Classification	Tonnes	Zn (%)	Ag (g/t)	Pb (%)	Fe (%)
sj_m8	Measured	740	14.26	20.13	2.56	4.66
	Indicated	45,469	10.19	16.89	2.25	4.78
	Inferred	223,046	14.94	18.45	3.31	5.99
sj_m9	Indicated	41,624	6.29	7.74	0.63	1.72
	Inferred	65,342	8.78	9.14	0.99	1.96
sj_m10	Measured	4,112	10.52	29.18	0.42	2.08
	Indicated	16,031	5.92	16.79	0.27	1.3
	Inferred	3,211	3.45	8.25	0.1	0.9
sj_m11	Inferred	424,532	10.42	5.24	0.7	0.95
sj_m12	Inferred	270,429	8.78	6.58	0.54	4.17
sj_m13	Inferred	114,568	5.59	2.13	0	1.18
sj_m14	Inferred	71,914	11.98	13.48	0.68	1.52
sj_m15	Inferred	77,012	8.87	2.72	0.07	2.61
sj_m16	Inferred	29,828	4.54	1.95	0.01	1.42
sj_m17	Inferred	10,371	4.19	5.07	1.09	1.04
sj_m18	Measured	44	7.04	2.38	0.02	1.38
	Indicated	6,442	4.7	1.75	0.02	1.27
sj_m19	Indicated	3	3.32	6.31	0.32	4
sj_m20	Indicated	3,253	8.3	0.5	0.02	1.37
sj_m21	Measured	9,894	9.76	8.38	0.26	1.05
	Indicated	2,079	4.76	3.66	0.09	1.06
sj_m22	Inferred	21,803	11.3	0.92	0	1.45
sj_m23	Measured	34	0.85	1.83	0.01	0.66
	Indicated	1,593	6.35	10.35	0.04	0.85
sj_m24	Measured	452	12.54	13.51	0.43	1.74
	Indicated	264	8.35	6.98	0.27	1.43
1021_f1	Inferred	316,616	6.91	15.21	1.03	1.59
Zone	Classification	Tonnes	Zn (%)	Ag (g/t)	Pb (%)	Fe (%)
1021_f2	Inferred	1,002,131	7.95	13.44	1.41	3.35
1021_f3	Inferred	4,618	3.47	8.26	0.4	0.84
1021_f4	Inferred	22,371	2.49	4.51	0.5	1.1
1021_f5	Inferred	103,936	3.22	4.84	0.12	2.57
1021_f6	Inferred	1,034,401	6.52	14.96	3.19	3.28
km_f1	Inferred	519,921	4.11	13.64	1.98	0.92
km_f2	Inferred	288,920	8.36	18.49	2.56	6.42
km_f3	Inferred	437,530	14.38	12.86	1.36	2.18
Sam_f1	Inferred	599,392	12.78	6.99	2.96	0.93
sj_f1	Measured	21,430	8.66	14.8	0.58	1.39
	Indicated	19,797	9.5	14.48	0.33	1.65
	Inferred	148,436	5.6	7.56	0.28	1.2
sj_f2	Measured	15,720	7.5	14.44	0.09	1.5
	Indicated	20,833	7.16	9.79	0.14	1.34
	Inferred	9,852	3.48	10.33	0.25	1.21

Gustavson Associates, LLC	15 March 2022

Solitaro Zinc
Florida Canyon	S-K 1300 Technical Report Summary

Zone	Classification	Tonnes	Zn (%)	Ag (g/t)	Pb (%)	Fe (%)
sj_f4	Measured	13,427	8.39	2.99	0.19	1.21
	Indicated	9,443	6.72	2.29	0.06	0.99
Km_m3_3	Measured	60,395	7.64	12.36	1.44	2.23
	Indicated	252,459	8.62	16.14	1.95	1.98
	Inferred	127,411	6.99	9.99	1.34	1.78
Km_m6_1	Measured	140,270	9.63	9.97	1.4	1.5
	Indicated	221,011	7.67	10.34	1.43	1.04
	Inferred	265,715	9.53	19.84	4.01	0.81
sj_f3	Measured	358,256	14.35	21.83	1.74	3.33
	Indicated	421,374	17.7	26.9	1.6	3.09
	Inferred	2,331,005	15.51	13.75	0.54	2.38
Total		17,300,383	9.77	11.82	1.27	2.05

*Note: m = mantos, f = feeder

Gustavson Associates, LLC	15 March 2022